                                                  Filed Pursuant to
                                                  Rule 424b4
                                                  Registration No. 333-63480
PROSPECTUS SUPPLEMENT
(To Prospectuses Dated September 24, 2001)


                          [CONSTELLATION BRANDS LOGO]

                           2,150,000 Shares

                           Constellation Brands, Inc.

                              Class A Common Stock
                                $38.75 per share

                                 ------------

   The selling stockholders named in this prospectus supplement are selling 2,150,000 shares of our class A common stock. We will not receive any proceeds from the sale of the shares by the selling stockholders. We have granted the underwriter an option to purchase up to 322,500 additional shares of class A common stock to cover over-allotments. We will receive the proceeds from the sale of any of these additional shares.

   Our class A common stock is listed on the New York Stock Exchange under the symbol "STZ." The last reported sale price of our class A common stock on the New York Stock Exchange on September 25, 2001, was $39.10 per share.

                                 ------------

   Investing in our class A common stock involves risks. See "Risk Factors" beginning on page S-7.


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectuses are truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                                                         Per
                                                        Share     Total
                                                       ------- -----------
Public Offering Price                                  $38.750 $83,312,500
Underwriting Discount                                  $ 1.356 $ 2,915,400
Proceeds to the Selling Stockholders, before expenses  $37.394 $80,397,100

   The underwriter expects to deliver the shares to purchasers on or about October 1, 2001.

                                 ------------

                              Salomon Smith Barney
September 25, 2001

   This prospectus supplement and the accompanying "Selling Stockholders Prospectus" dated September 24, 2001, relate to the offer and sale by the selling stockholders of up to 2,150,000 shares of our class A common stock. This prospectus supplement and the accompanying "Company Prospectus" dated September 24, 2001, relate to the offer and sale by us of up to 322,500 shares of our class A common stock if the underwriter exercises its over-allotment option. You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectuses. Neither we nor the selling stockholders have authorized anyone to provide you with different information. We and the selling stockholders are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectuses is accurate as of any date other than the date on the front of this prospectus supplement.

                                 ------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Prospectus Supplement Summary............................................  S-1
Risk Factors.............................................................  S-7
Use of Proceeds.......................................................... S-12
Price Range of Class A Common Stock and Dividend Policy.................. S-12
Capitalization........................................................... S-13
Selected Financial Data.................................................. S-14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-15
Industry Overview........................................................ S-29
Business................................................................. S-32
Management............................................................... S-42
Principal Stockholders................................................... S-44
Selling Stockholders..................................................... S-49
Certain United States Tax Considerations to Non-United States Holders.... S-50
Underwriting............................................................. S-52
Legal Opinions........................................................... S-54
Experts.................................................................. S-54
Incorporation of Certain Documents by Reference.......................... S-54
Index to Consolidated Financial Statements...............................  F-1

                        Selling Stockholders Prospectus

Constellation Brands, Inc................................................  A-1
Risk Factors.............................................................  A-1
Use of Proceeds..........................................................  A-5
Selling Stockholders.....................................................  A-6
Description of Class A Common Stock...................................... A-11
Plan of Distribution..................................................... A-12
Legal Opinions........................................................... A-14
Experts.................................................................. A-14

                               Company Prospectus

Constellation Brands, Inc................................................  B-1
The Guarantors...........................................................  B-1
Risk Factors.............................................................  B-1
Use of Proceeds..........................................................  B-6
Dividend Policy..........................................................  B-6
Ratio of Earnings to Fixed Charges.......................................  B-6
Description of Debt Securities...........................................  B-6
Description of Preferred Stock........................................... B-12
Description of Depositary Shares......................................... B-13
Description of Class A Common Stock...................................... B-15
Plan of Distribution..................................................... B-17
Legal Opinions........................................................... B-18
Experts.................................................................. B-18

                                 ------------

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus supplement and the accompanying prospectuses contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those set forth in, or implied by, our forward-looking statements. All statements other than statements of historical facts included in this prospectus supplement and the accompanying prospectuses, including the statements under "Prospectus Supplement Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding our business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements. When used in this prospectus supplement and the accompanying prospectuses, the words "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus supplement. Neither we nor the underwriter undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause our actual results to differ materially from our expectations, or "cautionary statements," are disclosed under "Risk Factors" and elsewhere in the prospectus supplement and the accompanying prospectuses. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                   CURRENCIES

   In this prospectus supplement references to "dollars" and "$" are references to U.S. dollars, and references to "U.S." are references to the United States of America. In addition, references to "pounds sterling," "sterling" and "(Pounds)" are references to the United Kingdom currency. Any translations in this prospectus supplement should not be construed as representations that the amounts in pounds sterling actually represent U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated in this prospectus supplement or at any other rate.

                                 INDUSTRY DATA

   Market share and industry data disclosed in this prospectus supplement have been obtained from the following industry and government publications: The Gomberg-Fredrikson Report; Adams Liquor Handbook; Adams Wine Handbook; Adams Beer Handbook; Adams Media Handbook Advance; The U.S. Wine Market: Impact Databank Review and Forecast; The U.S. Beer Market: Impact Databank Review and Forecast; The U.S. Spirits Market: Impact Databank Review and Forecast; NACM; AC Nielsen; the Zenith Guide; Beer Marketer's Insights; and The Drink Pocketbook 2001. We have not independently verified any of these data. Unless otherwise noted, all references in this prospectus supplement to market share data are based on unit volume and unless otherwise noted, the most recent complete industry data available are for 2000.

                             INTELLECTUAL PROPERTY

   We own or have rights to various trademarks, copyrights and trade names used in our business including the following: Alice White, Almaden, Arbor Mist, Blackthorn, Black Velvet, Canadian Ltd, Columbia, Cook's, Covey Run, Diamond White, Dunnewood, Estancia, Estate Cellars, Fleischmann's, Fleischmann's Royal, Fleischmann's Schenley, Franciscan, Franciscan Oakville Estate, Gaymor's Olde English, Golden Wedding, Grant's of St. James, Inglenook, J. Roget, K cider, MacNaughton, Marcus James, McMaster's, Montezuma, Motif, Mr. Boston, Mystic Cliffs, Nectar Valley, Oakville Estate, OFC, Paul Masson, Paul Masson Grande Amber Brandy, QC, Ravenswood, St. Regis, Ste. Chapelle, Simi, Stone's, Stowells of Chelsea, Talus, Taylor, Triple Crown and Vendange. This prospectus supplement, the accompanying prospectuses, and the documents incorporated by reference also include trademarks, service marks and trade names of other companies.

                         PROSPECTUS SUPPLEMENT SUMMARY

   The following summary highlights selected information from this prospectus supplement, the accompanying prospectuses and the documents incorporated by reference and may not contain all the information that is important to you. We encourage you to read this prospectus supplement, the accompanying prospectuses and the documents incorporated by reference in their entirety. Unless we indicate otherwise, the terms "Company," "we," "us" and "our" refer to Constellation Brands, Inc. together with its subsidiaries. Constellation Brands, Inc. is a Delaware corporation that was incorporated on December 4, 1972. On September 19, 2000, the Company changed its name to Constellation Brands, Inc. from Canandaigua Brands, Inc. On April 10, 2001, the Board of Directors of the Company approved a two-for-one stock split of our class A common stock and class B common stock, which was distributed in the form of a stock dividend on May 14, 2001.

                           Constellation Brands, Inc.

   We are a leader in the production and marketing of beverage alcohol brands in North America and the United Kingdom. As the second largest supplier of wine, the second largest marketer of imported beer and the fourth largest supplier of distilled spirits, we are the largest single-source supplier of these products in the United States. In the United Kingdom, we are a leading marketer of wine, the second largest producer and marketer of cider and a leading independent drinks wholesaler. With our broad product portfolio, we believe we are distinctly positioned to satisfy an array of consumer preferences across all beverage alcohol categories. Leading brands in our portfolio include Franciscan Oakville Estate, Simi, Estancia, Ravenswood, Corona Extra, Modelo Especial, St. Pauli Girl, Almaden, Arbor Mist, Talus, Vendange, Alice White, Black Velvet, Fleischmann's, Schenley, Ten High, Stowells of Chelsea, Blackthorn and K.

   Our products are distributed by more than 1,000 wholesale distributors in North America. In the United Kingdom, we distribute our branded products and those of other companies to more than 16,500 customers. We operate 30 production facilities throughout the world and purchase products for resale from other producers.

   Since our founding in 1945 as a producer and marketer of wine products, we have grown through a combination of internal growth and acquisitions. Our internal growth has been driven by leveraging our existing portfolio of leading brands, developing new products, new packaging and line extensions, and focusing on the faster growing sectors of the beverage alcohol industry. Since 1991, we have successfully integrated a number of major acquisitions that have broadened our portfolio and increased our market share, net sales and cash flow. For the twelve months ended May 31, 2001, our net sales and earnings before interest, taxes, depreciation and amortization ("EBITDA") were $2.5 billion and $357.3 million, respectively.

Competitive Strengths

   Leading Market Positions. We have strong market share and leading market positions in all of our major product categories in both the United States and the United Kingdom, which allow us to increase our purchasing and distribution leverage with our suppliers and distributors.

  . In the United States, we are the second largest supplier of wine with a 19% market share, the second largest marketer of imported beer with a 17% market share, and the fourth largest supplier of distilled spirits with a 10% market share.

  . In the United Kingdom, we are the second largest producer of cider with a 33% market share and a leading independent drinks wholesaler.

   Leading Brand Recognition. Many of our products are recognized leaders in their respective categories in the United States and the United Kingdom.

  . Wine. We sell more than 40 different brands of table wines, dessert wines and sparkling wines, and 20 of the top 100 wine brands in the United States, including Almaden, Inglenook, Vendange, Arbor

     Mist, Richards Wild Irish Rose, Paul Masson and Cook's. With brands like Franciscan Oakville Estate, Simi, Estancia and Ravenswood, we have one of the largest fine wine portfolios in the United States. Stowells of Chelsea is the best selling brand of table wine and QC is the best selling brand of fortified British wine in the United Kingdom.

  . Imported Beer. We are the second largest marketer of imported beer in the United States and are the distributor of six of the top 25 imported beers: Corona Extra, the best selling imported beer in the United States, Corona Light, Modelo Especial, St. Pauli Girl, Pacifico and Negra Modelo. We have an exclusive distribution agreement in 25 primarily western U.S. states through 2006 for the Mexican brands, with provisions for five-year automatic renewals of the agreement thereafter.

  . Distilled Spirits. We sell 14 of the top 100 distilled spirits brands in the United States, including Black Velvet, Barton and Skol vodkas, Paul Masson Grande Amber Brandy, Canadian LTD, Montezuma and Fleischmann's Royal.

  . Cider. Blackthorn is the second largest selling cider sold in the United Kingdom.

   Broad Product Portfolio. Through new product introductions, product line extensions, innovative packaging and acquisitions, we have broadened our product portfolio, expanded our geographic scope and improved the consistency of our earnings.

  . Our sales are spread across four major beverage alcohol categories-- wine, beer, distilled spirits and cider--and across North America and the United Kingdom.

  . With a broad portfolio of products, we are well positioned to meet an array of consumer preferences and we can quickly allocate resources to faster growing segments of the industry.

   Proven Acquisition Track Record. We have successfully integrated newly acquired companies with our existing operations and achieved revenue growth and cost savings in the process. We have demonstrated an ability to acquire brands that were previously in decline and then revitalize and grow these brands.

  . Since Fiscal 1991, we have successfully integrated a number of major acquisitions, which have led to compounded annual growth rates in our net sales and EBITDA of 32% and 35%, respectively.

  . We have significantly increased the average gross profit margin of our U.S. wine portfolio from 25.3% in Fiscal 1996 to 33.5% in Fiscal 2001, and of our distilled spirits portfolio from 35.6% to 43.8% during the same period.

  . Our December 1998 acquisition of Matthew Clark plc has given us a presence in the United Kingdom and a platform for growth in the European market.

  . With the acquisitions of Franciscan Vineyards, Inc. ("Franciscan Estates") and Simi Winery, Inc. ("Simi") in June 1999, we entered the faster growing, higher margin fine wine category.

  . We continued to build our portfolio in the fine wine and premium wine categories with the recent acquisition of Ravenswood Winery, Inc. ("Ravenswood"), which has the best selling super-premium zinfandel wine in the United States, and creation of Pacific Wine Partners LLC ("PWP"), a joint venture formed with BRL Hardy to capitalize on the fast growing Australian wine segment.

   Experienced and Incentivized Management Team. We have one of the most experienced management teams in the beverage alcohol industry.

  . Our chief executive officer, group president and division presidents have an average of 10 years with Constellation or its affiliates and an average of 19 years in the beverage alcohol industry.

  . Richard Sands, our Chairman, President and Chief Executive Officer, and Robert Sands, our Group President, are members of the Sands family, which, prior to this offering, beneficially owns common stock representing 62% of our voting power and controls 22% of our outstanding equity.

Business Strategy

   Our objective is to be the premier marketer of a broad range of branded beverage alcohol products. We intend to continue to build our growth-oriented and profitable brands through the following key initiatives:

   Effectively Manage Brand Portfolio. We maximize the profitability of our brand portfolio by focusing on the faster growing segments of the beverage alcohol market.

  . We manage our brand portfolio with sales and marketing teams focused by major product category. Where appropriate, we leverage our sales and marketing expertise across product categories to take advantage of high-growth opportunities, particularly in national accounts.

  . We concentrate our efforts in geographic markets with attractive demographics.

   Capitalize on Growth Opportunities. We are focusing on a number of product categories that have demonstrated growth potential in an existing market or are under-served by products currently available in the market.

  . We intend to further capitalize on the growth of the U.S. imported beer market. Our portfolio of imported beers, led by Corona Extra, grew at a compounded annual rate of 19% compared to 13% for the overall U.S. imported beer industry from 1997 through 2000.

  . The Franciscan Estates and Simi product lines are well established in the U.S. fine wine category. Our portfolio of fine wines had a compounded annual growth rate of 20% compared to 15% for the fine wine category from 1997 through 2000.

  . We continue to build distribution of Arbor Mist, a line of wine with fruit that we introduced in June 1998. We shipped over two million cases of Arbor Mist in Fiscal 1999 and over four million cases in Fiscal 2001.

  . We introduced Thor's Hammer, an imported premium vodka from Sweden, to capitalize on the growth of imported premium vodkas in the United States.

  . We are taking advantage of cross-border opportunities between the United States and the United Kingdom. After its successful launch in the United States, Arbor Mist was test marketed and rolled out nationally in the United Kingdom. It is now being produced and bottled at one of our Matthew Clark facilities. Likewise, after successful test marketing, we are producing and marketing K in the United States. K is a well-recognized premium cider brand in the United Kingdom.

   Introduce Product Line Extensions. The commercial success and brand name recognition of our products give us the ability to introduce product line extensions to generate additional growth and to gain market share.

  . We are using the well-known Almaden wine name to expand our presence in the growing box wine market in the United States by offering an increasing number of blends designed to appeal to consumers with preferences for lighter-tasting red wines. We are the second largest seller of box wine in the United States.

  . We are taking advantage of the top-ranked position of the Stowells of Chelsea box wine brand in the United Kingdom by introducing Stowells of Chelsea wine in a variety of bottle sizes, encouraging consumers to try an assortment of blends.

  . Based on the strong growth of Arbor Mist, a wine with fruit, we continue to introduce new flavors.

  . Following the success of 99 Bananas, a flavored liqueur, we introduced 99 Blackberries. We expect to continue to introduce new flavors designed to capitalize on changing consumer tastes.

  . Corona Extra was recently introduced in six-pack cans as a package of convenience to enable consumers to purchase the best selling imported beer in the United States in the packaging of their choice.

   Consider Selective Acquisition Opportunities. Strategic acquisitions will continue to be a component of our growth strategy to complement our internal brand development initiatives.

  . We have supplemented our internal growth with a number of major acquisitions since 1991.

  . Matthew Clark's established reputation within the industry and proven track record provide us with a platform from which to pursue future acquisitions in the United Kingdom and Europe.

  . We will continue to seek to make acquisitions that capitalize on our existing infrastructure or that offer complementary product lines, geographic scope or additional distribution channels.

  . We have a seasoned management team experienced in identifying, evaluating and integrating acquisitions.

Recent Developments

   On July 2, 2001, we acquired all of the outstanding capital stock of formerly publicly held Ravenswood. Ravenswood produces, markets and sells super-premium and ultra-premium California wine, primarily under the Ravenswood brand name. The majority of the wine that Ravenswood produces and sells is red wine, including the best-selling super-premium zinfandel wine in the United States. This acquisition supports our strategy of investing in faster-growing segments of the beverage alcohol industry. The preliminary purchase price for the acquisition of Ravenswood was approximately $148.0 million in cash plus assumed net debt, which was not significant at the time of closing. The purchase price is subject to final closing adjustments which we do not expect to be material. We financed the acquisition with the revolving portion of our senior credit facility. We expect that the acquisition of Ravenswood will be accretive to our earnings per share during our fiscal year ending February 28, 2002. Unless otherwise specified, the information contained in this prospectus supplement has not been updated to reflect our acquisition of Ravenswood.

   On August 1, 2001, Pacific Wine Partners, a joint venture that we own equally with BRL Hardy, the second largest wine company in Australia, began operations. PWP produces, markets and sells a global portfolio of premium wine in the United States, including a range of Australian imports, the fastest growing wine segment in the United States. This joint venture gives us a larger presence in the Australian wine segment and gives BRL Hardy access to our established distribution network. PWP has exclusive distribution rights in the United States and the Caribbean to seven brands -- Banrock Station, Hardys, Leasingham, Barossa Valley Estate and Chateau Reynella from Australia; Nobilo from New Zealand; and La Baume from France. The joint venture also owns Farallon, a premium California Coastal wine. In addition, PWP owns the Riverland Vineyards winery and controls 1,400 acres of vineyards, all located in Monterey County, California.

                                  The Offering

Class A common stock
 offered by the selling
 stockholders...............   2,150,000 shares

Common stock of
 Constellation to be
 outstanding immediately
 after this offering:

  Class A common stock....    36,470,672 shares

  Class B common stock....     6,075,245 shares

Use of proceeds.............  All of the proceeds from the sale of the shares of class A common stock in this
                              offering will be received by the selling stockholders. If we sell any shares of class A common stock to cover the underwriter's over-allotment option, we will receive the proceeds from such sale, which we will use to repay a portion of the debt outstanding under our senior credit facility. See "Use of Proceeds."

Voting, conversion and
 dividend rights............  Our class A common stock and class B common stock generally have identical rights, except for voting, conversion and dividend rights. Holders of class A common stock are entitled to one vote per share and are entitled, as a class, to elect at least one fourth of our directors. Holders of class B common stock are entitled to 10 votes per share and are entitled, as a class, to elect the remaining directors. Each share of class B common stock is convertible into one fully paid and non-assessable share of class A common stock at the option of the holder at any time. Our class A common stock is also entitled to a preference in cash dividends over our class B common stock.

New York Stock Exchange
 symbol of the class A
 common stock...............  STZ

   The number of shares of class A common stock to be outstanding immediately after this offering is based on 36,470,672 shares outstanding as of July 31, 2001. This number of shares of class A common stock excludes shares issuable upon exercise of outstanding stock options and shares reserved for future grants under our stock option plans and other stock incentive plans. As of July 31, 2001, there were:

  . 6,707,155 shares of class A common stock issuable upon exercise of stock options, at a weighted average exercise price of $25.17 per share, and

  . 8,490,399 shares of class A common stock reserved for future grants under our stock option plans and other stock incentive plans.

   Unless otherwise specified, the information contained in this prospectus supplement assumes no exercise of the underwriter's over-allotment option.

   Our principal executive offices are located at 300 WillowBrook Office Park, Fairport, New York 14450, and our telephone number is 716-218-2169. We maintain a website at http://www.cbrands.com. The information on our website is not part of this prospectus supplement or the accompanying prospectuses.

                 Summary Historical Consolidated Financial Data

   The following table sets forth our summary income statement data for each of the three month periods ended May 31, 2001 and 2000, and for each of the three fiscal years in the period ended February 28, 2001, and our summary balance sheet as of May 31, 2001. The income statement data for the three fiscal years in the period ended February 28, 2001, have been derived from our audited historical financial statements included elsewhere in this prospectus supplement. The income statement data for the three month periods ended May 31, 2001 and 2000, and the balance sheet data as of May 31, 2001, have been derived from our unaudited historical financial statements included elsewhere in this prospectus supplement. "Other Data" below, not directly derived from our historical financial statements, have been presented to provide additional analysis. The summary historical consolidated financial data below reflect results of Matthew Clark since December 1, 1998, results of the Black Velvet Assets (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations") since April 9, 1999, results of the Franciscan Estates and Simi acquisitions since June 4, 1999, results of the Turner Road Vintners Assets (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations") since March 5, 2001, and results of the Corus Assets (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations") since March 26, 2001.

   In the opinion of our management, the unaudited data includes all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the three month periods ended May 31, 2001 and 2000, are not necessarily indicative of results that can be expected in future periods. It is important that you read the summary historical consolidated financial data presented below in conjunction with the historical financial statements included elsewhere in this prospectus supplement.

   For purposes of the table below, EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, losses on disposal of fixed assets, and nonrecurring and onetime charges. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA margin is computed as EBITDA as a percentage of net sales.

                              For the
                           Three Months       For the      For the      For the
                               Ended         Year Ended   Year Ended   Year Ended
                              May 31,       February 28, February 29, February 28,
                          ----------------  ------------ ------------ ------------
                           2001     2000        2001         2000         1999
                          -------  -------  ------------ ------------ ------------
                            (unaudited)
                                   (in millions, except per share data)
Income Statement Data:
 Net sales..............  $ 642.1  $ 585.6    $2,396.7     $2,340.5     $1,497.3
 Gross profit...........    201.9    183.9       757.5        722.5        448.0
 Selling, general and
  administrative
  expenses..............   (132.0)  (126.4)     (486.6)      (481.9)      (299.5)
 Operating income.......     69.9     57.5       270.9        235.1        145.9
 Interest expense, net..    (30.2)   (27.7)     (108.7)      (106.1)       (41.5)
 Net income.............     23.8     17.9        97.3         77.4         50.5
 Earnings per common
  share--basic..........  $  0.58  $  0.49    $   2.65     $   2.14     $   1.38
 Earnings per common
  share--diluted........     0.56     0.48        2.60         2.09         1.35
 Weighted average common
  shares outstanding:
 Basic..................   41,254   36,460      36,723       36,108       36,587
 Diluted................   42,526   37,196      37,375       36,998       37,507

Other Data:
 EBITDA.................  $  92.8  $  76.6    $  343.6     $  305.3     $  188.3
 EBITDA margin..........     14.4%    13.1%       14.3%        13.0%        12.6%
 Amortization of
  intangible assets.....  $   7.9  $   6.5    $   25.8     $   23.8     $   11.3

                                                    As of
                                                May 31, 2001
                                                -------------
                                                 (unaudited)
                                                (in millions)
Balance Sheet Data:
 Working capital...............................   $  694.7
 Total assets..................................    2,739.7
 Long-term debt, less current maturities.......    1,294.1
 Total debt....................................    1,392.1
 Total stockholders' equity....................      780.9

                                  RISK FACTORS

   Before you buy any shares of our class A common stock offered by this prospectus supplement and the accompanying prospectuses, you should be aware that there are various risks, including those described below and in the accompanying prospectuses. You should consider carefully these risk factors together with all of the other information in this prospectus supplement, the accompanying prospectuses, including the section "Risk Factors," which begins on page 1 of each of the accompanying prospectuses, and the documents that are incorporated by reference before you decide to acquire any shares of class A common stock.

Our indebtedness could have a material adverse effect on our financial health.

   We have incurred substantial indebtedness to finance our acquisitions and we may incur substantial additional indebtedness in the future to finance further acquisitions. As of May 31, 2001, we had approximately $1.4 billion of indebtedness outstanding, which does not include approximately $268.1 million of revolving loans we had available to draw under our senior credit facility. Our ability to satisfy our debt obligations outstanding from time to time will depend upon our future operating performance, which is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond our control. Therefore, there can be no assurance that our cash flow from operations will be sufficient to meet all of our debt service requirements and to fund our capital expenditure requirements.

   Our current and future debt service obligations and covenants could have important consequences to you if you purchase the class A common stock offered by this prospectus supplement. These consequences may include the following:

  . our ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

  . a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing funds available for operations;

  . our ability to conduct our business could be limited by restrictive covenants; and

  . we may be more vulnerable to adverse economic conditions than our less leveraged competitors and, thus, may be limited in our ability to withstand competitive pressures.

   The restrictive covenants in our senior credit facility and the indentures under which our debt securities are issued include, among others, those restricting additional liens, additional borrowing, the sale of assets, changes of control, the payment of dividends, transactions with affiliates, the making of investments and certain other fundamental changes. Our senior credit facility also contains restrictions on acquisitions and certain financial ratio tests including a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio. These restrictions could limit our ability to conduct business. A failure to comply with the obligations contained in the senior credit facility or the indentures could result in an event of default under such agreements, which could require us to immediately repay the related debt and also debt under other agreements that may contain cross-acceleration or cross-default provisions.

Our acquisition or joint venture strategies may not be successful.

   We have made a number of acquisitions, including the recent acquisitions of Ravenswood Winery, Inc. ("Ravenswood"), the Turner Road Vintners Assets and the Corus Assets, and anticipate that we may, from time to time, acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business. In addition, we recently entered into a joint venture under the name Pacific Wine Partners LLC ("PWP") with BRL Hardy, the second largest wine company in Australia. PWP may itself acquire businesses and we may enter into additional joint ventures. Acquired businesses will need to be integrated with our existing operations. There can be no assurance that we will effectively assimilate the business or product offerings of acquired companies into our business or product offerings.

   Any acquisitions will also be accompanied by risks such as potential exposure to unknown liabilities of acquired companies, the possible loss of key employees and customers of the acquired business, and the incurrence of amortization expenses if any acquisition is accounted for as a purchase. Acquisitions are subject to risks associated with the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to our business and the diversion of management time and attention.

   We share control of PWP equally with BRL Hardy, and we may not have majority interest or control of any future joint venture. There is the risk that our joint venture partners may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or us. There is also risk that our joint venture partners may be unable to meet their economic or other obligations and that we may be required to fulfill those obligations alone.

   Failure by us or an entity in which we have a joint venture interest to adequately manage the risks associated with any acquisitions or joint ventures could have a material adverse effect on our financial condition or results of operations.

The termination or non-renewal of imported beer distribution agreements could have a material adverse effect on our business.

   All of our imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products which are subject to renewal from time to time. Our exclusive agreement to distribute Corona Extra and our other Mexican beer brands in 25 primarily western U.S. states expires in December 2006 and, subject to compliance with certain performance criteria, continued retention of certain personnel and other terms of the agreement, will be automatically renewed for additional terms of five years. Changes in control of Constellation Brands, Inc. or its subsidiaries involved in importing the Mexican beer brands, or changes in the chief executive officer of such subsidiaries, may be a basis for the supplier, unless it consents to such changes, to terminate the agreement. The supplier's consent to such changes may not be unreasonably withheld. Prior to their expiration, these agreements may be terminated if we fail to meet certain performance criteria. We believe that we are currently in compliance with all of our material imported beer distribution agreements. From time to time we have failed, and may in the future fail, to satisfy certain performance criteria in our distribution agreements. It is possible that our beer distribution agreements may not be renewed or may be terminated prior to expiration.

Our business could be adversely affected by a general decline in the consumption of products we sell.

   In the United States, notwithstanding the fact that there have been modest increases in consumption of beverage alcohol products in the most recent few years, the overall per capita consumption of beverage alcohol products by adults (ages 21 and over) has declined substantially over the past 20 years. A general decline in consumption could be caused by a variety of factors, including:

  .   a general decline in economic conditions;

  . increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

  . a trend toward a healthier diet including lighter, lower calorie beverages such as diet soft drinks, juices and water products;

  .   the increased activity of anti-alcohol consumer groups; and

  .   increased federal and state excise taxes.

We have a material amount of goodwill, and if we are required to write down goodwill to comply with new accounting standards, it would reduce our net income, which in turn could materially and adversely affect our results of operations.

   Approximately $594.7 million (net of accumulated amortization), or 21.7%, of our total assets as of May 31, 2001, represented unamortized goodwill. Goodwill is the amount by which the costs of an acquisition accounted for using the purchase method exceeds the fair market value of the net assets acquired. We are required to record goodwill as an intangible asset on our balance sheet and to amortize it over a period of years. We have historically amortized goodwill on a straight-line basis over a period of 40 years. Even though it reduces our net income for accounting purposes, a portion of our amortization of goodwill is deductible for tax purposes. Currently, we are required to evaluate periodically whether we can recover our remaining goodwill from the undiscounted future cash flows that we expect to receive from the operations of acquired businesses. If these undiscounted cash flows are less than the carrying value of the associated goodwill, the goodwill is deemed to be impaired and we must reduce the carrying value of the goodwill to equal the discounted future cash flows and take the amount of the reduction as a charge against our net income.

   On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 became effective on July 1, 2001, for acquisitions occurring on or after that date and will be adopted by us on March 1, 2002, for acquisitions that occurred prior to July 1, 2001. SFAS No. 142 results in goodwill no longer being amortized. Instead, goodwill is subject to a periodic impairment evaluation based on the fair value of the reporting unit. Reductions in our net income caused by the write-down of goodwill could materially and adversely affect our results of operations.

An increase in excise taxes and government restrictions could have a material adverse effect on our business.

   In the United States, the federal government and individual states impose excise taxes on beverage alcohol products in varying amounts which have been subject to change. Increases in excise taxes on beverage alcohol products, if enacted, could materially and adversely affect our financial condition or results of operations. In addition, the beverage alcohol products industry is subject to extensive regulation by state and federal agencies. The U.S. Bureau of Alcohol, Tobacco and Firearms and the various state liquor authorities regulate such matters as licensing requirements, trade and pricing practices, permitted and required labeling, advertising and relations with wholesalers and retailers. In recent years, federal and state regulators have required warning labels and signage. In the United Kingdom, our subsidiary, Matthew Clark plc, carries on its operations under a Customs and Excise License. Licenses are required for all premises where wine is produced. Matthew Clark holds a license to act as an excise warehouse operator and registrations have been secured for the production of cider and bottled water. New or revised regulations or increased licensing fees and requirements could have a material adverse effect on our financial condition or results of operations.

We rely on the performance of wholesale distributors for the success of our business.

   In the United States, we sell our products principally to wholesalers for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. The replacement or poor performance of our major wholesalers or our inability to collect accounts receivable from our major wholesalers could materially and adversely affect our results of operations and financial condition. Distribution channels for beverage alcohol products have been characterized in recent years by rapid change, including consolidations of certain wholesalers. In addition, wholesalers and retailers of our products offer products that compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that these wholesalers or retailers may give higher priority to products of our competitors. In the future, our wholesalers and retailers may not continue to purchase our products or provide our products with adequate levels of promotional support.

We generally do not have long-term supply contracts and we are subject to substantial price fluctuations for grapes and grape-related materials, and we have a limited group of suppliers of glass bottles.

   Our business is heavily dependent upon raw materials, such as grapes, grape juice concentrate, grains, alcohol and packaging materials from third-party suppliers. We could experience raw material supply, production or shipment difficulties which could adversely affect our ability to supply goods to our customers. We are also directly affected by increases in the costs of such raw materials. In the past, we have experienced dramatic increases in the cost of grapes. Although we believe we have adequate sources of grape supplies, in the event demand for certain wine products exceeds expectations, we could experience shortages. One of our largest components of cost of goods sold is that of glass bottles, which have only a small number of producers. The inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our business.

Competition could have a material adverse effect on our business.

   We are in a highly competitive industry and the dollar amount, and unit volume, of our sales could be negatively affected by our inability to maintain or increase prices, changes in geographic or product mix, a general decline in beverage alcohol consumption or the decision of our wholesale customers, retailers or consumers to purchase competitors' products instead of our products. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of our products, including their quality and pricing, compared to competitive products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers and retailers which could affect their supply of, or consumer demand for, our products. We could also experience higher than expected selling, general and administrative expenses if we find it necessary to increase the number of our personnel or our advertising or promotional expenditures to maintain our competitive position or for other reasons.

We are controlled by the Sands family.

   Our outstanding capital stock consists of class A common stock and class B common stock. Holders of class A common stock are entitled to one vote per share and are entitled, as a class, to elect one fourth of the members of our board of directors. Holders of class B common stock are entitled to 10 votes per share and are entitled, as a class, to elect the remaining directors. Assuming the sale of all 2,150,000 shares offered by this prospectus supplement, as of July 31, 2001, the Sands family beneficially owned approximately 6% of the outstanding shares of class A common stock (exclusive of shares of class A common stock issuable pursuant to the conversion feature of the class B common stock owned by the Sands family) and approximately 93% of the outstanding shares of class B common stock. On the same basis, on all matters other than the election of directors, the Sands family had the ability to vote approximately 60% of the votes entitled to be cast by holders of our outstanding capital stock, voting as a single class. Consequently, we are essentially controlled by the Sands family and they would generally have sufficient voting power to determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval.

If our stockholders, including members of the Sands family, sell substantial amounts of our common stock, the market price of our class A common stock may fall.

   Sales of a substantial number of shares of our common stock in the public market by our stockholders, including members of the Sands family, or the perception that such sales may occur, could adversely affect the price of our class A common stock. Upon the completion of this offering:

  . we will have outstanding an aggregate of 36,470,672 shares of class A common stock, of which 34,945,134 shares will be freely tradeable without restriction or further registration under the Securities Act; and

  . a total of 1,525,538 shares of our class A common stock will be held by our "affiliates" and other holders of restricted securities within the meaning of Rule 144 under the Securities Act and may only be sold in compliance with Rule 144.

   The selling stockholders and members of the Sands family and related entities have agreed that, for a period of 180 days, and our executive officers and directors have agreed that, for a period of 90 days, from the date of this prospectus supplement, subject to certain exceptions, they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. The aggregate maximum number of such shares of class A common stock and class B common stock that are subject to these lock-up agreements are 3,394,221 (not taking into account shares of class A common stock that would be received upon exchange of shares of class B common stock) and 5,676,808, respectively.

   We may file, from time to time, registration statements on Form S-8 with respect to shares of our class A common stock that are subject to issuance under our stock option and other stock incentive plans. Following the filing of these registration statements, all of these shares will become freely tradeable upon their issuance, subject to compliance with Rule 144 in the case of shares acquired by our affiliates.

                                USE OF PROCEEDS

   All of the proceeds from the sale of the shares of class A common stock in this offering will be received by the selling stockholders. If we sell any shares of class A common stock to cover the underwriter's over-allotment option, we will receive the proceeds from such sale, which we will use to repay a portion of the debt outstanding under our senior credit facility. If the underwriter's over-allotment is exercised in full, the net proceeds that we would receive are estimated to be approximately $12.1 million after deducting the underwriter's discount.

   Our senior credit facility had a weighted average interest rate of 5.86% per annum as of August 31, 2001, and will mature on December 1, 2004.

            PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

   Prior to October 12, 1999, our class A common stock traded on the Nasdaq Stock Market under the symbol "CBRNA." On October 12, 1999, our class A common stock began trading on the New York Stock Exchange under the symbol "CDB." When the Company changed its name to Constellation Brands, Inc. on September 19, 2000, our class A common stock began trading under the symbol "STZ."

   The following table sets forth for the periods indicated the high and low sales prices of the class A common stock. With respect to all periods for the year ended February 28, 1999, and the first two quarters of the year ended February 29, 2000, the high and low sales prices of the class A common stock reflect trades on the Nasdaq Stock Market. For the third quarter of the year ended February 29, 2000, the high and low sales prices of the class A common stock reflect trades on the Nasdaq Stock Market and the New York Stock Exchange, respectively. For the fourth quarter of the year ended February 29, 2000, for all periods for the year ended February 28, 2001, and for the first three quarters of the year ended February 28, 2002, the high and low sales prices of the class A common stock reflect trades on the New York Stock Exchange.

                                                                   High   Low
                                                                  ------ ------
Year Ended February 28, 1999
  First Quarter.................................................. $29.88 $22.78
  Second Quarter.................................................  26.19  20.13
  Third Quarter..................................................  26.06  17.63
  Fourth Quarter.................................................  30.75  22.81

Year Ended February 29, 2000
  First Quarter.................................................. $27.63 $22.69
  Second Quarter.................................................  30.19  21.44
  Third Quarter..................................................  30.59  26.50
  Fourth Quarter.................................................  27.34  23.38

Year Ended February 28, 2001
  First Quarter.................................................. $27.88 $20.19
  Second Quarter.................................................  27.78  21.91
  Third Quarter..................................................  29.22  22.94
  Fourth Quarter.................................................  34.30  23.50

Year Ended February 28, 2002
  First Quarter.................................................. $40.00 $31.30
  Second Quarter.................................................  46.50  36.80
  Third Quarter (through September 25, 2001).....................  43.23  34.75

   On September 25, 2001, the last sale price of our class A common stock on the New York Stock Exchange was $39.10 per share. On July 31, 2001, the number of holders of record of our class A common stock was 933.

   We have not paid any cash dividends since our initial public offering in 1973. We currently intend to retain all of our future earnings to finance the development and expansion of our business. In addition, the indentures for our outstanding senior notes, our outstanding senior subordinated notes and our existing senior credit facility restrict the payment of cash dividends. Any indentures for debt securities issued in the future and any credit agreements entered into in the future may also restrict or prohibit the payment of dividends.

                                 CAPITALIZATION

   The following table sets forth our unaudited capitalization as of May 31, 2001. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus supplement.

                                                                May 31, 2001
                                                             ------------------
                                                               (in millions,
                                                             except share data)
Long-term debt (including current maturities):
  Senior Credit Facility--Revolving Credit Loans............      $   20.0
  Senior Credit Facility--Term Loans........................         336.0
  8 5/8% Senior Notes due 2006..............................         200.0
  8% Senior Notes due 2008..................................         200.0
  8 1/2% Series B Senior Notes due 2009.....................           1.4(a)
  8 1/2% Series C Senior Notes due 2009.....................         217.9(b)
  8 3/4% Senior Subordinated Notes due 2003.................         193.5
  8 1/2% Senior Subordinated Notes due 2009.................         200.0
  Other.....................................................          23.3
                                                                  --------
    Total debt..............................................       1,392.1
                                                                  --------
Stockholders' equity:
  Preferred Stock, $.01 par value--authorized, 1,000,000
   shares; issued, none.....................................            --
  Class A Common Stock, $.01 par value--authorized,
   120,000,000 shares; issued, 37,723,329 shares............           0.4
  Class B Convertible Common Stock, $.01 par value--
   authorized, 20,000,000 shares; issued, 7,384,445 shares..           0.1
  Additional paid-in capital................................         373.5
  Retained earnings.........................................         479.6
  Accumulated other comprehensive loss......................         (30.4)
  Less: Treasury stock and unearned compensation-restricted
   stock awards(c)..........................................         (42.3)
                                                                  --------
    Total stockholders' equity..............................         780.9
                                                                  --------
    Total capitalization....................................      $2,173.0
                                                                  ========

--------
(a) Represents (Pounds)1.0 million converted at a rate of (Pounds)1.00 =
    $1.4184.
(b) Represents (Pounds)154.0 million less (Pounds)0.4 million unamortized discount, converted at a rate of (Pounds)1.00 = $1.4184.
(c) Represents 1,830,600 shares of class A common stock and 1,251,450 shares of class B common stock, and $(0.1) million in unearned compensation-restricted stock awards.

   The share information for the class A common stock excludes shares issuable upon exercise of outstanding stock options and shares reserved for future grants under our stock option plans and other stock incentive plans. As of July 31, 2001, there were:

  . 6,707,155 shares of class A common stock issuable upon exercise of stock options, at a weighted average exercise price of $25.17 per share, and

  . 8,490,399 shares of class A common stock reserved for future grants under our stock option plans and other stock incentive plans.

                            SELECTED FINANCIAL DATA

   The following table sets forth our selected financial data as of and for each of the three month periods ended May 31, 2001 and 2000, and as of and for each of the five fiscal years in the period ended February 28, 2001. The income statement data for the three fiscal years in the period ended February 28, 2001, and the balance sheet data as of February 28, 2001, and February 29, 2000, have been derived from our audited historical financial statements included elsewhere in this prospectus supplement, which financial statements have been audited by Arthur Andersen LLP, independent public accountants, as indicated on their report thereon. The balance sheet data as of February 28, 1999, and the income statement data and the balance sheet data as of and for the fiscal years ended February 28, 1998 and 1997, have been derived from our audited historical financial statements. The income statement data and the balance sheet data as of and for the three month periods ended May 31, 2001 and 2000, have been derived from our unaudited historical financial statements included elsewhere in this prospectus supplement. The selected financial data below reflect results of Matthew Clark since December 1, 1998, results of the Black Velvet Assets (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations") since April 9, 1999, results of the Franciscan Estates and Simi acquisitions since June 4, 1999, results of the Turner Road Vintners Assets (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations") since March 5, 2001, and results of the Corus Assets (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations") since March 26, 2001.

   In the opinion of our management, the unaudited data includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the three month periods ended May 31, 2001 and 2000, are not necessarily indicative of results that can be expected in future periods. It is important that you read the selected financial data presented below in conjunction with the historical financial statements included elsewhere in this prospectus supplement.

                          For the Three Months      For the Year      For the Year       For the Years Ended
                              Ended May 31,             Ended             Ended              February 28,
                          ----------------------  ----------------- ----------------- ----------------------------
                             2001        2000     February 28, 2001 February 29, 2000   1999      1998      1997
                          ----------  ----------  ----------------- ----------------- --------  --------  --------
                               (unaudited)
                                                  (in millions, except per share data)
Income Statement Data:
Gross sales.............  $    835.8  $    774.5      $3,154.3          $3,088.7      $1,984.8  $1,632.4  $1,534.4
Less-excise taxes.......      (193.7)     (188.9)       (757.6)           (748.2)       (487.5)   (419.6)   (399.4)
                          ----------  ----------      --------          --------      --------  --------  --------
 Net sales..............       642.1       585.6       2,396.7           2,340.5       1,497.3   1,212.8   1,135.0
Cost of product sold....      (440.2)     (401.7)     (1,639.2)         (1,618.0)     (1,049.3)   (869.0)   (812.8)
                          ----------  ----------      --------          --------      --------  --------  --------
 Gross profit...........       201.9       183.9         757.5             722.5         448.0     343.8     322.2
Selling, general and
 administrative
 expenses...............      (132.0)     (126.4)       (486.6)           (481.9)       (299.5)   (231.7)   (209.0)
Nonrecurring charges....          --          --            --              (5.5)         (2.6)       --        --
                          ----------  ----------      --------          --------      --------  --------  --------
 Operating income.......        69.9        57.5         270.9             235.1         145.9     112.1     113.2
Interest expense, net...       (30.2)      (27.7)       (108.7)           (106.1)        (41.5)    (32.2)    (34.0)
                          ----------  ----------      --------          --------      --------  --------  --------
 Income before provision
  for income taxes and
  extraordinary item            39.7        29.8         162.2             129.0         104.4      79.9      79.2
Provision for income
 taxes..................       (15.9)      (11.9)        (64.9)            (51.6)        (42.5)    (32.8)    (33.0)
                          ----------  ----------      --------          --------      --------  --------  --------
 Income before
  extraordinary item....        23.8        17.9          97.3              77.4          61.9      47.1      46.2
Extraordinary item, net
 of income taxes........          --          --            --                --         (11.4)       --        --
                          ----------  ----------      --------          --------      --------  --------  --------
Net income..............  $     23.8  $     17.9      $   97.3          $   77.4      $   50.5  $   47.1  $   46.2
                          ==========  ==========      ========          ========      ========  ========  ========
Earnings per common
 share:
 Basic:
 Income before
  extraordinary item....  $     0.58  $     0.49      $   2.65          $   2.14      $   1.69  $   1.26  $   1.19
 Extraordinary item, net
  of income taxes.......          --          --            --                --         (0.31)       --        --
                          ----------  ----------      --------          --------      --------  --------  --------
 Earnings per common
  share--basic..........  $     0.58  $     0.49      $   2.65          $   2.14      $   1.38  $   1.26  $   1.19
                          ==========  ==========      ========          ========      ========  ========  ========
 Diluted:
 Income before
  extraordinary item....  $     0.56  $     0.48      $   2.60          $   2.09      $   1.65  $   1.23  $   1.18
 Extraordinary item, net
  of income taxes.......          --          --            --                --         (0.30)       --        --
                          ----------  ----------      --------          --------      --------  --------  --------
 Earnings per common
  share--diluted........  $     0.56  $     0.48      $   2.60          $   2.09      $   1.35  $   1.23  $   1.18
                          ==========  ==========      ========          ========      ========  ========  ========
Weighted average common
 shares outstanding:
 Basic..................      41,254      36,460        36,723            36,108        36,587    37,343    38,665
 Diluted................      42,526      37,196        37,375            36,998        37,507    38,209    39,041
Balance Sheet Data (at
 end of period):
Working capital.........  $    694.7  $    558.4      $  763.8          $  557.8      $  440.5  $  291.3  $  267.6
Total assets............     2,739.7     2,327.1       2,512.2           2,348.8       1,793.8   1,090.6   1,043.3
Long-term debt, less
 current maturities.....     1,294.1     1,205.7       1,307.4           1,237.1         831.7     309.2     338.9
Total debt..............     1,392.1     1,272.2       1,365.8           1,317.9         925.4     425.2     436.4
Total stockholders'
 equity.................       780.9       529.5         616.3             520.8         435.3     425.4     377.9

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

   We are a leader in the production and marketing of beverage alcohol brands in North America and the United Kingdom. As the second largest supplier of wine, the second largest marketer of imported beer and the fourth largest supplier of distilled spirits, we are the largest single-source supplier of these products in the United States. In the United Kingdom, we are a leading marketer of wine, the second largest producer and marketer of cider and a leading independent drinks wholesaler.

   The Company reports its operating results in five segments: Canandaigua Wine (branded popular and premium wine and brandy, and other, primarily grape juice concentrate); Barton (primarily beer and distilled spirits); Matthew Clark (branded wine, cider and bottled water, and wholesale wine, cider, distilled spirits, beer and soft drinks); Franciscan (primarily branded super-premium and ultra-premium wine); and Corporate Operations and Other (primarily corporate related items).

   The following discussion and analysis summarizes the significant factors affecting (i) our consolidated results of operations for the three months ended May 31, 2001 ("Three Months Fiscal 2002"), compared to the three months ended May 31, 2000 ("Three Months Fiscal 2001"), the year ended February 28, 2001 ("Fiscal 2001"), compared to the year ended February 29, 2000 ("Fiscal 2000"), and Fiscal 2000 compared to the year ended February 28, 1999 ("Fiscal 1999"), and (ii) our financial liquidity and capital resources for Three Months Fiscal 2002. This discussion and analysis should be read in conjunction with our audited and unaudited consolidated financial statements and notes thereto included elsewhere in this prospectus supplement.

Acquisitions in Fiscal 2000, Fiscal 2001 and Fiscal 2002

   On April 9, 1999, in an asset acquisition, the Company acquired several well-known Canadian whisky brands, including Black Velvet, production facilities located in Alberta and Quebec, Canada, case goods and bulk whisky inventories and other related assets from affiliates of Diageo plc (collectively, the "Black Velvet Assets"). In connection with the transaction, the Company also entered into multi-year agreements with affiliates of Diageo plc to provide packaging and distilling services for various brands retained by the Diageo plc affiliates. The purchase price of the Black Velvet Assets was $183.6 million. The results of operations from the Black Velvet Assets are reported in the Barton segment and have been included in the consolidated results of operations of the Company since the date of acquisition.

   On June 4, 1999, the Company purchased all of the outstanding capital stock of Franciscan Vineyards, Inc. ("Franciscan Estates") and, in related transactions, purchased vineyards, equipment and other vineyard related assets located in Northern California (collectively, the "Franciscan Acquisition"). The purchase price of Franciscan Estates was $212.4 million in cash plus assumed debt, net of cash acquired, of $30.8 million. Also on June 4, 1999, the Company purchased all of the outstanding capital stock of Simi Winery, Inc. ("Simi"). The acquisition of the capital stock of Simi is hereafter referred to as the "Simi Acquisition." The Simi Acquisition included the Simi winery, equipment, vineyards, inventory and worldwide ownership of the Simi brand name. The purchase price of Simi was $57.5 million in cash. The results of operations from the Franciscan and Simi Acquisitions (collectively, "Franciscan") are reported together in the Franciscan segment and have been included in the consolidated results of operations of the Company since the date of acquisition. On February 29, 2000, Simi was merged into Franciscan Estates.

   On October 27, 2000, the Company acquired all of the outstanding stock of Forth Wines Limited ("Forth Wines"), a wine and spirits wholesaler operating primarily in Scotland. The purchase price was $4.5 million in cash. The results of operations from the Forth Wines acquisition are reported in the Matthew Clark segment and have been included in the consolidated results of operations of the Company since the date of acquisition.

   On March 5, 2001, in an asset acquisition, the Company acquired several well-known premium wine brands, including Vendange, Nathanson Creek, Heritage, and Talus, working capital (primarily inventories), two wineries in California, and other related assets from Sebastiani Vineyards, Inc. and Tuolomne River Vintners Group (the "Turner Road Vintners Assets"). The preliminary purchase price of the Turner Road Vintners Assets was $289.7 million, including assumption of indebtedness of $9.4 million, and is subject to final closing adjustments which the Company does not expect to be material. The results of operations from the Turner Road Vintners Assets are reported in the Canandaigua Wine segment and have been included in the consolidated results of operations of the Company since the date of acquisition.

   On March 26, 2001, in an asset acquisition, the Company acquired certain wine brands, wineries, working capital (primarily inventories), and other related assets from Corus Brands, Inc. (the "Corus Assets"). In this acquisition (which, together with the acquisition of the Turner Road Vintners Assets, may be referred to herein as the "March Acquisitions"), the Company acquired several well-known premium wine brands primarily sold in the northwestern United States, including Covey Run, Columbia, Ste. Chapelle and Alice White. In connection with the transaction, the Company also entered into long-term grape supply agreements with affiliates of Corus Brands, Inc. covering more than 1,000 acres of Washington and Idaho vineyards. The preliminary purchase price of the Corus Assets, including assumption of indebtedness (net of cash acquired) of $3.1 million, was $52.0 million plus an earn-out over six years based on the performance of the brands. The purchase price is subject to final closing adjustments which the Company does not expect to be material. The results of operations from the Corus Assets are reported in the Canandaigua Wine segment and have been included in the consolidated results of operations of the Company since the date of acquisition.

   On July 2, 2001, the Company acquired all of the outstanding capital stock of Ravenswood Winery, Inc. ("Ravenswood"), a leading, formerly publicly held, premium wine producer based in Sonoma, California. Ravenswood produces, markets and sells super-premium and ultra-premium California wine primarily under the Ravenswood brand name. The majority of the wine that Ravenswood produces and sells is red wine, including the best-selling super-premium zinfandel wine in the United States. The preliminary purchase price of Ravenswood was $148.0 million in cash plus assumed net debt, which was not significant at the time of closing. The purchase price is subject to final closing adjustments which the Company does not expect to be material. The results of operations from the Ravenswood acquisition are reported in the Franciscan segment and have been included in the consolidated results of operations of the Company since the date of acquisition.

Joint Venture

   On August 1, 2001, Pacific Wine Partners LLC ("PWP"), a joint venture that we own equally with BRL Hardy, the second largest wine company in Australia, began operations. PWP produces, markets and sells a global portfolio of premium wine in the United States, including a range of Australian imports, the fastest growing wine segment in the United States. This joint venture gives us a larger presence in the Australian wine segment and gives BRL Hardy access to our established distribution network. PWP has exclusive distribution rights in the United States and the Caribbean to seven brands--Banrock Station, Hardys, Leasingham, Barossa Valley Estate and Chateau Reynella from Australia; Nobilo from New Zealand; and La Baume from France. The joint venture also owns Farallon, a premium California Coastal wine. In addition, PWP owns the Riverland Vineyards winery and controls 1,400 acres of vineyards, all located in Monterey County, California. In addition to its 50% share of equity in PWP, the Company received $34.9 million in cash, which was used to reduce a portion of the revolving borrowings under its senior credit facility.

Results of Operations

 Three Months Fiscal 2002 compared to Three Months Fiscal 2001

  Net sales

   The following table sets forth the net sales (dollars in millions) by operating segment of the Company for Three Months Fiscal 2002 and Three Months Fiscal 2001.

                                    Three Months Fiscal 2002
                              Compared to Three Months Fiscal 2001
                                            Net Sales
                              --------------------------------------------
                                                            % Increase/
                                 2002          2001         (Decrease)
                              ------------  ------------  ----------------
Canandaigua Wine:
  Branded:
    External customers......  $      166.1  $      143.4            15.9 %
    Intersegment............           1.7           1.2            41.2 %
                              ------------  ------------
    Total Branded...........         167.8         144.6            16.1 %
                              ------------  ------------
  Other:
    External customers......          13.5          15.3           (11.3)%
    Intersegment............           3.7           3.6             1.7 %
                              ------------  ------------
    Total Other.............          17.2          18.9            (8.8)%
                              ------------  ------------
Canandaigua Wine net sales..  $      185.0  $      163.5            13.2 %
                              ------------  ------------
Barton:
  Beer......................  $      183.0  $      163.1            12.2 %
  Spirits...................          71.3          72.6            (1.7)%
                              ------------  ------------
Barton net sales............  $      254.3  $      235.7             7.9 %
                              ------------  ------------
Matthew Clark:
  Branded:
    External customers......  $       66.9  $       69.6            (3.9)%
    Intersegment............           0.1           0.0           385.7 %
                              ------------  ------------
    Total Branded...........          67.0          69.6            (3.8)%
  Wholesale.................         115.0          99.9            15.1 %
                              ------------  ------------
Matthew Clark net sales.....  $      182.0  $      169.5             7.3 %
                              ------------  ------------
Franciscan:
    External customers......  $       26.3  $       21.8            20.7 %
    Intersegment............           0.1           0.1            (1.9)%
                              ------------  ------------
Franciscan net sales........  $       26.4  $       21.9            20.6 %
                              ------------  ------------
Corporate Operations and
 Other......................  $         --  $         --             N/A
                              ------------  ------------
Intersegment eliminations...  $       (5.6) $       (5.0)           13.0 %
                              ------------  ------------
Consolidated Net Sales......  $      642.1  $      585.6             9.7 %
                              ============  ============

   Net sales for Three Months Fiscal 2002 increased to $642.1 million from $585.6 million for Three Months Fiscal 2001, an increase of $56.5 million, or 9.7%.

   Canandaigua Wine. Net sales for Canandaigua Wine for Three Months Fiscal 2002 increased to $185.0 million from $163.5 million for Three Months Fiscal 2001, an increase of $21.6 million, or 13.2%. This increase resulted primarily from $36.9 million of sales of the newly acquired brands from the March Acquisitions. This increase was partially offset by declines in (i) other wine brands due to the timing of seasonal programming for Three Months Fiscal 2002 versus Three Months Fiscal 2001 and (ii) the Company's grape juice concentrate business.

   Barton. Net sales for Barton for Three Months Fiscal 2002 increased to $254.3 million from $235.7 million for Three Months Fiscal 2001, an increase of $18.6 million, or 7.9%. This increase resulted primarily from a 12.2% increase in imported beer sales, led by volume growth in the Mexican beer portfolio. This increase was partially offset by a slight decrease in spirits sales as a result of lower net selling prices from the implementation of a net pricing strategy in the third quarter of Fiscal 2001, which also resulted in lower promotion costs.

   Matthew Clark. Net sales for Matthew Clark for Three Months Fiscal 2002 increased to $182.0 million from $169.5 million for Three Months Fiscal 2001, an increase of $12.5 million, or 7.3%. Excluding an adverse foreign currency impact of $14.6 million, net sales increased $27.1 million, or 16.0%, on a local currency basis. This local currency basis increase resulted primarily from a 24.8% increase in wholesale sales, with the majority of this growth coming from organic sales. Additionally, branded sales increased 4.2% with an increase in wine sales being partially offset by a decrease in cider sales.

   Franciscan. Net sales for Franciscan for Three Months Fiscal 2002 increased to $26.4 million from $21.9 million for Three Months Fiscal 2001, an increase of $4.5 million, or 20.6%. This increase resulted primarily from volume growth, particularly in the Veramonte, Estancia, Franciscan and Simi brands.

  Gross profit

   The Company's gross profit increased to $201.9 million for Three Months Fiscal 2002 from $183.9 million for Three Months Fiscal 2001, an increase of $18.1 million, or 9.8%. The dollar increase in gross profit resulted primarily from sales of the newly acquired brands from the March Acquisitions, volume growth in the Company's Mexican beer portfolio and volume growth in the Franciscan fine wine portfolio. These increases were partially offset by a decrease in Canandaigua Wine's other wine sales and an adverse foreign currency impact. As a percent of net sales, gross profit remained virtually unchanged at 31.5% for Three Months Fiscal 2002 versus 31.4% for Three Months Fiscal 2001.

  Selling, general and administrative expenses

   Selling, general and administrative expenses increased to $132.0 million for Three Months Fiscal 2002 from $126.4 million for Three Months Fiscal 2001, an increase of $5.6 million, or 4.4%. The dollar increase in selling, general and administrative expenses resulted primarily from advertising and promotion costs associated with the brands acquired in the March Acquisitions. Selling, general and administrative expenses as a percent of net sales decreased to 20.6% for Three Months Fiscal 2002 as compared to 21.6% for Three Months Fiscal 2001 as
(i) a decrease in Barton spirits advertising and promotion costs was greater than the decrease in Barton spirits net sales and (ii) the percent increase in Matthew Clark wholesale sales was greater than the percent increase in selling, general and administrative expenses.

  Operating income

   The following table sets forth the operating income/(loss) (dollars in millions) by operating segment of the Company for Three Months Fiscal 2002 and Three Months Fiscal 2001.

                                 Three Months Fiscal 2002
                           Compared to Three Months Fiscal 2001
                                 Operating Income/(Loss)
                          --------------------------------------------
                                                        % Increase/
                             2002          2001          (Decrease)
                          ------------  ------------  ----------------
Canandaigua Wine........  $       15.4  $        7.8             96.9 %
Barton..................          44.1          38.9             13.4 %
Matthew Clark...........           8.3          10.4            (19.8)%
Franciscan..............           7.0           5.4             30.1 %
Corporate Operations and
 Other..................          (4.9)         (5.0)            (1.8)%
                          ------------  ------------
Consolidated Operating
 Income.................  $       69.9  $       57.5             21.7 %
                          ============  ============

   As a result of the above factors, consolidated operating income increased to $69.9 million for Three Months Fiscal 2002 from $57.5 million for Three Months Fiscal 2001, an increase of $12.5 million, or 21.7%.

  Interest expense, net

   Net interest expense increased to $30.2 million for Three Months Fiscal 2002 from $27.7 million for Three Months Fiscal 2001, an increase of $2.6 million, or 9.3%. The increase resulted primarily from an increase in average borrowings primarily due to the financing of the March Acquisitions, partially offset by a slight decrease in the average interest rate.

  Net income

   As a result of the above factors, net income increased to $23.8 million for Three Months Fiscal 2002 from $17.9 million for Three Months Fiscal 2001, an increase of $5.9 million, or 33.2%.

   For financial analysis purposes only, the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for Three Months Fiscal 2002 were $91.8 million, an increase of $16.0 million over EBITDA of $75.8 million for Three Months Fiscal 2001, or 21.2%. EBITDA should not be construed as an alternative to operating income or net cash flow from operating activities and should not be construed as an indication of operating performance or as a measure of liquidity.

 Fiscal 2001 compared to Fiscal 2000

  Net sales

   The following table sets forth the net sales (dollars in millions) by operating segment of the Company for Fiscal 2001 and Fiscal 2000.

                                                   Fiscal 2001 Compared to
                                                    Fiscal 2000 Net Sales
                                                 ------------------------------
                                                                     % Increase
                                                   2001      2000    (Decrease)
                                                 --------  --------  ----------
Canadaigua Wine:
  Branded:
    External customers.......................... $  603.9  $  623.8      (3.2)%
    Intersegment................................      6.5       5.5      16.8 %
                                                 --------  --------
    Total Branded...............................    610.4     629.3      (3.0)%
                                                 --------  --------
  Other:
    External customers..........................     61.5      81.5     (24.5)%
    Intersegment................................     16.6       1.1   1,345.2 %
                                                 --------  --------
    Total Other.................................     78.1      82.6      (5.5)%
                                                 --------  --------
Canandaigua Wine net sales...................... $  688.5  $  711.9      (3.3)%
                                                 --------  --------
Barton:
  Beer.......................................... $  659.4  $  570.3      15.6 %
  Spirits.......................................    285.7     267.8       6.7 %
                                                 --------  --------
Barton net sales................................ $  945.1  $  838.1      12.8 %
                                                 --------  --------
Matthew Clark:
  Branded:
    External customers.......................... $  285.7  $  313.0      (8.7)%
    Intersegment................................      1.2       0.1   1,490.7 %
                                                 --------  --------
    Total Branded...............................    286.9     313.1      (8.4)%
  Wholesale.....................................    404.2     416.7      (3.0)%
                                                 --------  --------
Matthew Clark net sales......................... $  691.1  $  729.8      (5.3)%
                                                 --------  --------
Franciscan:
  External customers............................ $   92.9  $   62.0      49.7 %
  Intersegment..................................      0.2       0.1     197.3 %
                                                 --------  --------
Franciscan net sales............................ $   93.1  $   62.1      49.9 %
                                                 --------  --------
Corporate Operations and Other.................. $    3.3  $    5.4     (38.2)%
                                                 --------  --------
Intersegment eliminations....................... $  (24.4) $   (6.8)    258.2 %
                                                 --------  --------
Consolidated Net Sales.......................... $2,396.7  $2,340.5       2.4 %
                                                 ========  ========

   Net sales for Fiscal 2001 increased to $2,396.7 million from $2,340.5 million for Fiscal 2000, an increase of $56.2 million, or 2.4%.

   Canandaigua Wine. Net sales for Canandaigua Wine for Fiscal 2001 decreased to $688.5 million from $711.9 million for Fiscal 2000, a decrease of $23.5 million, or (3.3)%. This decline resulted primarily from a decrease in table wine sales, a decrease in sparkling wine sales as the third quarter of Fiscal 2000 included the impact of sales associated with millennium activities, and a decrease in grape juice concentrate sales. These decreases were partially offset by increases in sales of Paul Masson Grande Amber and Arbor Mist.

   Barton. Net sales for Barton for Fiscal 2001 increased to $945.1 million from $838.1 million for Fiscal 2000, an increase of $107.0 million, or 12.8%. This increase resulted primarily from volume growth and selling price increases in the Mexican beer portfolio, selling price increases on tequila products and the inclusion of $11.3 million of incremental net sales during the first quarter of Fiscal 2001 from Canadian whisky brands acquired as part of the acquisition of the Black Velvet Assets, which was completed in April 1999.

   Matthew Clark. Net sales for Matthew Clark for Fiscal 2001 decreased to $691.1 million from $729.8 million for Fiscal 2000, a decrease of $38.6 million, or (5.3)%. This decrease resulted primarily from an adverse foreign currency impact of $58.8 million. On a local currency basis, net sales increased 2.8% primarily due to an increase in wholesale sales, including sales from the recent Forth Wines acquisition, an increase in branded table wine sales, and an increase in packaged cider sales. These increases were partially offset by decreases in private label cider and draft cider sales.

   Franciscan. Net sales for Franciscan for Fiscal 2001 increased to $93.1 million from $62.1 million for Fiscal 2000, an increase of $31.0 million, or 49.9%. As the acquisition of Franciscan was completed in June 1999, this increase resulted primarily from the inclusion of $21.9 million of net sales from the first quarter of Fiscal 2001 and from selling price increases instituted during the second quarter of Fiscal 2001.

  Gross profit

   The Company's gross profit increased to $757.5 million for Fiscal 2001 from $722.5 million for Fiscal 2000, an increase of $35.0 million, or 4.8%. The dollar increase in gross profit was primarily related to volume growth and selling price increases in the Company's Mexican beer portfolio, sales attributable to the acquisitions of Franciscan (completed in June 1999) and the Black Velvet Assets (completed in April 1999), and increases in Franciscan's selling prices. These increases were partially offset by an adverse foreign currency impact. As a percent of net sales, gross profit increased to 31.6% for Fiscal 2001 from 30.9% for Fiscal 2000, resulting primarily from sales of higher-margin distilled spirits and super-premium and ultra-premium wine acquired in the acquisitions of the Black Velvet Assets and Franciscan, respectively, and from improved margins resulting from selling price increases in the Company's imported beer business and the Franciscan fine wine portfolio, as well as cost improvements in Matthew Clark's cider and wholesale businesses.

  Selling, general and administrative expenses

   Selling, general and administrative expenses increased to $486.6 million for Fiscal 2001 from $481.9 million for Fiscal 2000, an increase of $4.7 million, or 1.0%. The dollar increase in selling, general and administrative expenses resulted primarily from an increase in selling expenses in all operating segments, the inclusion of the Franciscan business and expenses related to the brands acquired in the Black Velvet Assets acquisition for a full year in Fiscal 2001, and an increase in expenses in Corporate Operations. These increases were partially offset by a decrease in advertising and promotion expenses, primarily in Canandaigua Wine, and a favorable foreign currency impact. Selling, general and administrative expenses as a percent of net sales decreased to 20.3% for Fiscal 2001 as compared to 20.6% for Fiscal 2000 as the percent increase in net sales for Fiscal 2001 was greater than the percent increase in selling, general and administrative expenses for Fiscal 2001.

  Nonrecurring charges

   The Company incurred nonrecurring charges of $5.5 million in Fiscal 2000 related to the closure of a cider production facility within the Matthew Clark operating segment in the United Kingdom ($2.9 million) and to a management reorganization within the Canandaigua Wine operating segment ($2.6 million). No such charges were incurred in Fiscal 2001.

  Operating income

   The following table sets forth the operating income/(loss) (dollars in millions) by operating segment of the Company for Fiscal 2001 and Fiscal 2000.

                                      Fiscal 2001 Compared to Fiscal 2000
                                            Operating Income/(Loss)
                                      -------------------------------------------
                                         2001          2000         % Increase
                                      ------------  ------------  ---------------
Canandaigua Wine..................... $       50.8  $       46.8            8.6%
Barton...............................        167.7         142.9           17.3%
Matthew Clark........................         49.0          48.5            1.0%
Franciscan...........................         24.5          12.7           92.8%
Corporate Operations and Other.......        (21.1)        (15.8)          32.9%
                                      ------------  ------------
Consolidated Operating Income........ $      270.9  $      235.1           15.2%
                                      ============  ============

   As a result of the above factors, operating income increased to $270.9 million for Fiscal 2001 from $235.1 million for Fiscal 2000, an increase of $35.8 million, or 15.2%. Exclusive of the aforementioned $2.6 million in nonrecurring charges, operating income for the Canandaigua Wine operating segment increased 2.9% in Fiscal 2001 from $49.3 million in Fiscal 2000. Operating income for the Matthew Clark operating segment, excluding the aforementioned nonrecurring charges of $2.9 million, decreased 4.8% in Fiscal 2001 from $51.4 million in Fiscal 2000.

  Interest expense, net

   Net interest expense increased to $108.7 million for Fiscal 2001 from $106.1 million for Fiscal 2000, an increase of $2.5 million, or 2.4%. The increase resulted primarily from an increase in the average interest rate which was partially offset by a decrease in average borrowings.

  Net income

   As a result of the above factors, net income increased to $97.3 million for Fiscal 2001 from $77.4 million for Fiscal 2000, an increase of $20.0 million, or 25.8%.

   For financial analysis purposes only, the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for Fiscal 2001 were $341.3 million, an increase of $41.5 million over EBITDA of $299.8 million for Fiscal 2000, or 13.8%. EBITDA should not be construed as an alternative to operating income or net cash flow from operating activities and should not be construed as an indication of operating performance or as a measure of liquidity.

 Fiscal 2000 compared to Fiscal 1999

  Net sales

   The following table sets forth the net sales (dollars in millions) by operating segment of the Company for Fiscal 2000 and Fiscal 1999.

                                                     Fiscal 2000 Compared to
                                                      Fiscal 1999 Net Sales
                                                   -----------------------------
                                                     2000      1999   % Increase
                                                   --------  -------- ----------
Canandaigua Wine:
  Branded:
    External customers............................ $  623.8  $  598.8     4.2%
    Intersegment..................................      5.5        --     N/A
                                                   --------  --------
    Total Branded.................................    629.3     598.8     5.1%
                                                   --------  --------
  Other:
    External customers............................     81.5      70.7    15.2%
    Intersegment..................................      1.1        --     N/A
                                                   --------  --------
    Total Other...................................     82.6      70.7    16.8%
                                                   --------  --------
Canandaigua Wine net sales........................ $  711.9  $  669.5     6.3%
                                                   --------  --------
Barton:
  Beer............................................ $  570.3  $  478.5    19.2%
  Spirits.........................................    267.8     186.0    44.0%
                                                   --------  --------
Barton net sales.................................. $  838.1  $  664.5    26.1%
                                                   --------  --------
Matthew Clark:
  Branded:
    External customers............................ $  313.0  $   64.9   382.5%
    Intersegment..................................      0.1        --     N/A
                                                   --------  --------
    Total Branded.................................    313.1      64.9   382.6%
  Wholesale.......................................    416.7      93.9   343.8%
                                                   --------  --------
Matthew Clark net sales........................... $  729.8  $  158.8   359.7%
                                                   --------  --------
Franciscan:
  External customers.............................. $   62.0  $     --     N/A
  Intersegment....................................      0.1        --     N/A
                                                   --------  --------
Franciscan net sales.............................. $   62.1  $     --     N/A
                                                   --------  --------
Corporate Operations and Other.................... $    5.4  $    4.5    18.3%
                                                   --------  --------
Intersegment eliminations......................... $   (6.8) $     --     N/A
                                                   --------  --------
Consolidated Net Sales............................ $2,340.5  $1,497.3    56.3%
                                                   ========  ========

   Net sales for Fiscal 2000 increased to $2,340.5 million from $1,497.3 million for Fiscal 1999, an increase of $843.1 million, or 56.3%.

   Canandaigua Wine. Net sales for Canandaigua Wine for Fiscal 2000 increased to $711.9 million from $669.5 million for Fiscal 1999, an increase of $42.4 million, or 6.3%. This increase resulted primarily from (i) an increase in sales of Arbor Mist, which was introduced in the second quarter of Fiscal 1999,
(ii) an increase in the Company's bulk wine sales, (iii) an increase in sparkling wine sales as a result of millennium sales, and (iv) an increase in Almaden box wine sales. These increases were partially offset by declines in certain other wine brands.

   Barton. Net sales for Barton for Fiscal 2000 increased to $838.1 million from $664.5 million for Fiscal 1999, an increase of $173.6 million, or 26.1%. This increase resulted primarily from volume growth and selling price increases in the Mexican beer portfolio as well as from $81.3 million of sales of products and services acquired in the acquisition of the Black Velvet Assets, which was completed in April 1999.

   Matthew Clark. Net sales for Matthew Clark for Fiscal 2000 increased to $729.8 million from $158.8 million for Fiscal 1999, an increase of $571.0 million, or 359.7%. The Company acquired control of Matthew Clark during the fourth quarter of Fiscal 1999.

   Franciscan. Net sales for Franciscan for Fiscal 2000 since the date of acquisition, June 4, 1999, were $62.1 million.

  Gross profit

   The Company's gross profit increased to $722.5 million for Fiscal 2000 from $448.0 million for Fiscal 1999, an increase of $274.4 million, or 61.3%. The dollar increase in gross profit was primarily related to sales from the acquisitions of Matthew Clark, the Black Velvet Assets and Franciscan, all completed after the third quarter of Fiscal 1999, as well as increased Barton beer and Canandaigua Wine branded wine sales. As a percent of net sales, gross profit increased to 30.9% for Fiscal 2000 from 29.9% for Fiscal 1999. The increase in the gross profit margin resulted primarily from the sales of higher-margin spirits and super-premium and ultra-premium wine acquired in the acquisitions of the Black Velvet Assets and Franciscan, respectively.

  Selling, general and administrative expenses

   Selling, general and administrative expenses increased to $481.9 million for Fiscal 2000 from $299.5 million for Fiscal 1999, an increase of $182.4 million, or 60.9%. The dollar increase in selling, general and administrative expenses resulted primarily from the addition of the Matthew Clark and Franciscan businesses and expenses related to the brands acquired in the Black Velvet Assets acquisition. The Company also increased its marketing and promotional costs to generate additional sales volume, particularly of certain Canandaigua Wine brands and Barton beer brands. Selling, general and administrative expenses as a percent of net sales increased to 20.6% for Fiscal 2000 as compared to 20.0% for Fiscal 1999. The increase in percent of net sales resulted primarily from (i) Canandaigua Wine's investment in brand building and efforts to increase market share and (ii) the acquisitions of Matthew Clark and Franciscan, as Matthew Clark's and Franciscan's selling, general and administrative expenses as a percent of net sales are typically at the high end of the range of the Company's operating segments' percentages.

  Nonrecurring charges

   The Company incurred nonrecurring charges of $5.5 million in Fiscal 2000 related to the closure of a cider production facility within the Matthew Clark operating segment in the United Kingdom and to a management reorganization within the Canandaigua Wine operating segment. In Fiscal 1999, nonrecurring charges of $2.6 million were incurred related to the closure of the aforementioned cider production facility in the United Kingdom.

  Operating income

   The following table sets forth the operating income/(loss) (dollars in millions) by operating segment of the Company for Fiscal 2000 and Fiscal 1999.

                                                      Fiscal 2000 Compared to
                                                            Fiscal 1999
                                                      Operating Income/(Loss)
                                                      --------------------------
                                                       2000    1999   % Increase
                                                      ------  ------  ----------
Canandaigua Wine..................................... $ 46.8  $ 46.3      1.1%
Barton...............................................  142.9   102.6     39.3%
Matthew Clark........................................   48.5     9.0    438.7%
Franciscan...........................................   12.7      --      N/A
Corporate Operations and Other.......................  (15.8)  (12.0)    31.9%
                                                      ------  ------
Consolidated Operating Income........................ $235.1  $145.9     61.1%
                                                      ======  ======

   As a result of the above factors, operating income increased to $235.1 million for Fiscal 2000 from $145.9 million for Fiscal 1999, an increase of $89.1 million, or 61.1%. Operating income for the Canandaigua Wine operating segment was up $0.5 million, or 1.1%, due to the nonrecurring charges of $2.6 million related to the segment's management reorganization, as well as additional marketing expenses associated with new product introductions. Exclusive of nonrecurring charges, operating income for the Canandaigua Wine operating segment increased by 6.6% to $49.3 million in Fiscal 2000. Operating income for the Matthew Clark operating segment, excluding nonrecurring charges of $2.9 million, was $51.4 million.

  Interest expense, net

   Net interest expense increased to $106.1 million for Fiscal 2000 from $41.5 million for Fiscal 1999, an increase of $64.6 million, or 155.9%. The increase resulted primarily from additional interest expense associated with the borrowings related to the acquisitions of Matthew Clark, the Black Velvet Assets and Franciscan.

  Net income

   As a result of the above factors, net income increased to $77.4 million for Fiscal 2000 from $50.5 million for Fiscal 1999, an increase of $26.9 million, or 53.3%.

   For financial analysis purposes only, the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for Fiscal 2000 were $299.8 million, an increase of $115.3 million over EBITDA of $184.5 million for Fiscal 1999, or 62.5%. EBITDA should not be construed as an alternative to operating income or net cash flow from operating activities and should not be construed as an indication of operating performance or as a measure of liquidity.

Financial Liquidity and Capital Resources

 General

   The Company's principal use of cash in its operating activities is for purchasing and carrying inventories. The Company's primary source of liquidity has historically been cash flow from operating activities, except during the annual fall grape harvests when the Company has relied on short-term borrowings. The annual grape crush normally begins in August and runs through October. The Company generally begins purchasing grapes in August with payments for such grapes beginning to come due in September. The Company's short-term borrowings to support such purchases generally reach their highest levels in November or December. Historically, the Company has used cash flow from operating activities to repay its short-term borrowings. The Company will continue to use its short-term borrowings to support its working capital requirements. The Company believes that cash provided by operating activities and its financing activities, primarily short-term borrowings, will provide adequate resources to satisfy its working capital, liquidity and anticipated capital expenditure requirements for both its short-term and long-term capital needs.

 Operating Activities

   Net cash provided by operating activities for Three Months Fiscal 2002 was $34.6 million, which resulted from $46.8 million in net income adjusted for noncash items, less $12.3 million representing the net change in the Company's operating assets and liabilities from the end of Fiscal 2001. The net change in operating assets and liabilities resulted primarily from a seasonal increase in accounts receivable and a decrease in accrued excise taxes, partially offset by an increase in accounts payable and a decrease in inventories.

 Investing Activities and Financing Activities

   Net cash used in investing activities for Three Months Fiscal 2002 was $339.3 million, which resulted primarily from net cash paid of $328.8 million for the March Acquisitions and capital expenditures of $10.8 million.

   Net cash provided by financing activities for Three Months Fiscal 2002 was $162.8 million resulting primarily from net proceeds of $139.9 million from the March 2001 equity offering and proceeds from $21.2 million of net revolving loan borrowings under the senior credit facility. See "--Equity Offering."

 Debt

   Total debt outstanding as of May 31, 2001, amounted to $1,392.1 million, an increase of $26.2 million from February 28, 2001. The ratio of total debt to total capitalization decreased to 64.1% as of May 31, 2001, from 68.9% as of February 28, 2001.

 Senior Credit Facility

   As of May 31, 2001, under its senior credit facility, the Company had outstanding term loans of $336.0 million bearing a weighted average interest rate of 8.1%, $20.0 million of revolving loans bearing a weighted average interest rate of 5.6%, undrawn revolving letters of credit of $11.9 million, and $268.1 million in revolving loans available to be drawn.

 Senior Notes

   As of May 31, 2001, the Company had outstanding $200.0 million aggregate principal amount of 8 5/8% Senior Notes due August 2006 (the "Senior Notes"). The Senior Notes are currently redeemable, in whole or in part, at the option of the Company.

   As of May 31, 2001, the Company had outstanding (Pounds)1.0 million ($1.4 million) aggregate principal amount of 8 1/2% Series B Senior Notes due November 2009 (the "Sterling Series B Senior Notes"). In addition, the Company had outstanding (Pounds)154.0 million ($217.9 million, net of $0.5 million unamortized discount) aggregate principal amount of 8 1/2% Series C Senior Notes due November 2009 (the "Sterling Series C Senior Notes") as of May 31, 2001. The Sterling Series B Senior Notes and Sterling Series C Senior Notes are currently redeemable, in whole or in part, at the option of the Company.

   Also, as of May 31, 2001, the Company had outstanding $200.0 million aggregate principal amount of 8% Senior Notes due February 2008 (the "February 2001 Senior Notes"). On July 31, 2001, the Company completed its offer to exchange its 8% Series B Senior Notes due 2008 for all of the outstanding February 2001 Senior Notes. The 8% Series B Senior Notes due 2008 are currently redeemable, in whole or in part, at the option of the Company.

 Senior Subordinated Notes

   As of May 31, 2001, the Company had outstanding $195.0 million ($193.5 million, net of $1.5 million unamortized discount) aggregate principal amount of 8 3/4% Senior Subordinated Notes due December 2003 (the "Original Notes"). The Original Notes are currently redeemable, in whole or in part, at the option of the Company.

   Also, as of May 31, 2001, the Company had outstanding $200.0 million aggregate principal amount of 8 1/2% Senior Subordinated Notes due March 2009 (the "Senior Subordinated Notes"). The Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2004. The Company may also redeem up to $70.0 million of the Senior Subordinated Notes using the proceeds of certain equity offerings completed before March 1, 2002.

 Equity Offering

   During March 2001, the Company completed a public offering of 4,370,000 shares of its class A common stock resulting in net proceeds to the Company, after deducting underwriting discounts and expenses, of $139.9 million. The net proceeds were used to repay revolving loan borrowings under the senior credit facility of which a portion was incurred to partially finance the acquisition of the Turner Road Vintners Assets.

 Capital Expenditures

   During Fiscal 2001, the Company incurred $68.2 million for capital expenditures, including $16.8 million related to vineyards. The Company plans to spend between $65.0 million and $70.0 million for capital expenditures, exclusive of vineyards, in Fiscal 2002. In addition, the Company continues to consider the purchase, lease and development of vineyards and may incur additional expenditures for vineyards if opportunities become available. See "Business--Sources and Availability of Raw Materials." Management reviews the capital expenditure program periodically and modifies it as required to meet current business needs.

Recent Accounting Pronouncements

   In May 2000, the Emerging Issues Task Force ("EITF") issued EITF Issue No. 00-14 ("EITF No. 00-14"), "Accounting for Certain Sales Incentives," which was subsequently amended in April 2001. EITF No. 00-14 addresses the recognition, measurement and income statement classification of certain sales incentives. EITF No. 00-14 requires that sales incentives, including coupons, rebate offers, and free product offers, given concurrently with a single exchange transaction be recognized when incurred and reported as a reduction of revenue. The Company currently reports these costs in selling, general and administrative expenses. The Company is required to adopt EITF No. 00-14 in its financial statements beginning March 1, 2002. Upon adoption of EITF No. 00-14, financial statements for prior periods presented for comparative purposes are to be reclassified to comply with the requirements of EITF No. 00-14. The Company believes the impact of EITF No. 00-14 on its financial statements will result in a material reclassification that will decrease previously reported net sales and decrease previously reported selling, general and administrative expenses, but will have no effect on operating income or net income. The Company has not yet determined the amount of the reclassification.

   In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations," and Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply immediately to goodwill and intangible assets acquired after June 30, 2001, which includes our Ravenswood acquisition. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company will adopt the new accounting rules beginning March 1, 2002. Amortization of goodwill (pre-tax) was $4.1 million for the three months ended May 31, 2001, $3.1 million for the three months ended May 31, 2000, $11.3 million in Fiscal 2001, $11.0 million in Fiscal 2000 and $4.8 million in Fiscal 1999. The Company is currently assessing the financial impact of SFAS No. 141 and SFAS No. 142 on its financial statements.

Euro Conversion Issues

   Effective January 1, 1999, eleven of the fifteen member countries of the European Union (the "Participating Countries") established fixed conversion rates between their existing sovereign currencies and the euro. For three years after the introduction of the euro, the Participating Countries can perform financial transactions in either the euro or their original local currencies. This will result in a fixed exchange rate among the Participating Countries, whereas the euro (and the Participating Countries' currency in tandem) will continue to float freely against the U.S. dollar and other currencies of the non-participating countries. The Company does not believe that the effects of the conversion will have a material adverse effect on the Company's business and operations.

                               INDUSTRY OVERVIEW

United States

   The beverage alcohol industry in the United States consists of three major product categories: wine, beer and distilled spirits. Products are produced, marketed and distributed through a legally separated three-tier system comprised of suppliers, wholesalers and retailers. Over the past decade, there has been increasing consolidation at the supplier, wholesaler and, in certain markets, retailer tiers of the beverage alcohol industry. As a result, it has become advantageous for certain suppliers to expand their portfolio of brands through acquisitions and internal development to take advantage of economies of scale and to increase their importance to a more limited number of wholesalers and, in certain markets, retailers.

   The beverage alcohol industry has continued on its growth path over the last five years. Volume entering distribution channels exceeded 7 billion gallons in 2000, its highest level ever. Beverage alcohol consumption is expected to increase steadily throughout the next several years as members of the "baby boomlet" generation--the offspring of baby boomers--continue to reach legal drinking age. Last year more than 4 million new adults were added to the population, a figure that is expected to creep up annually and approach 5 million by 2010.

   The following key trends will likely impact industry performance:

  .   consolidation within each of the industry's three distribution tiers;

  .   growth in imports, particularly beer;

  .   increasing demand for flavored beverage alcohol products;

  .   stepped-up advertising spending industry-wide;

  . recognition of potential health benefits associated with moderate alcohol consumption;

  .   a growing young adult population; and

  .   increasing levels of disposable income.

   The following table sets forth the industry unit volume for consumption of wine, imported beer, domestic beer and distilled spirits in the United States. Data shown are for the four years ended December 31, 2000:

Industry                                          1997    1998    1999    2000
--------                                         ------- ------- ------- -------
Wine(a)(b)......................................   210.1   212.1   222.0   226.2
Imported Beer(c)................................   192.0   220.9   248.5   274.7
Domestic Beer(c)................................ 2,439.2 2,434.3 2,450.9 2,452.5
Distilled Spirits(b)............................   137.2   138.5   141.8   146.3

--------
(a) Includes domestic and imported table, sparkling, specialty and dessert wine and vermouth.
(b) Units are in millions of 9-liter case equivalents (2.378 gallons per case).
(c) Units are in millions of 2.25 gallon cases.

 Wines

   Shipments of wine in the United States increased at an average compounded annual growth rate of 2.5% from 1997 to 2000. In 2000, wine shipments increased by 1.9% when compared to 1999. U.S. wine market growth has largely been driven by an increase in demand for table wines, particularly varietal table wines. Table wine accounted for 88.1% of the total U.S. wine market in 2000. We believe the increase in table wine consumption may be due in part to positive demographic trends and to published reports over recent years from a number of sources, citing the potential health benefits of moderate red wine consumption. As wine appeal has expanded to a broader population base, distribution shifts have followed, with supermarkets, chain stores and retail supercenters taking share away from traditional wine and liquor stores.

   Wines containing 14% or less alcohol by volume are generally referred to as table wines. Within this category, table wines are further characterized as either "generic" or "varietal." Generic wines include wines named after the European regions where similar types of wines were originally produced (e.g., burgundy), niche products and proprietary brands. Varietal wines are those named for the grape that comprises the principal component of the wine. Varietal table wines, which now account for approximately 70% of the domestic table wine market, have grown steadily since 1990, while generic wines have experienced a slight decline over the same time period. Table wines can be further broken down by their retail price points. The following table illustrates the different retail price classes generally used for table wines.

                                                                                Three-year
                            Price Range      Volume share      Retail share     compounded
                            (per 750 ml       (percentage      (percentage     annual volume
Description                   bottle)       of unit volume) of retail dollars)  growth rate
-----------              ------------------ --------------- ------------------ -------------
Economy.................    less than $3.50      50.6%             22.8%           (1.0)%
Sub-Premium.............        $3.50-$5.49      24.3%             24.6%            2.8%
Premium.................        $5.50-$9.49      14.7%             23.5%            6.1%
Super- and Ultra-
 Premium................ greater than $9.49      10.4%             29.0%           15.4%

   Favorable demographic trends, coupled with newly introduced research on the potential health benefits of moderate red wine consumption, have helped lead to favorable growth trends in wine consumption by the U.S. consumer. In addition, increasing disposable income has driven the strong growth of the super-premium and ultra-premium market in the last decade. In 2000, the total U.S. super-premium and ultra-premium wine market increased 19.0% from the previous year. Much of this growth can be attributed to the shifts in preference of aging baby boomers. Currently the largest and wealthiest age segment of the population, the baby boomers have helped support the growth in the premium and super-premium wine markets, because as their interest in wine drinking has increased, their tastes have also matured to the extent that they choose premium wines over the generic wines that had been popular in the 1970s and 1980s. These attractive industry trends are expected to continue into the foreseeable future.

 Imported Beer

   Shipments of imported beer in the United States increased at an average compounded annual growth rate of 12.7% from 1997 to 2000, led by Mexican imports. Mexican beers are the best selling imported beers in the United States and now account for 38.5% of the total imported beer market compared to 29.9% in 1997. Shipments of Mexican beer in 2000 increased 15.6% over 1999 as compared to an increase of 10.3% for the entire imported beer category. Shipments of imported beer as a percentage of the U.S. beer market increased to 10.1% in 2000 from 7.3% in 1997. Imported beer, along with microbrews and super-premium priced domestic beer, is generally priced above the leading domestic premium brands.

 Distilled Spirits

   Shipments of distilled spirits in the United States increased at an average compounded annual growth rate of 2.2% from 1997 to 2000. During this period, consumption of distilled spirits--such as vodka, rum and tequila--and brandy have increased, while whiskeys in general have declined slightly. In 2000, shipments of distilled spirits increased by 3.2% from the previous year. Rum, vodka and cordials are the three largest distilled spirits categories and accounted for 47.4% of all distilled spirits consumed in 2000. These three categories also achieved the greatest increases in cases sold.

United Kingdom

   The beverage alcohol industry in the United Kingdom consists of four major product categories: wine, beer, cider and distilled spirits. Total consumption of beverage alcohol was relatively flat from 1997 through 2000. Declines in beer, which accounts for 74% of the total beverage alcohol market, were offset by increases in wine, cider and distilled spirits. The following table sets forth the industry unit volume (in millions of hectoliters) for wine, beer, cider and distilled spirits for the four years ended December 31, 2000:

                                                         1997  1998  1999  2000
                                                         ----- ----- ----- -----
Wine....................................................  9.99 10.37 11.55 11.90
Beer.................................................... 61.11 58.84 58.92 56.92
Cider...................................................  5.51  5.55  6.02  5.72
Distilled Spirits.......................................  2.11  1.98  2.30  2.35

   The U.K. beverage alcohol market can also be separated into two distribution channels: on-premise and off-premise. On-premise distribution channels include hotels, restaurants, pubs, wine bars and clubs. Off-premise distribution channels include multiple grocers, convenience retail, cash & carry and wholesalers. In 2000, the total beverage alcohol retail sales in the United Kingdom were approximately (Pounds)25.8 billion, with the on-premise market accounting for 69% of those sales.

 Wine

   From 1997 to 2000, wine experienced an average compounded annual growth rate of 6.0%. Light wines, often referred to as table wines in the United States, are wines containing 15% or less alcohol by volume. Light wines account for approximately 74% of all wine sold in the United Kingdom and are one of the fastest growing segments of the wine industry with an average compounded annual growth rate of 5.0% from 1997 to 2000. The United Kingdom is a sophisticated wine market and consumers are open to experimentation of wines around the world as the United Kingdom has little domestic wine production. In 2000, wine comprised 26% of the total U.K. retail beverage alcohol market.

 Beer

   The U.K. beer industry continues to face consolidation pressure due to lower consumer demand and excess capacity. From 1997 to 2000, the average compounded annual growth rate for beer was (2.3%). In 2000, beer comprised 50% of the total U.K. retail beverage alcohol market.

 Cider

   Cider grew at an average compounded annual rate of 1.3% from 1997 to 2000. The cider market is segmented into two categories: packaged cider and draft cider. Packaged cider, which is sold primarily off-premise, accounted for 79% of all cider sales by volume in 2000. Draft cider is sold exclusively on-premise and accounted for the remaining 21% of sales in 2000. Cider generally competes with beer for market share. In 2000, cider comprised 4% of the total U.K. retail beverage alcohol market.

 Distilled Spirits

   The U.K. distilled spirits industry also continues to face increasing consolidation. From 1997 to 2000, the average compounded annual growth rate for distilled spirits was 3.7%. In 2000, distilled spirits comprised 20% of the total U.K. retail beverage alcohol market.

 Wholesale

   The overall beverage alcohol wholesale market in the United Kingdom is comprised of more than 134,000 on-premise outlets located throughout the region. Brewers and wholesalers provide a variety of beer, wine, cider, distilled spirits and other beverages where purchasing decisions are driven by price, quality and customer service. Brewers continue to dominate the supply of beer to the on-premise trade, as they are able to offer lower prices and larger volume distributions. Independent wholesalers differentiate themselves from the major brewers by offering a complete composite of drinks to the trade and providing value-added services.

                                    BUSINESS

   We are a leader in the production and marketing of beverage alcohol brands in North America and the United Kingdom. As the second largest supplier of wine, the second largest marketer of imported beer and the fourth largest supplier of distilled spirits, we are the largest single-source supplier of these products in the United States. In the United Kingdom, we are a leading marketer of wine, the second largest producer and marketer of cider and a leading independent drinks wholesaler. With our broad product portfolio, we believe we are distinctly positioned to satisfy an array of consumer preferences across all beverage alcohol categories. Leading brands in our portfolio include Franciscan Oakville Estate, Simi, Estancia, Ravenswood, Corona Extra, Modelo Especial, St. Pauli Girl, Almaden, Arbor Mist, Talus, Vendange, Alice White, Black Velvet, Fleischmann's, Schenley, Ten High, Stowells of Chelsea, Blackthorn and K.

   Our products are distributed by more than 1,000 wholesalers in North America. In the United Kingdom, we distribute our branded products and those of other companies to more than 16,500 customers. We operate 30 production facilities throughout the world and purchase products for resale from other producers.

   Constellation Brands, Inc. is a Delaware corporation incorporated on December 4, 1972 as the successor to a business founded in 1945. Since our founding in 1945 as a producer and marketer of wine products, we have grown through a combination of internal growth and acquisitions. Our internal growth has been driven by leveraging our existing portfolio of leading brands, developing new products, new packaging and line extensions, and focusing on the faster growing sectors of the beverage alcohol industry. The acquisitions of Ravenswood, the Corus Assets and the Turner Road Vintners Assets continued a series of strategic acquisitions made since 1991 by which we have broadened our portfolio and increased our market share, net sales and cash flow. For the twelve months ended May 31, 2001, our net sales and earnings before interest, taxes, depreciation and amortization ("EBITDA") were $2.5 billion and $357.3 million, respectively.

Competitive Strengths

 Leading Market Positions

   We have strong market share and leading market positions in all of our major product categories in both the United States and the United Kingdom, which allow us to increase our purchasing and distribution leverage with our suppliers and distributors. According to industry data, in the United States we are the second largest supplier of wine with a 19% market share, the second largest marketer of imported beer with a 17% market share and the fourth largest supplier of distilled spirits with a 10% market share. In the United Kingdom, we are the second largest producer of cider with a 33% market share and a leading independent drinks wholesaler.

 Leading Brand Recognition

   Many of our products are recognized leaders in their respective categories in the United States and the United Kingdom. In the United States, Corona Extra is the best selling imported beer brand; Almaden, Inglenook and Vendange are the third, ninth and tenth largest selling table wine brands, respectively; Arbor Mist is the largest selling wine with fruit; Richards Wild Irish Rose is the best selling dessert wine brand; Cook's champagne is the second largest selling sparkling wine brand; Fleischmann's is the third largest selling blended whiskey and fifth largest selling domestically bottled gin; Montezuma is the third largest selling tequila brand; and Black Velvet is the third largest selling Canadian whiskey brand. In the United Kingdom, Stowells of Chelsea is the best selling brand of table wine and QC is the best selling brand of fortified British wine; Blackthorn is the second largest selling on-premises draft cider; and Gaymer's Olde English is the third largest selling cider brand in the take-home market.

 Broad Product Portfolio

   Through new product introductions, product line extensions, innovative packaging and acquisitions we have broadened our product portfolio, expanded our geographic scope and improved the consistency of our earnings. Our sales are spread across the four major beverage alcohol categories--wine, beer, distilled spirits and cider--and across the United States and the United Kingdom. With a broad portfolio of products, we are well positioned to meet an array of consumer preferences and we can allocate resources to faster growing segments of the industry.

 Proven Acquisition Track Record

   We have successfully integrated newly acquired companies with our existing operations and achieved revenue growth and cost savings in the process. We have demonstrated the ability to acquire brands that were previously in decline and then revitalize and grow these brands. Since Fiscal 1991, we have successfully integrated a number of major acquisitions, which have led to compounded annual growth rates in our net sales and EBITDA of 32% and 35%, respectively. Due in part to our ability to successfully integrate acquisitions and achieve cost savings, over the past four fiscal years in the United States we have significantly increased the average gross profit margin of our U.S. wine portfolio from 25.3% in Fiscal 1996 to 33.5% in Fiscal 2001, and for our distilled spirits portfolio from 35.6% to 43.8% during the same period. Our December 1998 acquisition of Matthew Clark has given us a presence in the United Kingdom and a platform for growth in the European market. With the acquisitions of Franciscan Estates and Simi in June 1999, we entered the faster growing, higher margin, fine wine category. We continued to build our portfolio in the fine wine and premium wine categories with the recent acquisition of Ravenswood, which has the best selling super-premium zinfandel wine in the United States and creation of PWP, a joint venture formed with BRL Hardy, to capitalize on the fast growing Australian wine segment.

 Experienced and Incentivized Management Team

   We have one of the most experienced management teams in the beverage alcohol industry. Our chief executive officer, group president and division presidents have an average of 10 years with Constellation or its affiliates and an average of 19 years in the beverage alcohol industry. Richard Sands, our Chairman, President and Chief Executive Officer, and Robert Sands, our Group President, are members of the Sands family, which, prior to this offering, beneficially owns common stock representing 62% of our voting power and controls 22% of our outstanding equity.

Business Strategy

   Our objective is to be the premier marketer of a broad range of branded beverage alcohol products. We intend to continue to build our growth-oriented and profitable brands through the following key initiatives: effectively managing our brand portfolio, capitalizing on growth opportunities, introducing product line extensions and considering selective acquisition opportunities.

 Effectively Manage Brand Portfolio

   We maximize the profitability of our brand portfolio by focusing on the faster growing segments of the beverage alcohol market. We manage our brand portfolio with sales and marketing teams focused by major product category, and where appropriate, we leverage our sales and marketing expertise across product categories to take advantage of high-growth opportunities, particularly in national accounts. Our distilled spirits portfolio experienced a 3% growth rate versus a 2% growth rate for the overall distilled spirits industry between 1997 and 2000. We also concentrate our efforts in geographic markets with attractive demographics.

 Capitalize on Growth Opportunities

   We are focusing on a number of product categories that have demonstrated growth potential in an existing market, or are under-served by products currently available in the market. For example, we intend to further capitalize on the growth of the U.S. imported beer market. Our portfolio of imported beers, led by Corona Extra, grew at a compounded annual rate of 19% compared to 13% for the overall U.S. imported beer industry from 1997 through 2000. We continue to build distribution of Arbor Mist, a line of wine with fruit that we

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introduced in June 1998. We shipped over two million cases of Arbor Mist in
Fiscal 1999 and over four million cases in Fiscal 2001. We continue to stimulate growth by introducing new flavors as well as additional package size options. We have established our wholesale business in the United Kingdom as a leading independent beverage supplier to the on-premises trade. The Franciscan Estates and Simi product lines are well established in the fine wine category. Our portfolio of fine wines had a compounded annual growth rate of 20% compared to 15% for the category from 1997 through 2000. We introduced Thor's Hammer, an imported premium vodka from Sweden, to capitalize on the growth of imported premium vodkas in the United States. We are taking advantage of cross-border opportunities between the United States and the United Kingdom. After its successful launch in the United States, Arbor Mist was test marketed and rolled out nationally in the United Kingdom. It is now being produced and bottled at one of our Matthew Clark facilities. Likewise, after successful test marketing, we are producing and marketing K cider in the United States. K is a well-recognized premium cider brand in the United Kingdom.

 Introduce Product Line Extensions

   The commercial success and brand name recognition of our products give us the ability to introduce product line extensions to generate additional growth and to gain market share. In accordance with this strategy, we are using the well-known Almaden wine name to expand our presence in the growing box wine market in the United States by offering an increasing number of blends designed to appeal to consumers with preferences for lighter tasting red wines not offered by our competitors. We are the second largest seller of box wine in the United States. We are leveraging the top-ranked position of the Stowells of Chelsea boxed wine brand in the United Kingdom by introducing Stowells of Chelsea wine in a variety of bottle sizes, encouraging consumers to try an assortment of blends. Based on the strong growth of our wine with fruit, Arbor Mist, we continue to introduce new flavors. Following the success of 99 Bananas, a flavored liqueur, we introduced 99 Blackberries. We expect to continue to introduce new flavors designed to capitalize on changing consumer tastes. Corona Extra was recently introduced in six-pack cans as a package of convenience to enable consumers to purchase Corona Extra in the packaging of their choice.

 Consider Selective Acquisition Opportunities

   Strategic acquisitions will continue to be a component of our growth strategy. Since Fiscal 1991, we have completed a number of major acquisitions. This combination of experience and expertise, along with an established reputation for success in business combinations within the industry, gives us a solid platform from which to pursue future acquisitions. We expect to continue to seek to make acquisitions that capitalize on our existing infrastructure or that offer complementary product lines, geographic scope or additional distribution channels.

Recent Acquisitions and Joint Venture

 Acquisition of the Turner Road Vintners Assets

   On March 5, 2001, we acquired the Turner Road Vintners Assets. In this acquisition, we acquired several well-known premium wine brands, including Vendange, Nathanson Creek, Heritage and Talus. The preliminary purchase price of the Turner Road Vintners Assets was $289.7 million, including assumption of indebtedness of $9.4 million. The purchase price is subject to final closing adjustments which we do not expect to be material. The results of operations from the Turner Road Vintners Assets are reported in the Canandaigua Wine segment.

 Acquisition of the Corus Assets

   On March 26, 2001, we acquired the Corus Assets. In this acquisition, we acquired several well-known premium wine brands primarily sold in the northwestern United States, including Covey Run, Columbia, Ste.

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Chapelle and Alice White. In connection with the transaction, we also entered into long-term grape supply agreements with affiliates of Corus Brands, Inc. covering more than 1,000 acres of Washington and Idaho vineyards. The preliminary purchase price of the Corus Assets, including assumption of indebtedness (net of cash acquired) of $3.1 million, was $52.0 million plus an earn-out over six years based on the performance of the brands. The purchase price is subject to final closing adjustments which we do not expect to be material. The results of operations from the Corus Assets are reported in the Canandaigua Wine segment.

 Acquisition of Ravenswood

   On July 2, 2001, we completed the acquisition of Ravenswood, a leading, formerly publicly held, premium wine producer based in Sonoma, California. Ravenswood produces, markets and sells super-premium and ultra-premium California wine primarily under the Ravenswood brand name. The majority of the wine that Ravenswood produces and sells is red wine, including the best-selling super-premium zinfandel wine in the United States. The preliminary purchase price of Ravenswood was $148.0 million in cash plus assumed net debt, which was not significant at the time of closing. The purchase price is subject to final closing adjustments which we do not expect to be material. The results of operations from the Ravenswood acquisition are reported in the Franciscan segment.

 Pacific Wine Partners

   On August 1, 2001, Pacific Wine Partners, a joint venture that we own equally with BRL Hardy, the second largest wine company in Australia, began operations. PWP produces, markets and sells a global portfolio of premium wine in the United States, including a range of Australian imports, the fastest growing wine segment in the United States. This joint venture gives us a larger presence in the Australian wine segment and gives BRL Hardy access to our established distribution network. PWP has exclusive distribution rights in the United States and the Caribbean to seven brands--Banrock Station, Hardys, Leasingham, Barossa Valley Estate and Chateau Reynella from Australia; Nobilo from New Zealand; and LaBaume from France. The joint venture also owns Farallon, a premium California Coastal wine. In addition, PWP owns the Riverland Vineyards winery and controls 1,400 acres of vineyards, all located in Monterey County, California.

Business Segments

   We operate primarily in the beverage alcohol industry in North America and the United Kingdom. We report our operating results in five segments:
Canandaigua Wine (branded popular and premium wine and brandy and other, primarily grape juice concentrate); Barton (primarily beer and distilled spirits); Matthew Clark (branded wine, cider and bottled water, and wholesale wine, cider, distilled spirits, beer and soft drinks); Franciscan (primarily branded super-premium and ultra-premium wine); and Corporate Operations and Other (primarily corporate related items).

 Canandaigua Wine

   Canandaigua Wine produces, bottles, imports and markets wine and brandy in the United States. It is the second largest supplier of wine in the United States and exports wine to approximately 60 countries from the United States. Canandaigua Wine sells table wine, dessert wine, sparkling wine and brandy. Its leading brands include Alice White, Almaden, Arbor Mist, Covey Run, Dunnewood, Estate Cellars, Inglenook, Manischewitz, Marcus James, Mystic Cliffs, Paul Masson, Talus, Taylor, Vendange, Vina Santa Carolina, Cook's, J. Roget, Richards Wild Irish Rose and Paul Masson Grande Amber Brandy. Most of its wine is marketed in the $4.00 to $10.00 per 750 ml bottle price range.

   As a related part of its U.S. wine business, Canandaigua Wine is a leading grape juice concentrate producer in the United States. Grape juice concentrate competes with other domestically produced and imported fruit-based concentrates. Canandaigua Wine's other wine-related products and services include bulk wine, cooking wine, grape juice and St. Regis, a leading de-alcoholized line of wine in the United States.

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 Barton

   Barton produces, bottles, imports and markets a diversified line of beer and distilled spirits. It is the second largest marketer of imported beer in the United States and distributes six of the top 25 imported beer brands in the United States: Corona Extra, Modelo Especial, Corona Light, Pacifico, St. Pauli Girl, and Negra Modelo. Corona Extra is the best selling imported beer in the United States. Barton's other imported beer brands include Tsingtao from China, Peroni from Italy and Double Diamond and Tetley's English Ale from the United Kingdom. Barton also operates the Stevens Point Brewery, a regional brewer located in Wisconsin, which produces Point Special, among other brands.

   Barton is the fourth largest supplier of distilled spirits in the United States and exports distilled spirits to approximately 25 countries from the United States. Barton's principal distilled spirits brands include Black Velvet, Fleischmann's, Mr. Boston, Canadian LTD, Chi-Chi's prepared cocktails, Ten High, Montezuma, Barton, Monte Alban and Inver House. Substantially all of Barton's distilled spirits unit volume consists of products marketed in the value and mid-premium priced category. Barton also sells distilled spirits in bulk and provides contract production and bottling services for third parties.

 Matthew Clark

   Matthew Clark is a leading producer and marketer of cider, wine and bottled water and a leading drinks wholesaler throughout the United Kingdom. Matthew Clark also exports its branded products to approximately 50 countries from the United Kingdom. Matthew Clark is the second largest producer and marketer of cider in the United Kingdom. Matthew Clark distributes its cider brands in both the on-premise and off-premise markets. Matthew Clark's leading cider brands include Blackthorn, the second largest selling cider brand in the United Kingdom, Gaymer's Olde English, the United Kingdom's second largest selling cider brand in the take-home market, Diamond White and K.

   Matthew Clark's Stowells of Chelsea brand is the best selling branded table wine in the United Kingdom. Matthew Clark is the largest supplier of wine to the on-premise trade in the United Kingdom and maintains a leading market share position in fortified British wine through its QC and Stone's brand names. It also produces and markets Strathmore bottled water in the United Kingdom, the fourth largest bottled water brand and a leading sparkling water brand in the country.

   Matthew Clark is a leading independent beverage wholesaler to the on-premise trade in the United Kingdom and has one of the largest customer bases in the United Kingdom, with more than 16,000 on-premise accounts. Matthew Clark's wholesaling business involves the distribution of branded wine, distilled spirits, cider, beer and soft drinks. While these products are primarily produced by third parties, they also include Matthew Clark's branded cider and wine products.

 Franciscan

   Franciscan is a leading wine company in the super-premium and ultra-premium wine market. We believe Franciscan currently has the investment in land and vineyards to continue its track record of strong growth.

   Our Franciscan segment includes the prestigious Franciscan Oakville Estate (Napa Valley, California), Simi (Sonoma, California), Estancia (Monterey and Sonoma, California), Ravenswood (Sonoma, California), Mt. Veeder and Quintessa (Napa Valley, California), and Veramonte (Casablanca Valley, Chile) wines. The portfolio of fine wines is supported by Franciscan's winery and vineyard holdings in California and Chile. These brands are marketed by a dedicated sales force, primarily focusing on high-end restaurants and fine wine shops. Franciscan also exports its products to approximately 20 countries from the United States.


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Marketing and Distribution

 North America

   Our products are distributed and sold throughout North America through over 1,000 wholesalers, as well as through state and provincial alcoholic beverage control agencies. Canandaigua Wine, Barton and Franciscan employ full-time, in-house marketing, sales and customer service organizations to develop and service their sales to wholesalers and state agencies.

   We believe that the organization of our sales force into separate segments positions us to maintain a high degree of focus on each of our principal product categories. However, where appropriate, we leverage our sales and marketing skills across the organization, particularly in national accounts.

   Our marketing strategy places primary emphasis upon promotional programs directed at our broad national distribution network, and at the retailers served by that network. We have extensive marketing programs for our brands including promotional programs on both a national basis and regional basis in accordance with the strength of the brands, point-of-sale materials, consumer media advertising, event sponsorship, market research, trade advertising and public relations.

 United Kingdom

   The Company's U.K.-produced branded products are distributed throughout the United Kingdom by Matthew Clark. The products are packaged at one of three production facilities. Shipments of cider and wine are then made to Matthew Clark's national distribution center for branded products. All branded products are then distributed to either the on-premise or off-premise markets with some of the sales to on-premise customers made through Matthew Clark's wholesale business. Matthew Clark's wholesale products are distributed through 11 depots located throughout the United Kingdom. On-premise distribution channels include hotels, restaurants, pubs, wine bars and clubs. The off-premise distribution channels include grocers, convenience retail and cash-and-carry outlets.

   Matthew Clark employs a full-time, in-house marketing and sales organization that targets off-premise customers for Matthew Clark's branded products. Matthew Clark also employs a full-time, in-house branded products marketing and sales organization that services specifically the on-premise market in the United Kingdom. Additionally, Matthew Clark employs a full-time, in-house marketing and sales organization to service the customers of its wholesale business.

 Trademarks and Distribution Agreements

   Our products are sold under a number of trademarks, most of which we own. We also produce and sell wine and distilled spirits products under exclusive license or distribution agreements. Important agreements include a long-term license agreement with Hiram Walker & Sons, Inc., which expires in 2116, for the Ten High, Crystal Palace, Northern Light and Imperial Spirits brands; and a long-term license agreement with the B. Manischewitz Company, which expires in 2042, for the Manischewitz brand of kosher wine. On September 30, 1998, under the provisions of an existing long-term license agreement, Nabisco Brands Company agreed to transfer to Barton all of its right, title and interest to the corporate name "Fleischmann Distilling Company" and worldwide trademark rights to the "Fleischmann" mark for beverage alcohol products. Pending the completion of the assignment of such interests, the license will remain in effect. We also have other less significant license and distribution agreements related to the sale of wine and distilled spirits with terms of various durations.

   All of our imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products. These agreements have terms that vary and prohibit us from importing other beer from other producers from the same country. Our agreement to distribute Corona Extra and other Mexican beer brands exclusively throughout 25 primarily western U.S. states expires in December 2006 and,

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subject to compliance with certain performance criteria, continued retention of certain Company personnel and other terms under the agreement, will be automatically renewed for additional terms of five years. Changes in control of the Company or of its subsidiaries involved in importing the Mexican beer brands, changes in the position of the Chief Executive Officer of Barton Beers, Ltd., including by death or disability, or the termination of the President of Barton Incorporated, may be a basis for the supplier, unless it consents to such changes, to terminate the agreement. The supplier's consent to such changes may not be unreasonably withheld. Our agreement for the importation of St. Pauli Girl expires in June 2003. Prior to their expiration, these agreements may be terminated if we fail to meet certain performance criteria.
We believe we are currently in compliance with our material imported beer distribution agreements. From time to time, we have failed, and may in the future fail, to satisfy certain performance criteria in our distribution agreements. Although there can be no assurance that our beer distribution agreements will be renewed, given our long-term relationships with our suppliers, we expect that such agreements will be renewed prior to their expiration and we do not believe that these agreements will be terminated.

   We own the trademarks for most of the brands that we acquired in the Matthew Clark acquisition. We have a series of distribution agreements and supply agreements in the United Kingdom related to the sale of our products with varying terms and durations.

Competition

   The beverage alcohol industry is highly competitive. We compete on the basis of quality, price, brand recognition and distribution. Our beverage alcohol products compete with other alcoholic and nonalcoholic beverages for consumer purchases, as well as shelf space in retail stores, a presence in restaurants and marketing focus by our wholesalers. We compete with numerous multinational producers and distributors of beverage alcohol products, some of which may have greater resources than us. In the United States, Canandaigua Wine's principal competitors include E & J Gallo Winery and The Wine Group. Barton's principal competitors include Heineken USA, Molson Breweries USA, Labatt's USA, Guinness Import Company, Brown-Forman Beverages, Jim Beam Brands and Heaven Hill Distilleries, Inc. Franciscan's principal competitors include Beringer Blass Wine Estates, The Robert Mondavi Corp. and Kendall-Jackson. In the United Kingdom, Matthew Clark's principal competitors include H.P. Bulmer, Halewood Vintners and Waverley Vintners. In connection with its wholesale business, Matthew Clark distributes the branded wine of third parties that compete directly against its own wine brands.

Production

   In the United States, our wine is produced from several varieties of wine grapes grown principally in California and New York. The grapes are crushed at our wineries and stored as wine, grape juice or concentrate. Such grape products may be made into wine for sale under our brand names, sold to other companies for resale under their own labels, or shipped to customers in the form of juice, juice concentrate, unfinished wine, high-proof grape spirits or brandy. Most of our wine is bottled and sold within 18 months after the grape crush. Our inventories of wine, grape juice and concentrate are usually at their highest levels in November and December immediately after the crush of each year's grape harvest, and are substantially reduced prior to the subsequent year's crush.

   The bourbon whiskeys, domestic blended whiskeys and light whiskeys marketed by us are primarily produced and aged by us at our distillery in Bardstown, Kentucky. Following the Black Velvet Assets acquisition, the majority of our Canadian whisky requirements are produced and aged at our Canadian distilleries in Lethbridge, Alberta, and Valleyfield, Quebec. At our Albany, Georgia facility, we produce all of the neutral grain spirits and whiskeys we use in the production of vodka, gin and blended whiskey that we sell to customers in the State of Georgia. Our requirements of Scotch whisky, tequila, mezcal and the neutral grain spirits we use in the production of gin and vodka for sale outside of Georgia, and other spirits products, are purchased from various suppliers.


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   We operate three facilities in the United Kingdom that produce, bottle and package cider, wine and water. To produce Stowells of Chelsea, wine is imported in bulk from various countries such as Chile, Germany, France, Spain, South Africa and Australia, which is then packaged at our facility at Bristol and distributed under the Stowells of Chelsea brand name. Cider production was consolidated at our facility at Shepton Mallet, where apples of many different varieties are purchased from U.K. growers and crushed. This juice, along with European-sourced concentrate, is then fermented into cider. The Strathmore brand of bottled water (which is available in still, sparkling, and flavored varieties) is sourced and bottled in Forfar, Scotland.

   We operate one winery in Chile that crushes, vinifies, cellars and bottles wine.

Sources and Availability of Raw Materials

   The principal components in our production of branded beverage alcohol products are packaging materials (primarily glass) and agricultural products, such as grapes and grain. We utilize glass and polyethylene terephthalate ("PET") bottles and other materials such as caps, corks, capsules, labels and cardboard cartons in the bottling and packaging of our products. Glass bottle costs are one of the largest components of our cost of product sold. The glass bottle industry is highly concentrated with only a small number of producers. We have traditionally obtained, and continue to obtain, our glass requirements from a limited number of producers. We have not experienced difficulty in satisfying our requirements with respect to any of the foregoing and consider our sources of supply to be adequate. However, the inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our operations.

   Most of our annual grape requirements are satisfied by purchases from each year's harvest, which normally begins in August and runs through October. We believe that we have adequate sources of grape supplies to meet our sales expectations. However, in the event demand for certain wine products exceeds expectations, we could experience shortages.

   We purchase grapes from approximately 800 independent growers, principally in the San Joaquin Valley and Monterey regions of California and in New York State. We enter into written purchase agreements with a majority of these growers on a year-to-year basis. We currently own or lease approximately 6,600 acres of land and vineyards, either fully bearing or under development, in California, New York and Chile. This acreage supplies only a small percentage of our total needs. We continue to consider the purchase or lease of additional vineyards, and additional land for vineyard plantings, to supplement our grape supply.

   The distilled spirits that we manufacture require various agricultural products, neutral grain spirits and bulk spirits. We fulfill our requirements through purchases from various sources through contractual arrangements and through purchases on the open market. We believe that adequate supplies of the aforementioned products are available at the present time.

   We manufacture cider, perry, light and fortified British wine from materials that are purchased either on a contracted basis or on the open market. In particular, supplies of cider apples are sourced through long term supply arrangements with owners of apple orchards. There are adequate supplies of the various raw materials at this particular time.

Government Regulation

   Our operations in the United States are subject to extensive federal and state regulation. These regulations cover, among other matters, sales promotion, advertising and public relations, labeling and packaging, changes in officers or directors, ownership or control, distribution methods and relationships, and requirements regarding brand registration and the posting of prices and price changes. All of our operations and facilities are also subject to federal, state, foreign and local environmental laws and regulations and we are required to obtain permits and licenses to operate our facilities.

   In the United Kingdom, we have secured a Customs and Excise License to carry on an excise trade. Licenses are required for all premises where wine is produced. We hold a license to act as an excise warehouse operator. Registrations have been secured for the production of cider and bottled water. Formal approval of product labeling is not required.

                                      S-39
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   In Canada, our operations are also subject to extensive federal and provincial regulation. These regulations cover, among other matters, advertising and public relations, labeling and packaging, environmental matters, and customs and duty requirements. We are also required to obtain licenses and permits in order to operate our facilities.

   We believe that we are in compliance in all material respects with all applicable governmental laws and regulations and that the cost of administration and compliance with, and liability under, such laws and regulations does not have, and is not expected to have, a material adverse impact on our financial condition, results of operations or cash flows.

Employees

   We had approximately 3,060 full-time employees in the United States at July 31, 2001, of which approximately 840 were covered by collective bargaining agreements. Additional workers may be employed by the Company during the grape crushing season.

   We had approximately 1,800 full-time employees in the United Kingdom at July 31, 2001, of which approximately 430 were covered by collective bargaining agreements. Additional workers may be employed during the peak season.

   We had approximately 220 full-time employees in Canada at July 31, 2001, of which approximately 170 were covered by collective bargaining agreements.

   We consider our employee relations generally to be good.

Properties

   The Company consists of four business operating segments. Through these business segments, we currently operate wineries, distilling plants, bottling plants, a brewery, cider and water producing facilities, most of which include warehousing and distribution facilities on the premises. We also operate separate distribution centers under the Matthew Clark segment's wholesaling business. We believe that all of our facilities are in good condition and working order and have adequate capacity to meet our needs for the foreseeable future. The Company's corporate headquarters are located in offices leased in Fairport, New York.

 Canandaigua Wine

   Canandaigua Wine maintains its headquarters in owned and leased offices in Canandaigua, New York. It operates three wineries in New York, located in Canandaigua, Naples and Batavia; six wineries in California, located in Madera, Lodi, Escalon, Fresno and Ukiah; three wineries in Washington, located in Woodinville, Sunnyside and Zillah; and one winery in Caldwell, Idaho. All of the facilities in which these wineries operate are owned, except for the wineries in Batavia, New York; Caldwell, Idaho; and Woodinville, Washington, which are leased. Canandaigua Wine considers its principal wineries to be the Mission Bell winery in Madera, California and the Canandaigua winery in Canandaigua, New York. The Mission Bell winery crushes grapes, produces, bottles and distributes wine and produces grape juice concentrate. The Canandaigua winery crushes grapes and produces, bottles and distributes wine.

   Canandaigua Wine currently owns or leases approximately 2,800 acres of vineyards, either fully bearing or under development, in California and New York.

 Barton

   Barton maintains its headquarters in leased offices in Chicago, Illinois. It owns and operates four distilling plants, two in the United States and two in Canada. The two distilling plants in the United States are located in Bardstown, Kentucky; and Albany, Georgia; and the two distilling plants in Canada, which were acquired in connection with the Black Velvet Acquisition, are located in Valleyfield, Quebec; and Lethbridge, Alberta. Barton considers its principal distilling plants to be the facilities located in Bardstown, Kentucky; Valleyfield, Quebec; and Lethbridge, Alberta. The Bardstown facility distills, bottles and warehouses distilled spirits

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products for Barton's account and, on a contractual basis, for other participants in the industry. The two Canadian facilities distill, bottle and store Canadian whisky for Barton's own account, and distill and/or bottle and store Canadian whisky, vodka, rum, gin and liqueurs for third parties.

   In the United States, Barton also operates a brewery and three bottling plants. The brewery is located in Stevens Point, Wisconsin; and the bottling plants are located in Atlanta, Georgia; Owensboro, Kentucky; and Carson, California. All of these facilities are owned by Barton except for the bottling plant in Carson, California, which is operated and leased through an arrangement involving an ongoing management contract. Barton considers the bottling plant located in Owensboro, Kentucky to be one of its principal facilities. The Owensboro facility bottles and warehouses distilled spirits products for Barton's account and performs contract bottling.

 Matthew Clark

   Matthew Clark maintains its headquarters in owned offices in Bristol, England. It currently owns and operates two facilities in England that are located in Bristol and Shepton Mallet and one facility in Scotland, located in Forfar. Matthew Clark considers all three facilities to be its principal facilities. The Bristol facility produces, bottles and packages wine; the Shepton Mallet facility produces, bottles and packages cider; and the Forfar facility produces, bottles and packages water products. Matthew Clark also owns another facility in England, located in Taunton, the operations of which have now been consolidated into its Shepton Mallet facility. Matthew Clark plans to sell the Taunton property.

   Matthew Clark operates a National Distribution Centre, located at Severnside, England to distribute its products that are produced at the Bristol and Shepton Mallet facilities. This distribution facility is leased by Matthew Clark. To support its wholesaling business, Matthew Clark operates 11 distribution centers located throughout the United Kingdom, all of which are leased. These 11 distribution centers are used to distribute products produced by third parties, as well as by Matthew Clark. Matthew Clark has been and will continue consolidating the operations of its wholesaling distribution centers.

 Franciscan

   Franciscan maintains its headquarters in offices owned in Rutherford, California. Through this segment we own and operate six wineries in the United States, one of which is on land that is leased, and, through a majority owned subsidiary, operate one winery in Chile. All six wineries in the United States are located in the State of California, in Rutherford, Healdsburg, Monterey, Mt. Veeder, and two in Sonoma. The winery in Chile is located in the Casablanca Valley. Franciscan considers its principal wineries to be one of its wineries in Sonoma, California and its wineries located in Rutherford, California; Healdsburg, California; Monterey, California; and the Casablanca Valley, Chile. The winery in Monterey, California crushes, vinifies and cellars wine. The other principal wineries crush grapes, vinify, cellar and bottle wine.

   Franciscan also owns and leases approximately 2,800 plantable acres of vineyards in California and approximately 1,000 plantable acres of vineyards in Chile.

Legal Proceedings

   The Company and its subsidiaries are subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management such liability will not have a material adverse effect on our financial condition, results of operations or cash flows.

                                   MANAGEMENT

   The following table sets forth information as of August 31, 2001 with respect to the current executive officers and directors of the Company:

Name                     Age Position
----                     --- --------
Richard Sands...........  50 Chairman of the Board, President and Chief Executive
                             Officer and Director
Robert Sands............  43 Group President and Director
Peter Aikens............  63 President and Chief Executive Officer of Matthew
                             Clark plc
Alexander L. Berk.......  51 President and Chief Executive Officer of Barton
                             Incorporated
Agustin Francisco         35 President of Franciscan Vineyards, Inc.
 Huneeus................
Jon Moramarco...........  44 President and Chief Executive Officer of Canandaigua
                             Wine Company, Inc.
Thomas J. Mullin........  50 Executive Vice President and General Counsel
George H. Murray........  54 Executive Vice President and Chief Human Resources
                             Officer
Thomas S. Summer........  47 Executive Vice President and Chief Financial Officer
George Bresler..........  77 Director
Jeananne K. Hauswald....  57 Director
James A. Locke, III.....  59 Director
Thomas C. McDermott.....  65 Director
Paul L. Smith...........  65 Director

   Richard Sands, Ph.D., has been employed by the Company in various capacities since 1979. He was elected Executive Vice President and a director in 1982, became President and Chief Operating Officer in May 1986 and was elected Chief Executive Officer in October 1993. In September 1999, Mr. Sands was elected Chairman of the Board. He is the brother of Robert Sands.

   Robert Sands was appointed Group President in April 2000 and has served as a director since January 1990. Mr. Sands also had served as Vice President from June 1990 through October 1993, as Executive Vice President from October 1993 through April 2000, and as General Counsel from June 1986 through May 2000. He is the brother of Richard Sands.

   Peter Aikens serves as President and Chief Executive Officer of Matthew Clark plc, a wholly owned subsidiary of the Company. In this capacity, Mr. Aikens is in charge of the Company's Matthew Clark segment, and has been since the Company acquired control of Matthew Clark in December 1998. He has been the Chief Executive Officer of Matthew Clark plc since May 1990 and has been in the brewing and drinks industry for most of his career.

   Alexander L. Berk serves as President and Chief Executive Officer of Barton Incorporated, a wholly owned subsidiary of the Company. In this capacity, Mr. Berk is in charge of the Company's Barton segment. From 1990 until February 1998, Mr. Berk was President and Chief Operating Officer of Barton and from 1988 to 1990, he was the President and Chief Executive Officer of Schenley Industries. Mr. Berk has been in the beverage alcohol industry for most of his career, serving in various positions.

   Agustin Francisco Huneeus serves as President of Franciscan Vineyards, Inc., a wholly owned subsidiary of the Company. In this capacity, Mr. Huneeus is in charge of the Company's Franciscan segment. Since December 1995 and prior to becoming President on May 15, 2000, he served in various positions with Franciscan, the last of which was Senior Vice President, Sales and Marketing. From June 1994 to December 1995, he was an associate in the branded consumer venture group of Hambrecht & Quist.

   Jon Moramarco joined Canandaigua Wine Company, Inc., a wholly owned subsidiary of the Company, in November 1999 as its President and Chief Executive Officer. In this capacity, Mr. Moramarco is in charge of the Company's Canandaigua Wine segment. Prior to joining Canandaigua Wine Company, Inc., he served as President and Chief Executive Officer of Allied Domecq Wines, USA since 1992. Mr. Moramarco has more than 15 years of diverse experience in the wine industry, including prior service as Chairman of the American Vintners Association, a national wine trade organization.

   Thomas J. Mullin joined the Company as Executive Vice President and General Counsel on May 30, 2000. Prior to joining the Company, Mr. Mullin served as President and Chief Executive Officer of TD Waterhouse Bank, NA since February 2000, of CT USA, F.S.B. since September 1998, and of CT USA, Inc. since March 1997. He also served as Executive Vice President, Business Development and Corporate Strategy of C.T. Financial Services, Inc. from March 1997 through February 2000. From 1985 through 1997, Mr. Mullin served as Vice Chairman and Senior Executive Vice President of First Federal Savings and Loan Association of Rochester, New York and from 1982 through 1985, he was a partner in the law firm of Phillips, Lytle, Hitchcock, Blaine & Huber LLP.

   George H. Murray joined the Company in April 1997 as Senior Vice President and Chief Human Resources Officer and in April 2000 was elected Executive Vice President. From August 1994 to April 1997, Mr. Murray served as Vice President-Human Resources and Corporate Communications of ACC Corp., an international long distance reseller. For eight and a half years prior to that, he served in various senior management positions with First Federal Savings and Loan Association of Rochester, New York, including the position of Senior Vice President of Human Resources and Marketing from 1991 to 1994.

   Thomas S. Summer joined the Company in April 1997 as Senior Vice President and Chief Financial Officer and in April 2000 was elected Executive Vice President. From November 1991 to April 1997, Mr. Summer served as Vice President, Treasurer of Cardinal Health, Inc., a large national health care services company, where he was responsible for directing financing strategies and treasury matters. Prior to that, from November 1987 to November 1991, Mr. Summer held several positions in corporate finance and international treasury with PepsiCo, Inc.

   George Bresler, a director of the Company since 1992, has been engaged in the practice of law since 1957. From August 1987 through July 1992, Mr. Bresler was a partner of the law firm of Bresler and Bab, New York, New York. Since 1992, Mr. Bresler has been a partner of the law firm of Kurzman Eisenberg Corbin Lever & Goodman, LLP, and its predecessor firms, in New York, New York. Mr. Bresler provides legal services to the Company.

   Jeananne K. Hauswald, a director of the Company since 2000, has been a managing partner of Solo Management Group, LLC, a corporate financial and investment management consulting company, since September 1998. From 1987 to 1998, Ms. Hauswald was employed by The Seagram Company Ltd., a beverage and entertainment/communications company, where she served in various positions, including Vice President Human Resources from 1990 to 1993 and Vice President and Treasurer from 1993 to 1998. Ms. Hauswald currently serves on the board of directors of Thomas & Betts Corporation.

   James A. Locke, III, a director of the Company since 1983, has been a partner of the law firm of Nixon Peabody LLP, and its predecessor firm, in Rochester, New York, the Company's principal outside counsel, since January 1, 1996. For twenty years prior to joining Nixon Peabody, Mr. Locke was a partner in another law firm in Rochester, New York.

   Thomas C. McDermott, a director of the Company since 1997, has been a proprietor of Forbes Products, LLC, a custom vinyl business products company, since January 1998. From 1994 to 1997, Mr. McDermott was President and Chief Executive Officer of Goulds Pumps, Incorporated, a centrifugal pumps company for industrial, domestic and agricultural markets, where he also was Chairman from 1995 to 1997. From 1986 to 1993, he was President and Chief Operating Officer of Bausch & Lomb Incorporated, a contact lens, lens-care and eyewear products company.

   Paul L. Smith, a director of the Company since 1997, retired from Eastman Kodak Company in 1993 after working there for thirty-five years. Mr. Smith was employed in various positions at Eastman Kodak Company, the last of which was from 1983 to 1993, when he served as Senior Vice President and Chief Financial Officer. Also, from 1983 to 1993, Mr. Smith served on the board of directors of Eastman Kodak Company. Mr. Smith also currently serves on the board of directors of Home Properties of New York, Inc. and Performance Technologies, Incorporated.

                             PRINCIPAL STOCKHOLDERS

   The following tables set forth information regarding the beneficial ownership of our class A common stock and our class B common stock as of July 31, 2001, by:

  . all persons known to us who beneficially own 5% or more of either our class A common stock or our class B common stock;

  . our chief executive officer and each of our other four most highly compensated executive officers in Fiscal 2001;

  .   each of our directors;

  .   all of our directors and executive officers as a group; and

  . persons that beneficially own substantially all of the equity interests in R, R, M & C Partners, L.L.C. ("RRM&C"), one of the selling stockholders.

   The information in the following tables has been presented to show the effect of the transfer to RRM&C of shares of class A common stock by certain members of the Sands family and certain entities controlled by the Sands family, and the sale of such shares offered hereby. See "Selling Stockholders."

   Unless otherwise indicated in the footnotes to the tables, the stockholders listed below have sole voting and investment power with respect to the shares that they own, subject to applicable community property laws. For the purpose of these tables, beneficial ownership includes:

  . shares over which the stockholder has sole or shared voting or investment power; and

  . shares of class A common stock that may be acquired through the exercise of options that are exercisable within 60 days of July 31, 2001.

   For the purpose of these tables, a stockholder that owns shares of class B common stock will not be deemed to beneficially own shares of class A common stock, notwithstanding the rules of the Exchange Act that provide that a holder of class B common stock will be deemed to beneficially own shares of class A common stock because each share of class B common stock is convertible into one share of class A common stock at any time. The footnotes to the tables indicate the number of shares of class A common stock that are beneficially owned by a stockholder as a result of the conversion feature of the class B common stock.

   The applicable percentage of class A common stock beneficially owned before and after this offering is based upon 36,470,672 shares of class A common stock outstanding. The applicable percentage of class B common stock beneficially owned before and after this offering is based upon 6,075,245 shares of class B common stock outstanding.

   The address of each stockholder, each director and each executive officer listed in the table below is c/o Constellation Brands, Inc., 300 WillowBrook Office Park, Fairport, New York 14450.

Beneficial Ownership of Class A Common Stock(1)

                           Before transfer of shares to    After transfer of shares to
                          RRM&C and before this offering  RRM&C and after this offering
                          ------------------------------- ------------------------------
                                              Percent of                     Percent of
                                               class A                        class A
                              Number of      common stock     Number of     common stock
                           shares of class A beneficially shares of class A beneficially
Name                         common stock       owned       common stock       owned
----                      ------------------ ------------ ----------------- ------------
Marilyn Sands(2)........      1,755,558          4.8%         1,107,560         3.0%
Richard Sands(3)........      1,694,657          4.6%           545,658         1.5%
Robert Sands(4).........      1,724,654          4.7%           575,655         1.6%
CWC Partnership-I(5)....        766,092          2.1%           118,094           *
Alexander L. Berk(6)....        197,820            *            197,820           *
Jon Moramarco(7)........         70,133            *             70,133           *
Thomas S. Summer(8).....        130,476            *            130,476           *
James A. Locke, III(9)..         33,608            *             33,608           *
George Bresler..........          1,510            *              1,510           *
Jeananne K.
 Hauswald(10)...........          7,510            *              7,510           *
Paul L. Smith(11).......         14,310            *             14,310           *
Thomas C.
 McDermott(12)..........         25,510            *             25,510           *
Stockholders group
 pursuant to Section
 13(d)(3) of the
 Exchange Act(13).......      2,623,957          7.1%           973,957         2.6%
All directors and
 executive officers as a
 group (14
 persons)(14)...........      3,436,120          9.1%         1,786,120         4.7%

Beneficial Ownership of Class B Common Stock(1)

                                                        Before and after this
                                                              offering
                                                      -------------------------
                                                                    Percent of
                                                       Number of     class B
                                                       shares of   common stock
                                                        class B    beneficially
Name                                                  common stock    owned
----                                                  ------------ ------------
Marilyn Sands(15)...................................     212,700        3.5%
Richard Sands(16)...................................   4,192,094       69.0%
Robert Sands(17)....................................   4,190,684       69.0%
CWC Partnership-I(18)...............................   1,524,770       25.1%
Trust for the benefit of Andrew Stern, M.D., under
 the will of Laurie Sands(19).......................   1,665,678       27.4%
Trust for the benefit of the grandchildren of Marvin
 and Marilyn Sands(20)..............................   1,012,500       16.7%
James A. Locke, III.................................          66          *
Stockholders group pursuant to Section 13(d)(3) of
 the Exchange Act(13)...............................   5,667,742       93.3%
All directors and executive officers as a group (14
 persons)(14).......................................   5,667,808       93.3%

--------
  *    Less than 1%.
 (1) For purposes of calculating the percentage of ownership of class A common stock in these footnotes, additional shares of class A common stock equal to the sum of the number of shares of class B common stock owned by each person and the number of shares of common stock that may be acquired through the exercise of options that are exercisable within 60 days of July 31, 2001 owned by each person are assumed to be outstanding pursuant to the beneficial ownership rules set out in Rule 13d-3(d)(1) under the Exchange Act. Where these footnotes reflect shares of class A common stock as being included, such shares are included only in the class A common stock table, and where these footnotes reflect shares of class B common stock as being included, such shares are included only in the class B common stock table.
 (2) This number of shares includes 1,578,106 shares of class A common stock over which Marilyn Sands has sole voting or investment power and 177,452 shares of class A common stock over which she has shared voting or investment power. With respect to 1,575,002 shares of the 1,578,106 shares of class A common stock over which Marilyn Sands has sole voting or investment power, Ms. Sands is the beneficial owner of a life estate that has the right to receive income from and the power to vote and dispose of such shares. The remainder interest in such shares is held by Richard Sands, Robert Sands and CWC Partnership-II, a New York general partnership ("CWCP-II"). The 177,452 shares over which Ms. Sands has shared voting or investment power includes 29,262 shares of class A common stock owned by the Mac and Sally Sands Foundation, Incorporated, a Virginia corporation (the "Sands Foundation"), of which Marilyn Sands is a director, and 148,190 shares of class A common stock owned by M, L, R & R, a New York general partnership ("MLR&R"), of which the Marvin Sands Master Trust (the "Master Trust") is a general partner. Ms. Sands is a trustee of the Master Trust. Ms. Sands disclaims beneficial ownership with respect to all shares owned by the Sands Foundation and with respect to all of the other foregoing shares except to the extent of her beneficial interest in the Master Trust. Assuming the conversion of class B common stock beneficially owned by Ms. Sands into class A common stock before this offering, Ms. Sands would beneficially own 1,968,258 shares of class A common stock, representing 5.4% of the outstanding class A common stock after such conversion and before this offering.
 (3) This number of shares includes 899,303 shares of class A common stock over which Richard Sands has sole voting or investment power, and 795,354 shares of class A common stock over which he has shared voting or investment power. The number of shares of class A common stock over which Richard Sands has sole voting or investment power includes
       297,613 shares of class A common stock issuable upon the exercise of options which are exercisable within 60 days of July 31, 2001 by Mr. Sands. The number of shares over which Mr. Sands shares power to vote or dispose includes, as applicable, 617,902 shares of class A common stock owned by CWC Partnership-I, a New York general partnership ("CWCP-I"), of which Richard Sands is a managing partner, 148,190 shares of class A common stock owned by MLR&R, of which Mr. Sands is a general partner, and 29,262 shares of class A common stock owned by the Sands Foundation, of which Mr. Sands is a director and officer. Mr.
       Sands disclaims beneficial ownership of all of the foregoing shares except to the extent of his ownership interest in CWCP-I and MLR&R and his beneficial interest in the Master Trust. The amounts reflected do not include 3,930 shares of class A common stock owned by Mr. Sands' wife, the remainder interest Mr. Sands has in 525,002 of the 1,575,002 shares of class A common stock subject to the life estate held by Marilyn Sands described in footnote (2) above, or the remainder interest of CWCP-II in 530,302 of such shares. Mr. Sands disclaims beneficial ownership with respect to all such shares.
       Assuming the conversion of class B common stock beneficially owned by Mr. Sands into class A common stock before this offering, Mr. Sands would beneficially own 5,886,751 shares of class A common stock, representing 14.4% of the outstanding class A common stock after such conversion and before this offering.
 (4) This number of shares includes 929,300 shares of class A common stock over which Robert Sands has sole voting or investment power, and 795,354 shares of class A common stock over which he has shared voting or investment power. The number of shares of class A common stock over which Robert Sands has sole voting or investment power includes 293,346 shares of class A common stock issuable upon the exercise of options which are exercisable within 60 days of July 31, 2001 by Mr. Sands. The number of shares over which Mr. Sands shares voting or investment power includes 617,902 shares of class A common stock owned by CWCP-I, of which Robert Sands is a managing partner, 148,190 shares of class A common stock owned by MLR&R, of which Mr. Sands is a general partner, and 29,262 shares of class A common stock owned by the Sands
       Foundation, of which Mr. Sands is a director and officer. Mr. Sands disclaims beneficial ownership of all of the foregoing shares except to the extent of his ownership interest in CWCP-I and MLR&R and his beneficial interest in the Master Trust. The amounts reflected do not include 45,880 shares of class A common stock owned by Mr. Sands' wife, individually and as custodian for their minor children, the remainder interest Mr. Sands has in 519,698 of the 1,575,002 shares of class A common stock subject to the life estate held by Marilyn Sands described in footnote (2) above, or the remainder interest of CWCP-II in 530,302 of such shares. Mr. Sands disclaims beneficial ownership with respect to all such shares.

       Assuming the conversion of class B common stock beneficially owned by Mr. Sands into class A common stock before this offering, Mr. Sands would beneficially own 5,915,338 shares of class A common stock, representing 14.4% of the outstanding class A common stock after such conversion and before this offering.
 (5) This number of shares includes 148,190 shares of class A common stock owned by MLR&R, of which CWCP-I is a general partner. The shares owned by CWCP-I are included in the number of shares beneficially owned by Richard Sands and Robert Sands, the managing partners of CWCP-I, the Marital Trust (defined in footnote (19) below), a partner of CWCP-I which owns a majority in interest of the CWCP-I partnership interests and the Group described in footnote (13) below. The other partners of CWCP-I are trusts for the benefit of Laurie Sands' children.
 (6) Includes 197,820 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of July 31, 2001.
 (7) Includes 69,910 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of July 31, 2001.
 (8) Includes 126,300 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of July 31, 2001, and also 1,696 shares over which Mr. Summer has voting or investment power that he shares with his spouse.
 (9) Includes 30,000 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days after July 31, 2001. Assuming the conversion of class B common stock beneficially owned by Mr. Locke into class A common stock, Mr. Locke would beneficially own 33,674 shares of class A common stock, representing less than 1% of the outstanding class A common stock after such conversion.
(10) Includes 6,000 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days after July 31, 2001.
(11) Includes 12,000 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days after July 31, 2001.
(12) Includes 24,000 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days after July 31, 2001.
(13) The group as reported consists of Richard Sands, Robert Sands, CWCP-I, CWCP-II, and the trust described in footnote (20) (collectively, the "Group"). The basis for the Group consists of (i) a Stockholders Agreement among Richard Sands, Robert Sands and CWCP-I and (ii) the fact that the familial relationship between Richard Sands and Robert Sands, their actions in working together in the conduct of the business of the Company and their capacity as partners and trustees of the other members of the Group may be deemed to constitute an agreement to "act in concert" with respect to the Company's shares. The members of the Group disclaim that an agreement to act in concert exists. Except with respect to the shares subject to the Stockholders Agreement, the shares owned by CWCP-I and CWCP-II and the shares held by the trust described in footnote (20) below, no member of the Group is required to consult with any other member of the Group with respect to the voting or disposition of any shares of the Company.
       Assuming the conversion of class B common stock beneficially owned by the Group into class A common stock before this offering, the Group would beneficially own 8,291,699 shares of class A common stock, representing 19.4% of the outstanding class A common stock after such conversion and before this offering.
(14) This group consists of the Company's current executive officers and directors. Assuming the conversion of a total of 5,667,808 shares of class B common stock beneficially owned by the executive officers and directors as a group into class A common stock, all executive officers and directors as a group would beneficially own 9,103,928 shares of class A common stock, representing 20.9% of the outstanding class A common stock after such conversion and before this offering.
(15) This number of shares includes 9,000 shares of class B common stock over which Marilyn Sands has sole voting or investment power and 203,700 shares of class B common stock over which she has shared voting or investment power.
(16) This number of shares includes 1,477,058 shares of class B common stock over which Richard Sands has sole voting or investment power and 2,715,036 shares of class B common stock over which he has shared voting or investment power. The number of shares of class B common stock over which Mr. Sands shares voting or investment power includes 1,357,928 shares of class B common stock owned by CWCP-I, of which Richard Sands is a managing partner, 36,858 shares of class B common stock owned by the Master Trust, of which Mr. Sands is a trustee and beneficiary, 166,842 shares of class B common stock owned by MLR&R, of which Mr. Sands is a general partner, 140,908 shares of class B common stock owned by CWCP-II, of which Mr. Sands is a trustee of the managing partner, and 1,012,500 shares of class B common stock owned by the trust described in footnote
       (20) below. Mr. Sands disclaims beneficial ownership of all of the foregoing shares except to the extent of his ownership interest in CWCP-I and MLR&R and his beneficial interest in the Master Trust.
(17) This number of shares includes 1,475,648 shares of class B common stock over which Robert Sands has sole voting or investment power and 2,715,036 shares of class B common stock over which he has shared voting or investment power. The number of shares of class B common stock over which Robert Sands shares voting or investment power includes 1,357,928 shares of class B common stock owned by CWCP-I, of which Mr. Sands is a managing partner, 36,858 shares of class B common stock owned by the Master Trust of which Mr. Sands is a trustee and beneficiary, 166,842 shares of class B common stock owned by MLR&R, of which Mr. Sands is a general partner, 140,908 shares of class B common stock owned by CWCP-II, of which Mr. Sands is a trustee of the managing partner, and 1,012,500 shares of class B common stock owned by the trust described in footnote (20) below. Mr. Sands disclaims beneficial ownership of all of the foregoing shares except to the extent of his ownership interest in CWCP-I and MLR&R and his beneficial interest in the Master Trust.
(18) This number of shares includes 166,842 shares of class B common stock owned by MLR&R, of which CWCP-I is a general partner. The shares owned by CWCP-I are included in the number of shares beneficially owned by Richard Sands and Robert Sands, the managing partners of CWCP-I, the Marital Trust (defined in footnote (19) below), a partner of CWCP-I which owns a majority in interest of the CWCP-I partnership interests, and the Group described in footnote (13) above. The other partners of CWCP-I are trusts for the benefit of Laurie Sands' children.
       Assuming the conversion of class B common stock beneficially owned by CWCP-I into class A common stock before this offering, CWCP-I would beneficially own 2,290,862 shares of class A common stock, representing 6.0% of the outstanding class A common stock after such conversion and before this offering.
(19) This number of shares includes 1,357,928 shares of class B common stock owned by CWCP-I, in which the Trust for the benefit of Andrew Stern, M.D., under the will of Laurie Sands (the "Marital Trust") is a partner and owns a majority in interest of the CWCP-I partnership interests, 140,908 shares of class B common stock owned by CWCP-II, in which the Marital Trust is a partner and owns a majority in interest of the CWCP-II partnership interests, and 166,842 shares of class B common stock owned by MLR&R, of which CWCP-I is a general partner. The Marital Trust disclaims beneficial ownership with respect to all of the foregoing shares except to the extent of its ownership interest in CWCP-I and CWCP-II.
       Assuming the conversion of class B common stock beneficially owned by the Marital Trust into class A common stock before this offering, the Marital Trust would beneficially own 2,431,770 shares of class A common stock, representing 6.4% of the outstanding class A common stock after such conversion and before this offering.
(20) The trust was created by Marvin Sands under the terms of an Irrevocable Trust Agreement dated November 18, 1987 (the "Trust"). The Trust is for the benefit of the present and future grandchildren of Marvin and Marilyn Sands. The Co-Trustees of the Trust are Richard Sands and Robert Sands. Unanimity of the Co-Trustees is required with respect to voting and disposing of the class B common stock owned by the Trust. The shares owned by the trust are included in the number of shares beneficially owned by Richard Sands, Robert Sands and the Group described in footnote
       (13) above.
       Assuming the conversion of class B common stock beneficially owned by the Trust into class A common stock before this offering, the Trust would beneficially own 1,012,500 shares of class A common stock, representing 2.7% of the outstanding class A common stock after such conversion and before this offering.

                              SELLING STOCKHOLDERS

   The selling stockholders are:

  . R, R, M & C Partners, L.L.C., a Missouri limited liability company ("RRM&C"), and

  .   M, L, R & R, a New York general partnership ("MLR&R").

   Substantially all of the equity interests of RRM&C are indirectly beneficially owned by Marilyn Sands, Richard Sands, Robert Sands and CWC Partnership-I ("CWCP-I"), a New York general partnership, of which each of Richard Sands and Robert Sands is a managing partner. Each of Richard Sands and Robert Sands has transferred 501,001 shares, and each of Marilyn Sands and CWCP-I has transferred 500,000 shares, of class A common stock to R, R, M & C Group, L.P., a Missouri limited partnership and the managing member of RRM&C, which in turn has transferred all of such shares to RRM&C. The general partner of R, R, M & C Group, L.P. is R, R, M & C Management Corporation, of which Robert Sands is the president and Richard Sands is the secretary.

   The general partners of MLR&R are Richard Sands, Robert Sands, CWCP-I, the Marvin Sands Master Trust, and Andrew Stern. See footnotes to "Principal Stockholders."

   As more fully described in "Description of Class A Common Stock" beginning on page 15 of the Company Prospectus, holders of class A common stock are entitled to one vote per share and are entitled, as a class, to elect one fourth of the members of our board of directors. Holders of class B common stock are entitled to 10 votes per share and are entitled, as a class, to elect the remaining directors. As of July 31, 2001, the Sands family beneficially owned approximately 11% of the outstanding shares of class A common stock (exclusive of shares of class A common stock issuable pursuant to the conversion feature of the class B common stock owned by the Sands family) and approximately 93% of the outstanding shares of class B common stock. On all matters other than the election of directors, the Sands family has the ability to vote approximately 62% of the votes entitled to be cast by holders of our outstanding capital stock, voting as a single class. Assuming the sale of all 2,150,000 shares offered by this prospectus supplement, but otherwise based on holdings as of July 31, 2001, the Sands family will beneficially own approximately 6% of the outstanding shares of class A common stock (exclusive of shares of class A common stock issuable pursuant to the conversion feature of the class B common stock owned by the Sands family) and approximately 93% of the outstanding shares of class B common stock, and will have the ability to vote approximately 60% of the votes entitled to be cast by holders of our outstanding capital stock, voting as a single class. Consequently, we are essentially controlled by the Sands family and even assuming the sale of all the shares offered by this prospectus supplement they would generally have sufficient voting power to determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval.

   The following table sets forth the number of shares of class A common stock, assuming that the transfers described above occurred on July 31, 2001, owned by each of the selling stockholders prior to the offering, the number of such shares that each is offering to sell, the number of shares of class A common stock that each selling stockholder will own after the sale, and the percentage of ownership of the outstanding shares of class A common stock represented by the holdings of each selling stockholder before and after such sale:

Selling Stockholders

                                                                   Shares of
                                     Shares of class A           class A common
                                       common stock                  stock
                                       beneficially               beneficially
                                     owned before this            owned after
                                         offering       Shares   this offering
                                     -----------------   to be   --------------
Name                                  Number   Percent  offered  Number Percent
----                                 --------- ------- --------- ------ -------
R, R, M & C Partners, L.L.C......... 2,002,002   5.5%  2,002,002   --      --
M, L, R & R.........................   148,190    *      147,998  192      *

--------
* Less than 1%

   For information regarding the indirect beneficial ownership of the shares to be sold by the selling stockholders, see the tables and accompanying footnotes setting out beneficial ownership of our class A common stock and our class B common stock in "Principal Stockholders," above.

                  CERTAIN UNITED STATES TAX CONSIDERATIONS TO
                           NON-UNITED STATES HOLDERS

   A general discussion of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of common stock applicable to Non-U.S. Holders (as defined) of common stock is set forth below. In general, a "Non-U.S. Holder" is a person that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust. The discussion is based on current law and is provided for general information only. The discussion does not address aspects of U.S. federal taxation other than income and estate taxation and does not address all aspects of federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder and does not address all aspects of U.S. federal income and estate tax laws that may be relevant to Non-U.S. Holders that may be subject to a special treatment under such laws (for example, insurance companies, pass-through entities, tax-exempt organizations, financial institutions or broker-dealers). This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Accordingly, prospective investors are urged to consult their tax advisors regarding the United States federal, state, local and foreign income and other tax consequences of acquiring, holding and disposing of common stock.

Dividends

   In general, the gross amount of dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate (or any lower rate prescribed by an applicable tax treaty) unless the dividends are (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and a Form W-8ECI is filed with the withholding agent and (ii) if a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder. If this exception applies, the dividend will be taxed at ordinary U.S. federal income tax rates. In the case of a Non-U.S. Holder that is a corporation, effectively connected income may also be subject to the branch profits tax, except to the extent that an applicable tax treaty provides otherwise. For purposes of determining whether tax is to be withheld at a reduced rate under an income tax treaty, a Non-U.S. Holder will be required to file a Form W-8BEN with the withholding agent certifying its entitlement to benefits under a treaty. In addition, where dividends are paid to a holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide the certification.

Sale of Common Stock

   Generally, a Non-U.S. Holder will not be subject to the United States federal income tax on any gain realized upon the disposition of his common stock unless: (i) the Company has been, is or becomes a "U.S. real property holding corporation" for federal income tax purposes, such Non-U.S. Holder owned more than 5% of the common stock sold during a specified period, and certain other requirements are met; (ii) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if a tax treaty applies, is attributable to an United States permanent establishment of the Non-U.S. Holder); (iii) the common stock is disposed of by an individual Non-U.S. Holder who holds the common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition or (iv) the Non-U.S. Holder is an individual who lost his U.S. citizenship within the last 10 years and such loss had, as one of its principal purposes, the avoidance of taxes, and the gains are considered derived from sources within the United States. The Company believes that it has not been, is not currently and, based upon its current business plans, is not likely to become an U.S. real property holding corporation. Non-U.S. Holders should consult applicable treaties, which may exempt from United States taxation gains realized upon the disposition of common stock in certain cases.

Estate Tax

   Common stock owned or treated as owned by an individual Non-U.S. Holder at the time of his death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting Requirements

   The Company will be required to report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence.

   U.S. information reporting requirements and backup withholding tax at a rate of 31% will generally apply to the dividends paid to Non-U.S. Holders paid to an address inside the U.S. and to payments to Non-U.S. Holders of the proceeds of a sale of the common stock by a U.S. office of a broker unless such Non-U.S. Holder certifies its Non-U.S. status under penalties of perjury or otherwise establishes an exemption. Information reporting (but not backup withholding) generally will also apply to payments of the proceeds of sales of the common stock by non-U.S. offices of U.S. brokers, or non-U.S. brokers with some types of relationships with the U.S., unless the Non-U.S. Holder complies with certain certification procedures to establish its Non-U.S. status or otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to payments of the proceeds of sales of the common stock to or through a non-U.S. office of a non-U.S. broker.

   Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder is allowable as a credit against the holder's U.S. federal income tax, which may entitle the Non-U.S. Holder to a refund, provided that the holder furnishes the required information to the IRS.

   Prospective purchasers of common stock are urged to consult their tax advisors as to the application of the current rules regarding backup withholding and information reporting and as to the effect, if any, of such rules on their acquisition, ownership and disposition of the common stock.

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Salomon Smith Barney Inc., as the underwriter, has agreed to purchase, and the selling stockholders have agreed to sell to the underwriter, 2,150,000 shares of our class A common stock.

   The underwriting agreement provides that the obligations of the underwriter to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the shares, other than those covered by the over-allotment option described below, if it purchases any of the shares.

   The underwriter proposes to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $0.82 per share. The underwriter may allow, and dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the underwriter may change the public offering price and the other selling terms.

   We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase from us up to 322,500 additional shares of our class A common stock at the public offering price less the underwriting discount. The underwriter may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering.

   The selling stockholders, and members of the Sands family and their related entities have agreed that, for a period of 180 days, and we and our executive officers and directors have agreed that, for a period of 90 days, from the date of this prospectus supplement, subject to certain exceptions, they and we will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

   The class A common stock is listed on the New York Stock Exchange under the symbol "STZ."

   The following table shows the underwriting discounts that we and the selling stockholders are to pay to the underwriter in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares of class A common stock.

                                  Paid by Selling
                                   Stockholders          Paid by Constellation
                             ------------------------- -------------------------
                             No Exercise Full Exercise No Exercise Full Exercise
                             ----------- ------------- ----------- -------------
Per Share................... $    1.356   $    1.356       --        $  1.356
Total....................... $2,915,400   $2,915,400       --        $437,310

   In connection with this offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, covering transactions and stabilizing transactions. Short sales involve sales of class A common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriter's over-allotment option. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. Transactions to close out the covered short involve either purchases of the class A common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriter may also make "naked" short sales of shares in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares of class A common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of the class A common stock. They may also cause the price of the class A common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

   We and the selling stockholders estimate that the total expenses of this offering will be approximately $500,000. Under certain conditions, the underwriter has agreed to reimburse for certain of these expenses.

   The underwriter has performed investment banking and advisory services for us from time to time for which it has received customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us and the selling stockholders in the ordinary course of its business. Citicorp USA, Inc., an affiliate of Salomon Smith Barney, is a lender under our senior credit facility, a portion of which will be repaid with the proceeds that will be received by us if the underwriter exercises its over-allotment option.

   A prospectus supplement and the accompanying prospectuses in electronic format may be made available on the website maintained by the underwriter. The underwriter may allocate a number of shares for sale to its online brokerage account holders. The underwriter may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriter to securities dealers who resell shares to online brokerage account holders.

   We, the selling stockholders, and certain stockholders of the Company have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

                                 LEGAL OPINIONS

   Certain legal matters in connection with the offering will be passed upon for us by McDermott, Will & Emery. The validity of the class A common stock offered through this prospectus supplement will be passed upon for us by Nixon Peabody LLP. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

                                    EXPERTS

   The audited consolidated financial statements of Constellation Brands, Inc. included and incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included and incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The audited financial statements of Ravenswood Winery, Inc. as of June 30, 2000 and 1999 and for the three years in the period ended June 30, 2000 incorporated by reference in this prospectus and elsewhere in the Pre-Effective Amendment No. 1 to Form S-3 File No. 333-63480 and included in the Form 8-K filed on August 24, 2001 have been audited by Odenberg, Ullakko, Muranishi & Co. LLP, independent public accountants, and are incorporated by reference herein upon the authority of said firm as experts in giving said report.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important business and financial information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

  .   Annual Report on Form 10-K for the fiscal year ended February 28, 2001;

  .   Quarterly Report on Form 10-Q for the fiscal quarter ended May 31,
      2001;

  . Current Reports on Form 8-K filed on March 7, 2001, March 14, 2001, April 12, 2001 (reporting our results for the three month period and the twelve month period ended February 28, 2001, and announcing our two-for-one stock split), April 12, 2001 (reporting the proposed acquisition by us of Ravenswood Winery, Inc.), June 20, 2001, June 28, 2001, July 3, 2001, August 24, 2001, and September 5, 2001; and

  . The description of our class A common stock, par value $.01 per share, contained in Item 1 of our registration statement on Form 8-A filed on October 4, 1999.

   This prospectus supplement and the accompanying prospectuses incorporate important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectuses. You may request a copy of this information and any of the filings identified above, at no cost, by writing or telephoning us at: Constellation Brands, Inc.,
Attention: David S. Sorce, Secretary, 300 WillowBrook Office Park, Fairport, New York 14450; telephone number 716-218-2169.

                           CONSTELLATION BRANDS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements:

  Report of Independent Public Accountants................................  F-2

  Consolidated Balance Sheets--February 28, 2001 and February 29, 2000....  F-3

  Consolidated Statements of Income for the years ended February 28, 2001,
   February 29, 2000 and February 28, 1999................................  F-4

  Consolidated Statements of Changes in Stockholders' Equity..............  F-5

  Consolidated Statements of Cash Flows for the years ended February 28,
   2001,
   February 29, 2000 and February 28, 1999................................  F-6

  Notes to Consolidated Financial Statements..............................  F-7

Unaudited Consolidated Financial Statements:

  Consolidated Balance Sheets--May 31, 2001 and February 28, 2001......... F-41

  Consolidated Statements of Income for the three months ended May 31,
   2001
   and May 31, 2000....................................................... F-42

  Consolidated Statements of Cash Flows for the three months ended May 31,
   2001
   and May 31, 2000....................................................... F-43

  Notes to Consolidated Financial Statements.............................. F-44

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Constellation Brands, Inc.:

We have audited the accompanying consolidated balance sheets of Constellation Brands, Inc. (a Delaware corporation) and subsidiaries as of February 28, 2001 and February 29, 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended February 28, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Constellation Brands, Inc. and subsidiaries as of February 28, 2001 and February 29, 2000, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2001 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Rochester, New York
April 10, 2001

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                       February 28, February 29,
                                                           2001         2000
                                                       ------------ ------------
                       ASSETS
CURRENT ASSETS:
 Cash and cash investments...........................   $  145,672   $   34,308
 Accounts receivable, net............................      314,262      291,108
 Inventories, net....................................      670,018      615,700
 Prepaid expenses and other current assets...........       61,037       54,881
                                                        ----------   ----------
 Total current assets................................    1,190,989      995,997
PROPERTY, PLANT AND EQUIPMENT, net...................      548,614      542,971
OTHER ASSETS.........................................      772,566      809,823
                                                        ----------   ----------
 Total assets........................................   $2,512,169   $2,348,791
                                                        ==========   ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Notes payable.......................................   $    4,184   $   28,134
 Current maturities of long-term debt................       54,176       52,653
 Accounts payable....................................      114,793      122,213
 Accrued excise taxes................................       55,954       30,446
 Other accrued expenses and liabilities..............      198,053      204,771
                                                        ----------   ----------
 Total current liabilities...........................      427,160      438,217
                                                        ----------   ----------
LONG-TERM DEBT, less current maturities..............    1,307,437    1,237,135
                                                        ----------   ----------
DEFERRED INCOME TAXES................................      131,974      116,447
                                                        ----------   ----------
OTHER LIABILITIES....................................       29,330       36,152
                                                        ----------   ----------
COMMITMENTS AND CONTINGENCIES (See Note 12)

STOCKHOLDERS' EQUITY:
 Preferred Stock, $.01 par value--
  Authorized, 1,000,000 shares; Issued, none at
  February 28, 2001, and February 29, 2000...........          --           --
 Class A Common Stock, $.01 par value--
  Authorized, 120,000,000 shares; Issued, 37,438,968
  shares at February 28, 2001, and 36,413,324 shares
  at February 29, 2000...............................          374          364
 Class B Convertible Common Stock, $.01 par value--
  Authorized, 20,000,000 shares; Issued, 7,402,594
  shares at February 28, 2001, and 7,491,120 shares
  at February 29, 2000...............................           74           75
 Additional paid-in capital..........................      267,655      247,730
 Retained earnings...................................      455,798      358,456
 Accumulated other comprehensive loss--Cumulative
  translation adjustment.............................      (26,004)      (4,149)
                                                        ----------   ----------
                                                           697,897      602,476
                                                        ----------   ----------
 Less--Treasury stock--
 Class A Common Stock, 6,200,600 shares at February
  28, 2001, and 6,274,488 shares at February 29,
  2000, at cost......................................      (79,271)     (79,429)
 Class B Convertible Common Stock, 1,251,450 shares
  at February 28, 2001, and February 29, 2000, at
  cost...............................................       (2,207)      (2,207)
                                                        ----------   ----------
                                                          (81,478)      (81,636)
                                                        ----------   ----------
 Less--Unearned compensation-restricted stock
  awards.............................................         (151)          --
                                                        ----------   ----------
 Total stockholders' equity..........................      616,268      520,840
                                                        ----------   ----------
 Total liabilities and stockholders' equity..........   $2,512,169   $2,348,791
                                                        ==========   ==========

  The accompanying notes to consolidated financial statements are an intergral part of these balance sheets.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands, except per share data)

                                                 For the Years Ended
                                         -------------------------------------
                                          February     February     February
                                          28, 2001     29, 2000     28, 1999
                                         -----------  -----------  -----------
GROSS SALES............................. $ 3,154,294  $ 3,088,699  $ 1,984,801
Less--Excise taxes......................    (757,609)    (748,230)    (487,458)
                                         -----------  -----------  -----------
  Net sales.............................   2,396,685    2,340,469    1,497,343
COST OF PRODUCT SOLD....................  (1,639,230)  (1,618,009)  (1,049,309)
                                         -----------  -----------  -----------
  Gross profit..........................     757,455      722,460      448,034
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...............................    (486,587)    (481,909)    (299,526)
NONRECURRING CHARGES....................          --       (5,510)      (2,616)
                                         -----------  -----------  -----------
  Operating income......................     270,868      235,041      145,892
INTEREST EXPENSE, net...................    (108,631)    (106,082)     (41,462)
                                         -----------  -----------  -----------
  Income before income taxes and
   extraordinary item...................     162,237      128,959      104,430
PROVISION FOR INCOME TAXES..............     (64,895)     (51,584)     (42,521)
                                         -----------  -----------  -----------
  Income before extraordinary item......      97,342       77,375       61,909
EXTRAORDINARY ITEM, net of income
 taxes..................................         --           --       (11,437)
                                         -----------  -----------  -----------
NET INCOME.............................. $    97,342  $    77,375  $    50,472
                                         ===========  ===========  ===========
SHARE DATA:
Earnings per common share:
  Basic:
    Income before extraordinary item.... $      2.65  $      2.14  $      1.69
    Extraordinary item, net of income
     taxes..............................         --           --         (0.31)
                                         -----------  -----------  -----------
    Earnings per common share--basic.... $      2.65  $      2.14  $      1.38
                                         ===========  ===========  ===========
  Diluted:
    Income before extraordinary item.... $      2.60  $      2.09  $      1.65
    Extraordinary item, net of income
     taxes..............................         --           --         (0.30)
                                         -----------  -----------  -----------
    Earnings per common share--diluted.. $      2.60  $      2.09  $      1.35
                                         ===========  ===========  ===========
Weighted average common shares
 outstanding:
  Basic.................................      36,723       36,108       36,587
  Diluted...............................      37,375       36,998       37,507



  The accompanying notes to consolidated financial statements are an integral part of these statements.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                                               Accumulated
                           Common Stock   Additional              Other
                          ---------------  Paid-in   Retained Comprehensive Treasury    Unearned
                          Class A Class B  Capital   Earnings     Loss       Stock    Compensation  Total
                          ------- ------- ---------- -------- ------------- --------  ------------ --------
BALANCE, February 28,
 1998...................   $352     $79    $231,472  $230,609   $    --     $(37,085)    $ --      $425,427
Comprehensive income:
  Net income for Fiscal
   1999.................    --      --          --     50,472        --          --        --        50,472
  Cumulative translation
   adjustment...........    --      --          --        --      (4,173)        --        --        (4,173)
                                                                                                   --------
Comprehensive income....                                                                             46,299
  Conversion of 214,020
   Class B Convertible
   Common shares to
   Class A Common
   shares...............      2      (2)        --        --         --          --        --           --
Exercise of 407,130
 Class A stock options..      4     --        4,083       --         --          --        --         4,087
Employee stock purchases
 of 99,700 treasury
 shares.................    --      --        1,643       --         --          197       --         1,840
Repurchases of 2,037,672
 Class A Common shares..    --      --          --        --         --      (44,878)      --       (44,878)
Acceleration of 2,500
 Class A stock options..    --      --           43       --         --          --        --            43
Tax benefit on Class A
 stock options
 exercised..............    --      --        2,320       --         --          --        --         2,320
Tax benefit on
 disposition of employee
 stock purchases........    --      --          134       --         --          --        --           134
                           ----     ---    --------  --------   --------    --------     -----     --------
BALANCE, February 28,
 1999...................    358      77     239,695   281,081     (4,173)    (81,766)      --       435,272
Comprehensive income:
  Net income for Fiscal
   2000.................    --      --          --     77,375        --          --        --        77,375
  Cumulative translation
   adjustment...........    --      --          --        --          24         --        --            24
                                                                                                   --------
Comprehensive income....                                                                             77,399
Conversion of 207,226
 Class B Convertible
 Common shares to Class
 A Common shares........      2      (2)        --        --         --          --        --           --
Exercise of 375,380
 Class A stock options..      4     --        3,359       --         --          --        --         3,363
Employee stock purchases
 of 62,124 treasury
 shares.................    --      --        1,298       --         --          130       --         1,428
Acceleration of 189,450
 Class A stock options..    --      --          835       --         --          --        --           835
Tax benefit on Class A
 stock options
 exercised..............    --      --        2,634       --         --          --        --         2,634
Tax benefit on
 disposition of employee
 stock purchases........    --      --           43       --         --          --        --            43
Other...................    --      --         (134)      --         --          --        --          (134)
                           ----     ---    --------  --------   --------    --------     -----     --------
BALANCE, February 29,
 2000...................    364      75     247,730   358,456     (4,149)    (81,636)      --       520,840
Comprehensive income:
  Net income for Fiscal
   2001.................    --      --          --     97,342        --          --        --        97,342
  Cumulative translation
   adjustment...........    --      --          --        --     (21,855)        --        --       (21,855)
                                                                                                   --------
Comprehensive income....                                                                             75,487
Conversion of 88,526
 Class B Convertible
 Common shares to Class
 A Common shares........      1      (1)        --        --         --          --        --           --
Exercise of 929,568
 Class A stock options..      9     --       13,821       --         --          --        --        13,830
Employee stock purchases
 of 73,888 treasury
 shares.................    --      --        1,389       --         --          158       --         1,547
Acceleration of 31,750
 Class A stock options..    --      --          179       --         --          --        --           179
Issuance of 7,550
 restricted Class A
 Common shares..........    --      --          201       --         --          --       (201)         --
Amortization of unearned
 restricted stock
 compensation...........    --      --          --        --         --          --         50           50
Tax benefit on Class A
 stock options
 exercised..............    --      --        4,256       --         --          --        --         4,256
Tax benefit on
 disposition of employee
 stock purchases........    --      --           28       --         --          --        --            28
Other...................    --      --           51       --         --          --        --            51
                           ----     ---    --------  --------   --------    --------     -----     --------
BALANCE, February 28,
 2001...................   $374     $74    $267,655  $455,798   $(26,004)   $(81,478)    $(151)    $616,268
                           ====     ===    ========  ========   ========    ========     =====     ========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                   For the Years Ended
                                          ---------------------------------------
                                          February 28, February 29,  February 28,
                                              2001         2000          1999
                                          ------------ ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.............................   $  97,342   $    77,375    $  50,472
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Depreciation of property, plant and
  equipment.............................      44,613        40,892       27,282
 Extraordinary item, net of income
  taxes.................................         --            --        11,437
 Amortization of intangible assets......      25,770        23,831       11,308
 Deferred tax provision (benefit).......       6,677        (1,500)      10,053
 Loss (gain) on sale of assets..........       2,356        (2,003)       1,193
 Amortization of discount on long-term
  debt..................................         503           427          388
 Stock-based compensation expense.......         280           856          144
 Change in operating assets and
  liabilities, net of effects from
  purchases of businesses:
  Accounts receivable, net..............     (27,375)      (10,812)      44,081
  Inventories, net......................     (57,126)        1,926        1,190
  Prepaid expenses and other current
   assets...............................      (6,443)        4,663      (14,115)
  Accounts payable......................     (11,354)      (17,070)     (17,560)
  Accrued excise taxes..................      26,519       (18,719)      17,124
  Other accrued expenses and
   liabilities..........................       4,333        44,184      (31,807)
  Other assets and liabilities, net.....      (2,320)        4,005       (3,945)
                                           ---------   -----------    ---------
   Total adjustments....................       6,433        70,680       56,773
                                           ---------   -----------    ---------
   Net cash provided by operating
    activities..........................     103,775       148,055      107,245
                                           ---------   -----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property, plant and
  equipment.............................     (68,217)      (57,747)     (49,857)
 Purchases of businesses, net of cash
  acquired..............................      (4,459)     (452,910)    (332,216)
 Proceeds from sale of assets...........       2,009        14,977          431
 Purchase of joint venture minority
  interest..............................         --            --          (716)
                                           ---------   -----------    ---------
   Net cash used in investing
    activities..........................     (70,667)     (495,680)    (382,358)
                                           ---------   -----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term
  debt..................................     319,400     1,486,240      635,090
 Exercise of employee stock options.....      13,806         3,358        4,083
 Proceeds from employee stock
  purchases.............................       1,547         1,428        1,840
 Principal payments of long-term debt...    (221,908)   (1,059,952)    (264,101)
 Net repayments of notes payable........     (23,615)      (60,629)     (13,907)
 Payment of issuance costs of long-term
  debt..................................      (5,794)      (14,888)     (17,109)
 Purchases of treasury stock............         --            --       (44,878)
                                           ---------   -----------    ---------
   Net cash provided by financing
    activities..........................      83,436       355,557      301,018
                                           ---------   -----------    ---------
Effect of exchange rate changes on cash
 and cash investments...................      (5,180)       (1,269)         508
                                           ---------   -----------    ---------
NET INCREASE IN CASH AND CASH
 INVESTMENTS............................     111,364         6,663       26,413
CASH AND CASH INVESTMENTS, beginning of
 year...................................      34,308        27,645        1,232
                                           ---------   -----------    ---------
CASH AND CASH INVESTMENTS, end of year..   $ 145,672   $    34,308    $  27,645
                                           =========   ===========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Cash paid during the year for:
 Interest...............................   $ 105,644   $    95,004    $  35,869
                                           =========   ===========    =========
 Income taxes...........................   $  54,427   $    35,478    $  40,714
                                           =========   ===========    =========
SUPPLEMENTAL DISCLOSURES OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:
 Fair value of assets acquired,
  including cash acquired...............   $  15,115   $   562,204    $ 740,880
 Liabilities assumed....................     (10,656)     (106,805)    (382,759)
                                           ---------   -----------    ---------
 Cash paid..............................       4,459       455,399      358,121
 Less--cash acquired....................         --         (2,489)     (25,905)
                                           ---------   -----------    ---------
 Net cash paid for purchases of
  businesses............................   $   4,459   $   452,910    $ 332,216
                                           =========   ===========    =========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               February 28, 2001

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Description of business--

   Constellation Brands, Inc. (formerly Canandaigua Brands, Inc.) and its subsidiaries (the "Company") operate primarily in the beverage alcohol industry. The Company is a leader in the production and marketing of beverage alcohol brands in North America and the United Kingdom, and a leading independent drinks wholesaler in the United Kingdom. The Company is the largest single-source supplier of wine, imported beer and distilled spirits in the United States. In the United Kingdom, the Company is a leading producer and cider. The Company's products are distributed by more than 1,000 wholesale distributors in North America. In the United Kingdom, the Company distributes its branded products and those of other companies to more than 16,500 customers.

 Principles of consolidation--

   The consolidated financial statements of the Company include the accounts of Constellation Brands, Inc. and all of its subsidiaries. All intercompany accounts and transactions have been eliminated.

 Management's use of estimates and judgment--

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Foreign currency translation--

   The "functional currency" for translating the accounts of the Company's operations outside the U.S. is the local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in selling, general and administrative expenses.

 Cash investments--

   Cash investments consist of highly liquid investments with an original maturity when purchased of three months or less and are stated at cost, which approximates market value. At February 28, 2001, cash investments consist of investments in commercial paper of $141.0 million, which were classified as held-to-maturity. The amounts at February 29, 2000, were not significant.

 Fair value of financial instruments--

   To meet the reporting requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," the Company calculates the fair value of financial instruments using quoted market prices whenever available. When quoted market prices are not available, the Company uses standard pricing models for various types of financial instruments (such as forwards, options,

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001

swaps, etc.) which take into account the present value of estimated future cash flows. The methods and assumptions used to estimate the fair value of financial instruments are summarized as follows:

   Accounts receivable: The carrying amount approximates fair value due to the short maturity of these instruments, the creditworthiness of the customers and the large number of customers constituting the accounts receivable balance.

   Notes payable: These instruments are variable interest rate bearing notes for which the carrying value approximates the fair value.

   Long-term debt: The carrying value of the debt facilities with short-term variable interest rates approximates the fair value. The fair value of the fixed rate debt was estimated by discounting cash flows using interest rates currently available for debt with similar terms and maturities.

   Foreign exchange hedging agreements: The fair value of currency forward contracts is estimated based on quoted market prices.

   Letters of credit: At February 28, 2001, and February 29, 2000, the Company had letters of credit outstanding totaling $12.3 million and $10.8 million, respectively, which guarantee payment for certain obligations. The Company recognizes expense on these obligations as incurred and no material losses are anticipated.

   The carrying amount and estimated fair value of the Company's financial instruments are summarized as follows:

                                   February 28, 2001              February 29, 2000
                             ------------------------------ ------------------------------
                             Notional  Carrying     Fair    Notional  Carrying     Fair
                              Amount    Amount     Value     Amount    Amount     Value
                             -------- ---------- ---------- -------- ---------- ----------
                                                    (in thousands)
   Liabilities:
   Notes payable...........   $  --   $    4,184 $    4,184  $  --   $   28,134 $   28,134
   Long-term debt,
    including current
    portion................   $  --   $1,361,613 $1,380,050  $  --   $1,289,788 $1,254,090

   Derivative Instruments:
   Foreign exchange hedging
    agreements:
     Currency forward
      contracts............   $7,250  $      --  $      353  $6,895  $       -- $     (125)

 Interest rate futures and currency forward contracts--

   From time to time, the Company enters into interest rate futures and a variety of currency forward contracts in the management of interest rate risk and foreign currency transaction exposure. The Company has limited involvement with derivative instruments and does not use them for trading purposes. The Company uses derivatives solely to reduce the financial impact of the related risks. Unrealized gains and losses on interest rate futures are deferred and recognized as a component of interest expense over the borrowing period. Unrealized gains and losses on currency forward contracts are deferred and recognized as a component of the related transactions in the accompanying financial statements. Discounts or premiums on currency forward

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001

contracts are recognized over the life of the contract. Cash flows from derivative instruments are classified in the same category as the item being hedged. The Company's open currency forward contracts at February 28, 2001, hedge purchase commitments denominated in foreign currencies and mature within twelve months.

 Inventories--

   Inventories are stated at the lower of cost (computed in accordance with the first-in, first-out method) or market. Elements of cost include materials, labor and overhead and consist of the following:

                                                       February 28, February 29,
                                                           2001         2000
                                                       ------------ ------------
                                                            (in thousands)
   Raw materials and supplies.........................   $ 28,007     $ 29,417
   In-process inventories.............................    450,650      419,558
   Finished case goods................................    191,361      166,725
                                                         --------     --------
                                                         $670,018     $615,700
                                                         ========     ========

   A substantial portion of barreled whiskey and brandy will not be sold within one year because of the duration of the aging process. All barreled whiskey and brandy are classified as in-process inventories and are included in current assets, in accordance with industry practice. Bulk wine inventories are also included as in-process inventories within current assets, in accordance with the general practices of the wine industry, although a portion of such inventories may be aged for periods greater than one year. Warehousing, insurance, ad valorem taxes and other carrying charges applicable to barreled whiskey and brandy held for aging are included in inventory costs.

 Property, plant and equipment--

   Property, plant and equipment is stated at cost. Major additions and betterments are charged to property accounts, while maintenance and repairs are charged to operations as incurred. The cost of properties sold or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts at the time of disposal and resulting gains and losses are included as a component of operating income.

 Depreciation--

   Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

                                                                    Depreciable
                                                                      Life in
                                                                       Years
                                                                    ------------
   Buildings and improvements...................................... 10 to 33 1/3
   Machinery and equipment.........................................   3 to 15
   Motor vehicles..................................................    3 to 7

   Amortization of assets capitalized under capital leases is included with depreciation expense. Amortization is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001

 Other assets--

   Other assets, which consist of goodwill, distribution rights, trademarks, agency license agreements, deferred financing costs, prepaid pension benefits and other amounts, are stated at cost, net of accumulated amortization. Amortization is calculated on a straight-line or effective interest basis over the following estimated useful lives:

                                                                     Useful Life
                                                                      in Years
                                                                     -----------
   Goodwill.........................................................     40
   Distribution rights..............................................     40
   Trademarks.......................................................     40
   Agency license agreements........................................  16 to 40
   Deferred financing costs.........................................   5 to 10

   At February 28, 2001, the weighted average useful life of these assets is
36.3 years.

 Long-lived assets and intangibles--

   In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable on an undiscounted cash flow basis. The statement also requires that, when an impairment has occurred, long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company did not record any asset impairment in Fiscal 2001.

 Advertising and promotion costs--

   The Company generally expenses advertising and promotion costs as incurred, shown or distributed. Prepaid advertising costs at February 28, 2001, and February 29, 2000, were not material. Advertising and promotion expense for the years ended February 28, 2001, February 29, 2000, and February 28, 1999, were $264.4 million, $279.6 million, and $173.1 million, respectively.

 Income taxes--

   The Company uses the liability method of accounting for income taxes. The liability method accounts for deferred income taxes by applying statutory rates in effect at the balance sheet date to the difference between the financial reporting and tax basis of assets and liabilities.

 Environmental--

   Environmental expenditures that relate to current operations are expensed as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or the Company's commitment to a formal plan of action. Liabilities for environmental costs were not material at February 28, 2001, and February 29, 2000.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


 Comprehensive income--

   During Fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation adjustments and is presented in the Consolidated Statements of Changes in Stockholders' Equity. The adoption of SFAS No. 130 had no impact on total stockholders' equity.

 Earnings per common share--

   Basic earnings per common share excludes the effect of common stock equivalents and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period for Class A Common Stock and Class B Convertible Common Stock. Diluted earnings per common share reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per common share assumes the exercise of stock options using the treasury stock method and assumes the conversion of convertible securities, if any, using the "if converted" method.

 Common stock split--

   On April 10, 2001, the Board of Directors of the Company approved a two-for-one stock split of both the Company's Class A Common Stock and Class B Convertible Common Stock, which will be distributed in the form of a stock dividend on May 14, 2001, to stockholders of record on April 30, 2001. All share and per share amounts have been retroactively restated to give effect to the common stock split.

 Other--

   Certain Fiscal 2000 balances have been reclassified to conform to current year presentation.

2. ACQUISITIONS:

 Matthew Clark Acquisition--

   On December 1, 1998, the Company acquired control of Matthew Clark plc ("Matthew Clark") and as of February 28, 1999, had acquired all of Matthew Clark's outstanding shares (the "Matthew Clark Acquisition"). The total purchase price, including assumption of indebtedness, for the acquisition of Matthew Clark shares was $484.8 million, net of cash acquired. Matthew Clark is a leading producer and distributor of its own brands of cider, wine and bottled water and a leading independent drinks wholesaler in the United Kingdom.

   The purchase price for the Matthew Clark shares was funded with proceeds from loans under the Company's prior senior credit facility. The Matthew Clark Acquisition was accounted for using the purchase method; accordingly, the Matthew Clark assets were recorded at fair market value at the date of acquisition, December 1, 1998. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill), (Pounds)108.5 million ($179.5 million as of December 1, 1998), is being amortized on a straight-line basis over 40 years. The results of operations of the Matthew Clark Acquisition have been included in the Consolidated Statements of Income since the date of acquisition.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


   The Company incurred an extraordinary loss of $19.3 million ($11.4 million after taxes) in the fourth quarter of 1999 resulting from fees related to the replacement of the existing bank credit agreement, including extinguishment of the Term Loan, in conjunction with the Matthew Clark Acquisition.

 Black Velvet Assets acquisition--

   On April 9, 1999, in an asset acquisition, the Company acquired several well-known Canadian whisky brands, including Black Velvet, production facilities located in Alberta and Quebec, Canada, case goods and bulk whisky inventories and other related assets from affiliates of Diageo plc (the "Black Velvet Assets"). In connection with the transaction, the Company also entered into multi-year agreements with affiliates of Diageo plc to provide packaging and distilling services for various brands retained by the Diageo plc affiliates. The purchase price was $183.6 million and was financed by the proceeds from the sale of the Senior Subordinated Notes (as defined in Note 6).

   The Black Velvet Assets acquisition was accounted for using the purchase method; accordingly, the acquired assets were recorded at fair market value at the date of acquisition. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill), $36.0 million, is being amortized on a straight-line basis over 40 years. The results of operations of the Black Velvet Assets acquisition have been included in the Consolidated Statements of Income since the date of acquisition.

 Franciscan and Simi Acquisitions--

   On June 4, 1999, the Company purchased all of the outstanding capital stock of Franciscan Vineyards, Inc. ("Franciscan Estates") and, in related transactions, purchased vineyards, equipment and other vineyard related assets located in Northern California (collectively, the "Franciscan Acquisition"). The purchase price was $212.4 million in cash plus assumed debt, net of cash acquired, of $30.8 million. The purchase price was financed primarily by additional term loan borrowings under the senior credit facility. Also, on June 4, 1999, the Company acquired all of the outstanding capital stock of Simi Winery, Inc. ("Simi") (the "Simi Acquisition"). The cash purchase price was $57.5 million and was financed by revolving loan borrowings under the senior credit facility. The purchases were accounted for using the purchase method; accordingly, the acquired assets were recorded at fair market value at the date of acquisition. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill) for the Franciscan Acquisition and the Simi Acquisition, $94.5 million and $5.8 million, respectively, is being amortized on a straight-line basis over 40 years. The Franciscan Estates and Simi operations are managed together as a separate business segment of the Company ("Franciscan"). The results of operations of Franciscan have been included in the Consolidated Statements of Income since the date of acquisition.

 Forth Wines Acquisition--

   On October 27, 2000, the Company purchased all of the issued Ordinary Shares and Preference Shares of Forth Wines Limited ("Forth Wines"). The purchase price was $4.5 million and was financed through cash from operating activities. The purchase was accounted for using the purchase method; accordingly, the acquired assets were recorded at fair market value at the date of acquisition. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill), $2.2 million, is being amortized on a straight-line basis over 40 years. The results of operations of Forth Wines have been included in the Consolidated Statements of Income since the date of acquisition.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001

   The following table sets forth unaudited pro forma results of operations of the Company for the fiscal years ended February 28, 2001, and February 29, 2000. The unaudited pro forma results of operations for the fiscal years ended February 28, 2001, and February 29, 2000, do not give pro forma effect to the acquisition of Forth Wines as if it occurred on March 1, 1999, as it is not significant. The unaudited pro forma results of operations give effect to the acquisitions of the Black Velvet Assets and Franciscan as if they occurred on March 1, 1999. The unaudited pro forma results of operations are presented after giving effect to certain adjustments for depreciation, amortization of goodwill, interest expense on the acquisition financing and related income tax effects. The unaudited pro forma results of operations for Fiscal 2000 (shown in the table below), reflect total nonrecurring charges of $12.4 million ($0.20 per share on a diluted basis) related to transaction costs, primarily for exercise of stock options, which were incurred by Franciscan Estates prior to the acquisition.

   The unaudited pro forma results of operations are based upon currently available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma results of operations do not purport to present what the Company's results of operations would actually have been if the aforementioned transactions had in fact occurred on such date or at the beginning of the period indicated, nor do they project the Company's financial position or results of operations at any future date or for any future period.

                                                       February 28, February 29,
                                                           2001         2000
                                                       ------------ ------------
                                                            (in thousands,
                                                        except per share data)
   Net sales..........................................  $2,396,685   $2,367,833
   Income before income taxes.........................  $  162,237   $  113,779
   Net income.........................................  $   97,342   $   68,267

   Earnings per common share:
     Basic............................................  $     2.65   $     1.89
                                                        ==========   ==========
     Diluted..........................................  $     2.60   $     1.85
                                                        ==========   ==========

   Weighted average common shares outstanding:
     Basic............................................      36,723       36,108
     Diluted..........................................      37,375       36,998

3. PROPERTY, PLANT AND EQUIPMENT:

   The major components of property, plant and equipment are as follows:

                                                       February 28, February 29,
                                                           2001         2000
                                                       ------------ ------------
                                                            (in thousands)
   Land...............................................  $  82,976    $  62,871
   Vineyards..........................................     47,227       37,756
   Buildings and improvements.........................    140,349      131,588
   Machinery and equipment............................    455,197      440,008
   Motor vehicles.....................................      9,190        7,241
   Construction in progress...........................     18,347       27,874
                                                        ---------    ---------
                                                          753,286      707,338
   Less--Accumulated depreciation.....................   (204,672)    (164,367)
                                                        ---------    ---------
                                                        $ 548,614    $ 542,971
                                                        =========    =========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


4. OTHER ASSETS:

   The major components of other assets are as follows:

                                                      February 28, February 29,
                                                          2001         2000
                                                      ------------ ------------
                                                           (in thousands)
   Goodwill.........................................    $447,813     $463,577
   Trademarks.......................................     247,139      253,148
   Distribution rights and agency license
    agreements......................................      87,052       87,052
   Other............................................      73,935       64,504
                                                        --------     --------
                                                         855,939      868,281
   Less--Accumulated amortization...................     (83,373)     (58,458)
                                                        --------     --------
                                                        $772,566     $809,823
                                                        ========     ========

5. OTHER ACCRUED EXPENSES AND LIABILITIES:

   The major components of other accrued expenses and liabilities are as follows:

                                                       February 28, February 29,
                                                           2001         2000
                                                       ------------ ------------
                                                            (in thousands)
   Accrued advertising and promotions.................   $ 44,501     $ 37,083
   Accrued interest...................................     28,542       24,757
   Accrued salaries and commissions...................     24,589       23,850
   Accrued income taxes payable.......................     21,122       24,093
   Other..............................................     79,299       94,988
                                                         --------     --------
                                                         $198,053     $204,771
                                                         ========     ========

6. BORROWINGS:

   Borrowings consist of the following:

                                                                     February
                                            February 28, 2001        29, 2000
                                      ----------------------------- ----------
                                      Current Long-term    Total      Total
                                      ------- ---------- ---------- ----------
                                                   (in thousands)
   Notes Payable:
   Senior Credit Facility:
     Revolving Credit Loans.......... $   --  $      --  $      --  $   26,800
   Other.............................   4,184        --       4,184      1,334
                                      ------- ---------- ---------- ----------
                                      $ 4,184 $      --  $    4,184 $   28,134
                                      ======= ========== ========== ==========
   Long-term Debt:
   Senior Credit Facility--Term
    Loans............................ $49,218 $  288,377 $  337,595 $  570,050
   Senior Notes......................      --    623,507    623,507    318,433
   Senior Subordinated Notes.........      --    393,418    393,418    392,947
   Other Long-term Debt..............   4,958      2,135      7,093      8,358
                                      ------- ---------- ---------- ----------
                                      $54,176 $1,307,437 $1,361,613 $1,289,788
                                      ======= ========== ========== ==========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


 Senior credit facility--

   On October 6, 1999, the Company, certain of its principal operating subsidiaries and a syndicate of banks (the "Syndicate Banks"), for which The Chase Manhattan Bank acts as administrative agent, entered into a senior credit facility (as subsequently amended, the "2000 Credit Agreement"). The 2000 Credit Agreement includes both U.S. dollar and British pound sterling commitments of the Syndicate Banks of up to, in the aggregate, the equivalent of $1.0 billion (subject to increase as therein provided to $1.2 billion). Proceeds of the 2000 Credit Agreement were used to repay all outstanding principal and accrued interest on all loans under the Company's prior senior credit facility, and are available to fund permitted acquisitions and ongoing working capital needs of the Company and its subsidiaries.

   The 2000 Credit Agreement provides for a $380.0 million Tranche I Term Loan facility due in December 2004, a $320.0 million Tranche II Term Loan facility available for borrowing in British pound sterling due in December 2004, and a $300.0 million Revolving Credit facility (including letters of credit up to a maximum of $20.0 million) which expires in December 2004. The Tranche I Term Loan facility ($380.0 million) and the Tranche II Term Loan facility ((Pounds)193.4 million, or $320.0 million) were fully drawn at closing. During Fiscal 2001, the Company used proceeds from operating activities to prepay a portion of the $380.0 million Tranche I Term Loan facility. After this prepayment, the required quarterly repayments of the Tranche I Term Loan facility were revised to $15.6 million starting in June 2001 and increasing thereafter annually with final payments of $20.6 million in each quarter in 2004. On November 17, 1999, proceeds from the Sterling Senior Notes (as defined below) were used to repay a portion of the $320.0 million Tranche II Term Loan facility ((Pounds)73.0 million, or $118.3 million). On May 15, 2000, proceeds from the Sterling Series C Senior Notes (as defined below) were used to repay an additional portion of the $320.0 million Tranche II Term Loan facility ((Pounds)78.8 million, or $118.2 million). After these repayments, the required quarterly repayments of the Tranche II Term Loan facility were revised to (Pounds)0.4 million ($0.6 million) for each quarter in 2001 and 2002, (Pounds)0.5 million ($0.7 million) for each quarter in 2003, and (Pounds)8.5 million ($12.3 million) for each quarter in 2004 (the foregoing U.S. dollar equivalents are as of February 28, 2001). There are certain mandatory term loan prepayments, including those based on sale of assets and issuance of debt and equity, in each case subject to customary baskets, exceptions and thresholds.

   The rate of interest payable, at the Company's option, is a function of the London interbank offering rate ("LIBOR") plus a margin, federal funds rate plus a margin, or the prime rate plus a margin. The margin is adjustable based upon the Company's Debt Ratio (as defined in the 2000 Credit Agreement) and, with respect to LIBOR borrowings, ranges between 0.75% and 1.25% for Revolving Credit loans and 1.00% and 1.75% for Term Loans. As of February 28, 2001, the margin was 1.125% for Revolving Credit loans and 1.625% for Term Loans. In addition to interest, the Company pays a facility fee on the Revolving Credit commitments at 0.50% per annum as of February 28, 2001. This fee is based upon the Company's quarterly Debt Ratio and can range from 0.25% to 0.50%.

   Certain of the Company's principal operating subsidiaries have guaranteed the Company's obligations under the 2000 Credit Agreement. The 2000 Credit Agreement is secured by (i) first priority pledges of 100% of the capital stock of Canandaigua Limited and all of the Company's domestic operating subsidiaries and (ii) first priority pledges of 65% of the capital stock of Matthew Clark and certain other foreign subsidiaries.

   The Company and its subsidiaries are subject to customary lending covenants including those restricting additional liens, incurring additional indebtedness, the sale of assets, the payment of dividends, transactions with affiliates and the making of certain investments, in each case subject to customary baskets, exceptions and thresholds. The primary financial covenants require the maintenance of a debt coverage ratio, a senior debt

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001

coverage ratio, a fixed charges ratio and an interest coverage ratio. Among the most restrictive covenants contained in the 2000 Credit Agreement is the debt coverage ratio.

   On February 13, 2001, the 2000 Credit Agreement was amended to, among other things, permit the Company to finance the acquisition of the Turner Road Vintners Assets with revolving loan borrowings, permit the refinancing of the Original Notes (as defined below) and Series C Notes (as defined below) with senior notes, and adjust the senior debt coverage ratio covenant.

   As of February 28, 2001, under the 2000 Credit Agreement, the Company had outstanding term loans of $337.6 million bearing a weighted average interest rate of 8.2% and no outstanding revolving loans. Amounts available to be drawn down under the Revolving Credit Loans were $287.7 million and $262.5 million at February 28, 2001, and February 29, 2000, respectively. The Company had average outstanding Revolving Credit Loans of $47.6 million, $73.0 million, and $75.5 million for the years ended February 28, 2001, February 29, 2000, and February 28, 1999, respectively. The average interest rate on the Revolving Credit Loans was 7.8%, 7.4%, and 6.2% for Fiscal 2001, Fiscal 2000, and Fiscal 1999, respectively.

 Senior notes--

   On August 4, 1999, the Company issued $200.0 million aggregate principal amount of 8 5/8% Senior Notes due August 2006 (the "August 1999 Senior Notes"). The net proceeds of the offering ($196.0 million) were used to repay a portion of the Company's borrowings under its senior credit facility. Interest on the August 1999 Senior Notes is payable semiannually on February 1 and August 1 of each year, beginning February 1, 2000. The August 1999 Senior Notes are redeemable at the option of the Company, in whole or in part, at any time. The August 1999 Senior Notes are unsecured senior obligations and rank equally in right of payment to all existing and future unsecured senior indebtedness of the Company. The August 1999 Senior Notes are guaranteed, on a senior basis, by certain of the Company's significant operating subsidiaries.

   On November 17, 1999, the Company issued (Pounds)75.0 million ($121.7 million upon issuance) aggregate principal amount of 8 1/2% Senior Notes due November 2009 (the "Sterling Senior Notes"). The net proceeds of the offering ((Pounds)73.0 million, or $118.3 million) were used to repay a portion of the Company's British pound sterling borrowings under its senior credit facility. Interest on the Sterling Senior Notes is payable semiannually on May 15 and November 15 of each year, beginning on May 15, 2000. The Sterling Senior Notes are redeemable at the option of the Company, in whole or in part, at any time. The Sterling Senior Notes are unsecured senior obligations and rank equally in right of payment to all existing and future unsecured senior indebtedness of the Company. The Sterling Senior Notes are guaranteed, on a senior basis, by certain of the Company's significant operating subsidiaries. In March 2000, the Company exchanged (Pounds)75.0 million aggregate principal amount of 8 1/2% Series B Senior Notes due in November 2009 (the "Sterling Series B Senior Notes") for all of the Sterling Senior Notes. The terms of the Sterling Series B Senior Notes are identical in all material respects to the Sterling Senior Notes. In October 2000, the Company exchanged (Pounds)74.0 million aggregate principal amount of Sterling Series C Senior Notes (as defined below) for (Pounds)74.0 million of the Sterling Series B Notes. The terms of the Sterling Series C Senior Notes are identical in all material respects to the Sterling Series B Senior Notes. As of February 28, 2001, the Company had outstanding (Pounds)1.0 million ($1.4 million) aggregate principal amount of Sterling Series B Senior Notes.

   On May 15, 2000, the Company issued (Pounds)80.0 million ($120.0 million upon issuance) aggregate principal amount of 8 1/2% Series C Senior Notes due November 2009 at an issuance price of (Pounds)79.6 million ($119.4 million upon issuance, net of $0.6 million unamortized discount, with an effective interest rate of 8.6%) (the "Sterling Series C Senior Notes"). The net proceeds of the offering ((Pounds)78.8 million, or

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001

$118.2 million) were used to repay a portion of the Company's British pound sterling borrowings under its senior credit facility. Interest on the Sterling Series C Senior Notes is payable semiannually on May 15 and November 15 of each year, beginning on November 15, 2000. The Sterling Series C Senior Notes are redeemable at the option of the Company, in whole or in part, at any time. The Sterling Series C Senior Notes are unsecured senior obligations and rank equally in right of payment to all existing and future unsecured senior indebtedness of the Company. The Sterling Series C Senior Notes are guaranteed, on a senior basis, by certain of the Company's significant operating subsidiaries. As of February 28, 2001, the Company had outstanding (Pounds)154.0 million ($222.1 million, net of $0.5 million unamortized discount) aggregate principal amount of Sterling Series C Senior Notes.

   On February 21, 2001, the Company issued $200.0 million aggregate principal amount of 8% Senior Notes due February 2008 (the "February 2001 Senior Notes"). The net proceeds of the offering ($197.0 million) were used to partially fund the acquisition of the Turner Road Vintners Assets (see Note 18--Subsequent Events). Interest on the February 2001 Senior Notes is payable semiannually on February 15 and August 15 of each year, beginning August 15, 2001. The February 2001 Senior Notes are redeemable at the option of the Company, in whole or in part, at any time. The February 2001 Senior Notes are unsecured senior obligations and rank equally in right of payment to all existing and future unsecured senior indebtedness of the Company. The February 2001 Senior Notes are guaranteed, on a senior basis, by certain of the Company's significant operating subsidiaries.

 Senior subordinated notes--

   On December 27, 1993, the Company issued $130.0 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due in December 2003 (the "Original Notes"). Interest on the Original Notes is payable semiannually on June 15 and December 15 of each year. The Original Notes are unsecured and subordinated to the prior payment in full of all senior indebtedness of the Company, which includes the senior credit facility. The Original Notes are guaranteed, on a senior subordinated basis, by certain of the Company's significant operating subsidiaries.

   On October 29, 1996, the Company issued $65.0 million aggregate principal amount of 8 3/4% Series B Senior Subordinated Notes ($63.4 million, net of $1.6 million unamortized discount, with an effective interest rate of 9.8% as of February 28, 2001) due in December 2003 (the "Series B Notes"). In February 1997, the Company exchanged $65.0 million aggregate principal amount of 8 3/4% Series C Senior Subordinated Notes due in December 2003 (the "Series C Notes") for the Series B Notes. The terms of the Series C Notes are substantially identical in all material respects to the Original Notes.

   On March 4, 1999, the Company issued $200.0 million aggregate principal amount of 8 1/2% Senior Subordinated Notes due March 2009 ("Senior Subordinated Notes"). The net proceeds of the offering ($195.0 million) were used to fund the acquisition of the Black Velvet Assets and to pay the fees and expenses related thereto with the remainder of the net proceeds used for general corporate purposes. Interest on the Senior Subordinated Notes is payable semiannually on March 1 and September 1 of each year, beginning September 1, 1999. The Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2004. The Company may also redeem up to $70.0 million of the Senior Subordinated Notes using the proceeds of certain equity offerings completed before March 1, 2002. The Senior Subordinated Notes are unsecured and subordinated to the prior payment in full of all senior indebtedness of the Company, which includes the senior credit facility. The Senior Subordinated Notes are guaranteed, on a senior subordinated basis, by certain of the Company's significant operating subsidiaries.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


 Trust Indentures--

   The Company's various Trust Indentures relating to the senior notes and senior subordinated notes contain certain covenants, including, but not limited to: (i) limitation on indebtedness; (ii) limitation on restricted payments;
(iii) limitation on transactions with affiliates; (iv) limitation on senior subordinated indebtedness; (v) limitation on liens; (vi) limitation on sale of assets; (vii) limitation on issuance of guarantees of and pledges for indebtedness; (viii) restriction on transfer of assets; (ix) limitation on subsidiary capital stock; (x) limitation on the creation of any restriction on the ability of the Company's subsidiaries to make distributions and other payments; and (xi) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Company to another person. The limitation on indebtedness covenant is governed by a rolling four quarter fixed charge ratio requiring a specified minimum.

 Debt payments--

   Principal payments required under long-term debt obligations (excluding unamortized discount) during the next five fiscal years and thereafter are as follows:

                                                                  (in thousands)
   2002..........................................................   $   58,360
   2003..........................................................       75,183
   2004..........................................................      278,429
   2005..........................................................      131,392
   2006..........................................................           99
   Thereafter....................................................      824,462
                                                                    ----------
                                                                    $1,367,925
                                                                    ==========

7. INCOME TAXES:

   The Company provides for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability based approach to accounting for income taxes.

   Deferred income taxes reflect the temporary difference between assets and liabilities recognized for financial reporting and such amounts recognized for tax purposes.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


   The income tax provision consisted of the following:

                                                   For the Years Ended
                                          --------------------------------------
                                          February 28, February 29, February 28,
                                              2001         2000         1999
                                          ------------ ------------ ------------
                                                      (in thousands)
   Current:
    Federal..............................   $39,082      $38,588      $23,827
    State................................     7,934        6,091        8,539
    Foreign..............................    11,202        8,405          102
                                            -------      -------      -------
     Total current.......................    58,218       53,084       32,468
   Deferred:
    Federal..............................    (2,017)     (10,804)       5,732
    State................................       402        2,874        2,195
    Foreign..............................     8,292        6,430        2,126
                                            -------      -------      -------
     Total deferred......................     6,677       (1,500)      10,053
                                            -------      -------      -------
   Income tax provision..................   $64,895      $51,584      $42,521
                                            =======      =======      =======

   The foreign provision for income taxes is based on foreign pretax earnings. Earnings of foreign subsidiaries would be subject to U.S. income taxation on repatriation to the U.S. The Company's consolidated financial statements fully provide for any related tax liability on amounts that may be repatriated.

   Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income.

   Significant components of deferred tax (liabilities) assets consist of the following:

                                                       February 28, February 29,
                                                           2001         2000
                                                       ------------ ------------
                                                            (in thousands)
   Depreciation and amortization......................  $(140,864)   $(127,436)
   Effect of change in accounting method..............     (7,928)     (11,200)
   Inventory reserves.................................     (5,791)      (4,542)
   Insurance accruals.................................      4,964        3,868
   Restructuring......................................      4,292        6,824
   Other accruals.....................................     13,995       11,136
                                                        ---------    ---------
                                                        $(131,332)   $(121,350)
                                                        =========    =========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


   A reconciliation of the total tax provision to the amount computed by applying the statutory U.S. Federal income tax rate to income before provision for income taxes is as follows:

                                              For the Years Ended
                                  ---------------------------------------------
                                   February 28,   February 29,   February 28,
                                       2001           2000           1999
                                  -------------- -------------- ---------------
                                           % of           % of            % of
                                          Pretax         Pretax          Pretax
                                  Amount  Income Amount  Income Amount   Income
                                  ------- ------ ------- ------ -------  ------
                                                 (in thousands)
   Income tax provision at
    statutory rate..............  $56,783  35.0  $45,136  35.0  $36,551   35.0
   State and local income taxes,
    net of federal income tax
    benefit.....................    5,022   3.1    3,077   2.4    6,977    6.7
   Earnings of subsidiaries
    taxed at other than U.S.
    statutory rate..............      616   0.4    1,294   1.0      227    0.2
   Miscellaneous items, net.....    2,474   1.5    2,077   1.6   (1,234)  (1.2)
                                  -------  ----  -------  ----  -------   ----
                                  $64,895  40.0  $51,584  40.0  $42,521   40.7
                                  =======  ====  =======  ====  =======   ====

   At February 28, 2001, the Company has U.S. Federal net operating loss carryforwards (NOL) of $0.9 million to offset future taxable income that, if not otherwise utilized, will expire during fiscal 2011.

8. PROFIT SHARING AND RETIREMENT SAVINGS PLANS:

   The Company's retirement and profit sharing plan, the Constellation Brands, Inc. 401(k) and Profit Sharing Plan (the "Plan"), covers substantially all employees, excluding those employees covered by collective bargaining agreements and Matthew Clark employees. The 401(k) portion of the Plan permits eligible employees to defer a portion of their compensation (as defined in the Plan) on a pretax basis. Participants may defer up to 12% of their compensation for the year, subject to limitations of the Plan. The Company makes a matching contribution of 50% of the first 6% of compensation a participant defers. The amount of the Company's contribution under the profit sharing portion of the Plan is in such discretionary amount as the Board of Directors may annually determine, subject to limitations of the Plan. Company contributions were $8.2 million, $7.3 million, and $6.8 million, for the years ended February 28, 2001, February 29, 2000, and February 28, 1999, respectively.

   The Company's subsidiary, Matthew Clark, has a defined benefit pension plan, which covers substantially all of its employees, and its assets are held by a Trustee who administers funds separately from the Company's finances. As part of the acquisition of the Black Velvet Assets, the Company's subsidiary, Barton, acquired defined benefit pension plans, which cover certain Canadian employees.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


   Net periodic benefit cost included the following components:

                                                        For the      For the
                                                       Year Ended   Year Ended
                            For the Year Ended        February 29, February 28,
                             February 28, 2001            2000         1999
                         ---------------------------  ------------ ------------
                         Matthew
                          Clark    Barton    Total       Total        Total
                         --------  -------  --------  ------------ ------------
                                           (in thousands)
Service cost............ $  4,077  $   303  $  4,380    $  4,635     $ 1,335
Interest cost...........   10,269      985    11,254      11,205       2,671
Expected return on plan
 assets.................  (15,034)  (1,130)  (16,164)    (16,340)     (3,848)
Amortization of prior
 service cost...........      --       (95)      (95)        --          --
                         --------  -------  --------    --------     -------
Net periodic benefit
 (income) cost.......... $   (688) $    63  $   (625)   $   (500)    $   158
                         ========  =======  ========    ========     =======

   The following table summarizes the funded status of the Company's defined benefit pension plans and the related amounts that are primarily included in other assets in the Consolidated Balance Sheets.

                                                                   February 29,
                                          February 28, 2001            2000
                                      ---------------------------  ------------
                                      Matthew
                                       Clark    Barton    Total       Total
                                      --------  -------  --------  ------------
                                                  (in thousands)
Change in benefit obligation:
Benefit obligation as of March 1....  $184,516  $14,281  $198,797    $163,680
Acquisition.........................       --       --        --       15,348
Service cost........................     4,077      303     4,380       4,635
Interest cost.......................    10,269      985    11,254      11,205
Plan participants' contributions....     1,436      --      1,436       1,507
Actuarial (gain)/loss...............      (467)     308      (159)     10,128
Benefits paid.......................    (4,666)    (847)   (5,513)     (5,344)
Foreign currency exchange rate
 changes............................   (15,851)    (828)  (16,679)     (2,362)
                                      --------  -------  --------    --------
Benefit obligation as of last day of
 February...........................  $179,314  $14,202  $193,516    $198,797
                                      ========  =======  ========    ========
Change in plan assets:
Fair value of plan assets as of
 March 1............................  $208,879  $13,950  $222,829    $194,606
Acquisition.........................       --       --        --       12,318
Actual return on plan assets........     6,161      765     6,926      21,851
Plan participants' contributions....     1,436      --      1,436       1,507
Employer contribution...............       --       573       573         670
Benefits paid.......................    (4,666)    (847)   (5,513)     (5,370)
Foreign currency exchange rate
 changes............................   (17,739)    (801)  (18,540)     (2,753)
                                      --------  -------  --------    --------
Fair value of plan assets as of last
 day of February....................  $194,071  $13,640  $207,711    $222,829
                                      ========  =======  ========    ========
Funded status of the plan as of last
 day of February:
Funded status.......................  $ 14,757  $  (562) $ 14,195    $ 24,032
Unrecognized actuarial loss/(gain)..    10,912   (1,489)    9,423         576
                                      --------  -------  --------    --------
Prepaid (accrued) benefit cost......  $ 25,669  $(2,051) $ 23,618    $ 24,608
                                      ========  =======  ========    ========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


   The following table sets forth the principal assumptions used in developing the benefit obligation and the net periodic pension expense:

                                                    February 28,   February 29,
                                                        2001           2000
                                                   -------------- --------------
                                                   Matthew        Matthew
                                                    Clark  Barton  Clark  Barton
                                                   ------- ------ ------- ------
   Rate of return on plan assets..................  7.75%   8.50%  8.00%   8.50%
   Discount rate..................................  6.00%   7.25%  6.00%   7.25%
   Rate of compensation increase..................  4.00%    --    4.00%    --

9. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

   In connection with the acquisition of the Black Velvet Assets, the Company's subsidiary, Barton, currently sponsors multiple non-pension postretirement and postemployment benefit plans for certain of its Canadian employees.

   The status of the plans is as follows:

                                                     February 28, February 29,
                                                         2001         2000
                                                     ------------ ------------
                                                          (in thousands)
   Change in benefit obligation:
   Benefit obligation as of March 1.................    $ 647        $ --
   Acquisition......................................      --           698
   Service cost.....................................       15           14
   Interest cost....................................       51           32
   Benefits paid....................................      (25)         (10)
   Actuarial loss/(gain)............................      325         (110)
   Foreign currency exchange rate changes...........      (47)          23
                                                        -----        -----
   Benefit obligation as of the last day of
    February........................................    $ 966        $ 647
                                                        =====        =====

   Funded status as of the last day of February:
   Funded status....................................    $(966)       $(647)
   Unrecognized net loss/(gain).....................      211         (111)
                                                        -----        -----
   Accrued benefit liability........................    $(755)       $(758)
                                                        =====        =====

   Assumptions as of the last day of February:
   Discount rate....................................     7.00%        7.25%
   Increase in compensation levels..................     4.00%        4.00%

   Components of net periodic benefit cost for the
    twelve months ended the last day of February:
   Service cost.....................................    $  15        $  14
   Interest cost....................................       50           32
                                                        -----        -----
   Net periodic benefit cost........................    $  65        $  46
                                                        =====        =====

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001

   At February 28, 2001, a 10% annual rate of increase in the per capita cost of covered health benefits was assumed for the first year. The rate was assumed to decrease gradually to 4.8% over seven years and to remain at this level thereafter. Assumed healthcare trend rates could have a significant effect on the amount reported for health care plans. A 1% change in assumed health care cost trend rate would have the following effects:

                                                                1%       1%
                                                             Increase Decrease
                                                             -------- --------
                                                              (in thousands)
   Effect on total service and interest cost components.....   $ 6      $ (5)
   Effect on postretirement benefit obligation..............   $84      $(75)

10. STOCKHOLDERS' EQUITY:

 Common stock--

   The Company has two classes of common stock: Class A Common Stock and Class B Convertible Common Stock. Class B Convertible Common Stock shares are convertible into shares of Class A Common Stock on a one-to-one basis at any time at the option of the holder. Holders of Class B Convertible Common Stock are entitled to ten votes per share. Holders of Class A Common Stock are entitled to one vote per share and a cash dividend premium. If the Company pays a cash dividend on Class B Convertible Common Stock, each share of Class A Common Stock will receive an amount at least ten percent greater than the amount of the cash dividend per share paid on Class B Convertible Common Stock. In addition, the Board of Directors may declare and pay a dividend on Class A Common Stock without paying any dividend on Class B Convertible Common Stock.

   At February 28, 2001, there were 31,238,368 shares of Class A Common Stock and 6,151,144 shares of Class B Convertible Common Stock outstanding, net of treasury stock.

 Stock repurchase authorization--

   In June 1998, the Company's Board of Directors authorized the repurchase of up to $100.0 million of its Class A Common Stock and Class B Convertible Common Stock. The Company may finance such purchases, which will become treasury shares, through cash generated from operations or through the senior credit facility. During Fiscal 1999, the Company repurchased 2,037,672 shares of Class A Common Stock for $44.9 million. No repurchases were made during Fiscal 2000 and Fiscal 2001.

 Long-term stock incentive plan--

   Under the Company's Long-Term Stock Incentive Plan, nonqualified stock options, stock appreciation rights, restricted stock and other stock-based awards may be granted to employees, officers and directors of the Company. At the Company's Annual Meeting of Stockholders held on July 20, 1999, stockholders approved the amendment to the Company's Long-Term Stock Incentive Plan to increase the aggregate number of shares of the Class A Common Stock available for awards under the plan from 8,000,000 shares to 14,000,000 shares. The exercise price, vesting period and term of nonqualified stock options granted are established by the committee administering the plan (the "Committee"). Grants of stock appreciation rights, restricted stock and other stock-based awards may contain such vesting, terms, conditions and other requirements as the Committee may establish. During Fiscal 2001 and Fiscal 2000, no stock appreciation rights were granted. During Fiscal 2001, 7,550 shares of restricted Class A Common Stock were granted at a weighted average grant date fair value of $26.63 per share. During Fiscal 2000, no restricted stock was granted.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


 Incentive stock option plan--

   Under the Company's Incentive Stock Option Plan, incentive stock options may be granted to employees, including officers, of the Company. Grants, in the aggregate, may not exceed 2,000,000 shares of the Company's Class A Common Stock. The exercise price of any incentive stock option may not be less than the fair market value of the Company's Class A Common Stock on the date of grant. The vesting period and term of incentive stock options granted are established by the Committee. The maximum term of incentive stock options is ten years.

   A summary of stock option activity under the Company's long-term stock incentive plan and the incentive stock option plan is as follows:

                            Shares Under Weighted Average   Options   Weighted Average
                               Option     Exercise Price  Exercisable  Exercise Price
                            ------------ ---------------- ----------- ----------------
   Balance, February 28,
    1998...................  3,693,630        $12.62         721,260       $12.73
   Options granted.........  1,456,400        $25.29
   Options exercised.......   (407,130)       $10.04
   Options
    forfeited/canceled.....   (233,390)       $18.57
                             ---------
   Balance, February 28,
    1999...................  4,509,510        $16.63         984,570       $12.28
   Options granted.........  1,639,600        $25.21
   Options exercised.......   (375,380)       $ 8.96
   Options
    forfeited/canceled.....   (297,230)       $22.48
                             ---------
   Balance, February 29,
    2000...................  5,476,500        $19.41       1,474,910       $13.52
   Options granted.........  1,930,200        $26.03
   Options exercised.......   (929,568)       $14.88
   Options
    forfeited/canceled.....   (322,730)       $23.82
                             ---------
   Balance, February 28,
    2001...................  6,154,402        $21.94       2,408,442       $17.02
                             =========

   The following table summarizes information about stock options outstanding at February 28, 2001:

                          Options Outstanding                Options Exercisable
              ------------------------------------------- --------------------------
   Range of               Weighted Average    Weighted                   Weighted
   Exercise     Number       Remaining        Average       Number       Average
    Prices    Outstanding Contractual Life Exercise Price Exercisable Exercise Price
   --------   ----------- ---------------- -------------- ----------- --------------
   $ 5.75--
    $12.82       764,920     4.6 years         $ 8.54        662,500      $ 8.52
   $13.38--
    $15.63       625,440     5.5 years         $14.18        572,200      $14.24
   $17.69--
    $25.00     1,498,552     7.5 years         $22.78        758,502      $21.55
   $25.50--
    $29.78     3,265,490     8.5 years         $26.17        415,240      $26.10
               ---------                                   ---------
               6,154,402     7.5 years         $21.94      2,408,442      $17.02
               =========                                   =========

   The weighted average fair value of options granted during Fiscal 2001, Fiscal 2000, and Fiscal 1999 was $10.91, $13.14, and $13.11, respectively. The fair value of options is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.2% for Fiscal 2001, 5.7% for Fiscal 2000, and 5.3% for Fiscal 1999; volatility of 38.8% for Fiscal 2001, 40.0% for Fiscal 2000, and 40.6% for Fiscal 1999; and expected option life of 4.7 years for Fiscal 2001, and 7.0 years for Fiscal 2000 and Fiscal 1999. The dividend yield was 0% for Fiscal 2001, Fiscal 2000, and Fiscal 1999. Forfeitures are recognized as they occur.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


 Employee stock purchase plan--

   The Company has a stock purchase plan under which 2,250,000 shares of Class A Common Stock can be issued. Under the terms of the plan, eligible employees may purchase shares of the Company's Class A Common Stock through payroll deductions. The purchase price is the lower of 85% of the fair market value of the stock on the first or last day of the purchase period. During Fiscal 2001, Fiscal 2000, and Fiscal 1999, employees purchased 73,888 shares, 62,124 shares, and 99,700 shares, respectively.

   The weighted average fair value of purchase rights granted during Fiscal 2001, Fiscal 2000, and Fiscal 1999 was $7.55, $6.09, and $6.18, respectively. The fair value of purchase rights is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 5.7% for Fiscal 2001, 5.4% for Fiscal 2000, and 4.7% for Fiscal 1999; volatility of 36.8% for Fiscal 2001, 33.6% for Fiscal 2000, and 33.5% for Fiscal 1999; expected purchase right life of 0.5 years for Fiscal 2001, Fiscal 2000, and Fiscal 1999. The dividend yield was 0% for Fiscal 2001, Fiscal 2000, and Fiscal 1999.

 Pro forma disclosure--

   The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"). Accordingly, no incremental compensation expense has been recognized for its stock-based compensation plans. Had the Company recognized the compensation cost based upon the fair value at the date of grant for awards under its plans consistent with the methodology prescribed by SFAS No. 123, net income and earnings per common share would have been reduced to the pro forma amounts as follows:

                                           For the Years Ended
                            --------------------------------------------------
                              February 28,     February 29,     February 28,
                                  2001             2000             1999
                            ---------------- ---------------- ----------------
                               As      Pro      As      Pro      As      Pro
                            Reported  Forma  Reported  Forma  Reported  Forma
                            -------- ------- -------- ------- -------- -------
                                  (in thousands, except per share data)
   Net income.............. $97,342  $86,784 $77,375  $71,474 $50,472  $46,942
                            =======  ======= =======  ======= =======  =======
   Earnings per common
    share:
     Basic................. $  2.65  $  2.36 $  2.14  $  1.98 $  1.38  $  1.28
     Diluted............... $  2.60  $  2.32 $  2.09  $  1.93 $  1.35  $  1.25

   The pro forma effect on net income may not be representative of that to be expected in future years.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


11. EARNINGS PER COMMON SHARE:

   The following table presents earnings per common share as follows:

                                                  For the Years Ended
                                         --------------------------------------
                                         February 28, February 29, February 28,
                                             2001         2000         1999
                                         ------------ ------------ ------------
                                         (in thousands, except per share data)
   Income before extraordinary item....    $97,342      $77,375      $ 61,909
   Extraordinary item, net of income
    taxes..............................        --           --        (11,437)
                                           -------      -------      --------
   Income applicable to common shares..    $97,342      $77,375      $ 50,472
                                           =======      =======      ========
   Weighted average common shares
    outstanding--basic.................     36,723       36,108        36,587
   Stock options.......................        652          890           920
                                           -------      -------      --------
   Weighted average common shares
    outstanding--diluted...............     37,375       36,998        37,507
                                           =======      =======      ========
   Earnings per common share:
     Basic:
       Income before extraordinary
        item...........................    $  2.65      $  2.14      $   1.69
       Extraordinary item, net of
        income taxes...................         --           --         (0.31)
                                           -------      -------      --------
       Earnings per common share--
        basic..........................    $  2.65      $  2.14      $   1.38
                                           =======      =======      ========
     Diluted:
       Income before extraordinary
        item...........................    $  2.60      $  2.09      $   1.65
       Extraordinary item, net of
        income taxes...................         --           --         (0.30)
                                           -------      -------      --------
       Earnings per common share--
        diluted........................    $  2.60      $  2.09      $   1.35
                                           =======      =======      ========

12. COMMITMENTS AND CONTINGENCIES:

 Operating leases--

   Future payments under noncancelable operating leases having initial or remaining terms of one year or more are as follows during the next five fiscal years and thereafter:

                                                                  (in thousands)
   2002..........................................................    $ 18,717
   2003..........................................................      17,787
   2004..........................................................      16,939
   2005..........................................................      15,430
   2006..........................................................      13,459
   Thereafter....................................................      96,362
                                                                     --------
                                                                     $178,694
                                                                     ========

   Rental expense was $19.6 million, $17.4 million, and $8.2 million for Fiscal 2001, Fiscal 2000, and Fiscal 1999, respectively.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


 Purchase commitments and contingencies--

   The Company has agreements with suppliers to purchase various spirits of which certain agreements are denominated in British pound sterling and Canadian dollars. The maximum future obligation under these agreements, based upon exchange rates at February 28, 2001, aggregate $22.6 million for contracts expiring through December 2005.

   All of the Company's imported beer products are marketed and sold pursuant to exclusive distribution agreements from the suppliers of these products. The Company's agreement to distribute Corona Extra and its other Mexican beer brands exclusively throughout 25 primarily western U.S. states expires in December 2006, with automatic five year renewals thereafter, subject to compliance with certain performance criteria and other terms under the agreement. The remaining agreements expire through December 2007. Prior to their expiration, these agreements may be terminated if the Company fails to meet certain performance criteria. At February 28, 2001, the Company believes it is in compliance with all of its material distribution agreements and, given the Company's long-term relationships with its suppliers, the Company does not believe that these agreements will be terminated.

   In connection with previous acquisitions, the Company assumed grape purchase contracts with certain growers and suppliers. In addition, the Company has entered into other grape purchase contracts with various growers and suppliers in the normal course of business. Under the grape purchase contracts, the Company is committed to purchase all grape production yielded from a specified number of acres for a period of time ranging up to seventeen years. The actual tonnage and price of grapes that must be purchased by the Company will vary each year depending on certain factors, including weather, time of harvest, overall market conditions and the agricultural practices and location of the growers and suppliers under contract. The Company purchased $135.0 million of grapes under these contracts during Fiscal 2001. Based on current production yields and published grape prices, the Company estimates that the aggregate purchases under these contracts over the remaining term of the contracts will be $647.6 million.

   The Company's aggregate obligations under bulk wine purchase contracts will be $8.1 million over the remaining term of the contracts which expire through fiscal 2003.

 Employment contracts--

   The Company has employment contracts with certain of its executive officers and certain other management personnel with automatic one year renewals unless terminated by either party. These agreements provide for minimum salaries, as adjusted for annual increases, and may include incentive bonuses based upon attainment of specified management goals. In addition, these agreements provide for severance payments in the event of specified termination of employment. The aggregate commitment for future compensation and severance, excluding incentive bonuses, was $4.0 million as of February 28, 2001, of which $2.0 million is accrued in other liabilities as of February 28, 2001.

 Employees covered by collective bargaining agreements--

   Approximately 30% of the Company's full-time employees are covered by collective bargaining agreements at February 28, 2001. Agreements expiring within one year cover approximately 12% of the Company's full-time employees.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


 Legal matters--

   The Company is subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management such liability will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

13. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK:

   Gross sales to the five largest customers of the Company represented 17.6%, 17.1%, and 25.2% of the Company's gross sales for the fiscal years ended February 28, 2001, February 29, 2000, and February 28, 1999, respectively. Gross sales to the Company's largest customer, Southern Wine and Spirits, represented 8.2%, 8.0%, and 10.9% of the Company's gross sales for the fiscal years ended February 28, 2001, February 29, 2000, and February 28, 1999, respectively. Accounts receivable from the Company's largest customer represented 9.8%, 8.6%, and 8.5% of the Company's total accounts receivable as of February 28, 2001, February 29, 2000, and February 28, 1999, respectively. Gross sales to the Company's five largest customers are expected to continue to represent a significant portion of the Company's revenues. The Company's arrangements with certain of its customers may, generally, be terminated by either party with prior notice. The Company performs ongoing credit evaluations of its customers' financial position, and management of the Company is of the opinion that any risk of significant loss is reduced due to the diversity of customers and geographic sales area.

14. CONDENSED CONSOLIDATING FINANCIAL INFORMATION:

   The following information sets forth the condensed consolidating balance sheets of the Company as of February 28, 2001, and February 29, 2000, and the condensed consolidating statements of operations and cash flows for each of the three years in the period ended February 28, 2001, for the Company, the parent company, the combined subsidiaries of the Company which guarantee the Company's senior notes and senior subordinated notes ("Subsidiary Guarantors") and the combined subsidiaries of the Company which are not Subsidiary Guarantors, primarily Matthew Clark ("Subsidiary Nonguarantors"). The Subsidiary Guarantors are wholly owned and the guarantees are full, unconditional, joint and several obligations of each of the Subsidiary Guarantors. Separate financial statements for the Subsidiary Guarantors of the Company are not presented because the Company has determined that such financial statements would not be material to investors. The Subsidiary Guarantors comprise all of the direct and indirect subsidiaries of the Company, other than Matthew Clark, the Company's Canadian subsidiary, and certain other subsidiaries which individually, and in the aggregate, are inconsequential. The accounting policies of the subsidiaries are the same as those described in Note 1--Summary of Significant Accounting Policies. There are no restrictions on the ability of the Subsidiary Guarantors to transfer funds to the Company in the form of cash dividends, loans or advances.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


                           Parent    Subsidiary   Subsidiary
                          Company    Guarantors  Nonguarantors Eliminations  Consolidated
                         ----------  ----------  ------------- ------------  ------------
                                                (in thousands)
Condensed Consolidating Balance Sheet at February 28, 2001
Current assets:
 Cash and cash
  investments........... $  142,104  $    3,239    $    329    $       --     $  145,672
 Accounts receivable,
  net...................     80,299     116,784     117,179            --        314,262
 Inventories, net.......     31,845     515,274     122,965            (66)      670,018
 Prepaid expenses and
  other current assets..      6,551      33,565      20,921            --         61,037
 Intercompany receivable
  (payable).............    (61,783)     54,169       7,614            --            --
                         ----------  ----------    --------    -----------    ----------
   Total current
    assets..............    199,016     723,031     269,008            (66)    1,190,989
Property, plant and
 equipment, net.........     30,554     320,143     197,917             --       548,614
Investments in
 subsidiaries...........  1,835,088     525,442          --     (2,360,530)           --
Other assets............     87,764     434,782     250,020             --       772,566
                         ----------  ----------    --------    -----------    ----------
 Total assets........... $2,152,422  $2,003,398    $716,945    $(2,360,596)   $2,512,169
                         ==========  ==========    ========    ===========    ==========
Current liabilities:
 Notes payable.......... $      --   $      --     $  4,184    $       --     $    4,184
 Current maturities of
  long-term debt........     49,218          70       4,888            --         54,176
 Accounts payable and
  other liabilities.....    111,388      58,448     143,010            --        312,846
 Accrued excise taxes...      9,411      35,474      11,069            --         55,954
                         ----------  ----------    --------    -----------    ----------
   Total current
    liabilities.........    170,017      93,992     163,151            --        427,160
Long-term debt, less
 current maturities.....  1,305,302         758       1,377            --      1,307,437
Deferred income taxes...     33,232      71,619      27,123            --        131,974
Other liabilities.......        437       2,953      25,940            --         29,330
Stockholders' equity:
 Class A and class B
  common stock..........        448       6,434      64,867        (71,301)          448
 Additional paid-in
  capital...............    267,655     742,343     436,466     (1,178,809)      267,655
 Retained earnings......    455,864   1,086,311      24,109     (1,110,486)      455,798
 Accumulated other
  comprehensive income
  (loss)................      1,096      (1,012)    (26,088)           --        (26,004)
 Treasury stock and
  other.................    (81,629)        --          --             --        (81,629)
                         ----------  ----------    --------    -----------    ----------
   Total stockholders'
    equity..............    643,434   1,834,076     499,354     (2,360,596)      616,268
                         ----------  ----------    --------    -----------    ----------
 Total liabilities and
  stockholders' equity.. $2,152,422  $2,003,398    $716,945    $(2,360,596)   $2,512,169
                         ==========  ==========    ========    ===========    ==========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


                           Parent    Subsidiary   Subsidiary
                          Company    Guarantors  Nonguarantors Eliminations  Consolidated
                         ----------  ----------  ------------- ------------  ------------
                                                (in thousands)
Condensed Consolidating Balance Sheet at February 29, 2000
Current assets:
 Cash and cash
  investments........... $      --   $      231    $ 34,077    $       --     $   34,308
 Accounts receivable,
  net...................     81,076      95,350     114,682            --        291,108
 Inventories, net.......     29,870     467,152     118,766            (88)      615,700
 Prepaid expenses and
  other current assets..      6,175      38,269      10,437            --         54,881
 Intercompany receivable
  (payable).............     30,174      (3,273)    (26,901)           --            --
                         ----------  ----------    --------    -----------    ----------
   Total current
    assets..............    147,295     597,729     251,061            (88)      995,997
Property, plant and
 equipment, net.........     30,397     298,513     214,061            --        542,971
Investments in
 subsidiaries...........  1,714,150     529,267          --     (2,243,417)          --
Other assets............     86,652     447,945     275,226             --       809,823
                         ----------  ----------    --------    -----------    ----------
 Total assets........... $1,978,494  $1,873,454    $740,348    $(2,243,505)   $2,348,791
                         ==========  ==========    ========    ===========    ==========
Current liabilities:
 Notes payable.......... $   26,800  $      --     $  1,334    $       --     $   28,134
 Current maturities of
  long-term debt........     51,801         --          852            --         52,653
 Accounts payable and
  other liabilities.....    110,018      74,154     142,812            --        326,984
 Accrued excise taxes...      4,712      14,737      10,997            --         30,446
                         ----------  ----------    --------    -----------    ----------
   Total current
    liabilities.........    193,331      88,891     155,995            --        438,217
Long-term debt, less
 current maturities.....  1,229,629         446       7,060            --      1,237,135
Deferred income taxes...     28,697      65,350      22,400            --        116,447
Other liabilities.......        511       2,917      32,724            --         36,152
Stockholders' equity:
 Class A and class B
  common stock..........        439       6,434      64,867        (71,301)          439
 Additional paid-in
  capital...............    247,730     742,343     436,466     (1,178,809)      247,730
 Retained earnings......    358,544     965,373      27,934       (993,395)      358,456
 Accumulated other
  comprehensive income
  (loss)................      1,249       1,700      (7,098)           --         (4,149)
 Treasury stock and
  other.................    (81,636)        --          --             --        (81,636)
                         ----------  ----------    --------    -----------    ----------
   Total stockholders'
    equity..............    526,326   1,715,850     522,169     (2,243,505)      520,840
                         ----------  ----------    --------    -----------    ----------
 Total liabilities and
  stockholders' equity.. $1,978,494  $1,873,454    $740,348    $(2,243,505)   $2,348,791
                         ==========  ==========    ========    ===========    ==========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


                          Parent    Subsidiary   Subsidiary
                          Company   Guarantors  Nonguarantors Eliminations Consolidated
                         ---------  ----------  ------------- ------------ ------------
                                                (in thousands)
Condensed Consolidating Statement of Income for the Year Ended February
 28, 2001
Gross sales............. $ 741,668  $1,759,368   $  979,509    $(326,251)  $ 3,154,294
 Less--excise taxes.....  (131,997)   (396,773)    (228,839)         --       (757,609)
                         ---------  ----------   ----------    ---------   -----------
   Net sales............   609,671   1,362,595      750,670     (326,251)    2,396,685
Cost of product sold....  (474,913)   (955,893)    (534,697)     326,273    (1,639,230)
                         ---------  ----------   ----------    ---------   -----------
   Gross profit.........   134,758     406,702      215,973           22       757,455
Selling, general and
 administrative
 expenses...............  (140,757)   (150,241)    (195,589)         --       (486,587)
                         ---------  ----------   ----------    ---------   -----------
   Operating income.....    (5,999)    256,461       20,384           22       270,868
Interest expense, net...   (27,840)    (76,076)      (4,715)         --       (108,631)
Equity earnings in
 subsidiary.............   120,937      (3,825)         --      (117,112)          --
                         ---------  ----------   ----------    ---------   -----------
   Income before income
    taxes...............    87,098     176,560       15,669     (117,090)      162,237
Provision for income
 taxes..................    10,222     (55,623)     (19,494)          --       (64,895)
                         ---------  ----------   ----------    ---------   -----------
Net income.............. $  97,320  $  120,937   $   (3,825)   $(117,090)  $    97,342
                         =========  ==========   ==========    =========   ===========
Condensed Consolidating Statement of Income for the Year Ended February
 29, 2000
Gross sales............. $ 742,375  $1,692,070   $1,010,526    $(356,272)  $ 3,088,699
 Less--excise taxes.....  (135,196)   (372,450)    (240,584)         --       (748,230)
                         ---------  ----------   ----------    ---------   -----------
   Net sales............   607,179   1,319,620      769,942     (356,272)    2,340,469
Cost of product sold....  (444,993)   (983,026)    (546,174)     356,184    (1,618,009)
                         ---------  ----------   ----------    ---------   -----------
   Gross profit.........   162,186     336,594      223,768          (88)      722,460
Selling, general and
 administrative
 expenses...............  (150,732)   (160,749)    (170,428)         --       (481,909)
Nonrecurring charges....       --       (2,565)      (2,945)         --         (5,510)
                         ---------  ----------   ----------    ---------   -----------
   Operating income.....    11,454     173,280       50,395          (88)      235,041
Interest expense, net...   (18,701)    (82,265)      (5,116)         --       (106,082)
Equity earnings in
 subsidiary.............    81,776      22,974          --      (104,750)          --
                         ---------  ----------   ----------    ---------   -----------
   Income before income
    taxes...............    74,529     113,989       45,279     (104,838)      128,959
Provision for income
 taxes..................     2,934     (32,213)     (22,305)         --        (51,584)
                         ---------  ----------   ----------    ---------   -----------
Net income.............. $  77,463  $   81,776   $   22,974    $(104,838)  $    77,375
                         =========  ==========   ==========    =========   ===========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


                          Parent    Subsidiary   Subsidiary
                          Company   Guarantors  Nonguarantors Eliminations Consolidated
                         ---------  ----------  ------------- ------------ ------------
                                                (in thousands)
Condensed Consolidating Statement of Income for the Year Ended February
 28, 1999
Gross sales............. $ 695,533  $1,439,543    $ 206,879    $(357,154)  $ 1,984,801
 Less--excise taxes.....  (126,770)   (312,569)     (48,119)         --       (487,458)
                         ---------  ----------    ---------    ---------   -----------
   Net sales............   568,763   1,126,974      158,760     (357,154)    1,497,343
Cost of product sold....  (410,968)   (878,757)    (116,738)     357,154    (1,049,309)
                         ---------  ----------    ---------    ---------   -----------
   Gross profit.........   157,795     248,217       42,022          --        448,034
Selling, general and
 administrative
 expenses...............  (155,730)   (113,387)     (30,409)         --       (299,526)
Nonrecurring charges....       --          --        (2,616)         --         (2,616)
                         ---------  ----------    ---------    ---------   -----------
   Operating income.....     2,065     134,830        8,997          --        145,892
Interest expense, net...       834     (40,487)      (1,809)         --        (41,462)
Equity earnings in
 subsidiary.............    60,896       4,960          --       (65,856)          --
                         ---------  ----------    ---------    ---------   -----------
   Income before income
    taxes and
    extraordinary item..    63,795      99,303        7,188      (65,856)      104,430
Provision for income
 taxes..................    (1,886)    (38,407)      (2,228)         --        (42,521)
                         ---------  ----------    ---------    ---------   -----------
   Income before
    extraordinary item..    61,909      60,896        4,960      (65,856)       61,909
Extraordinary item, net
 of income taxes........   (11,437)        --           --           --        (11,437)
                         ---------  ----------    ---------    ---------   -----------
Net income.............. $  50,472  $   60,896    $   4,960    $ (65,856)  $    50,472
                         =========  ==========    =========    =========   ===========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


                          Parent    Subsidiary  Subsidiary
                          Company   Guarantors Nonguarantors Eliminations Consolidated
                         ---------  ---------- ------------- ------------ ------------
                                                (in thousands)
Condensed Consolidated Statement of Cash Flows for the Year Ended
 February 28, 2001
Net cash provided by
 (used in) operating
 activities............. $  92,765   $ 20,479    $ (9,469)      $ --       $ 103,775
Cash flows from
 investing activities:
 Purchases of property,
  plant and equipment...    (5,609)   (42,771)    (19,837)        --         (68,217)
 Purchases of
  businesses, net of
  cash acquired.........       --         --       (4,459)        --          (4,459)
 Other..................       120        930         959         --           2,009
                         ---------   --------    --------       -----      ---------
Net cash used in
 investing activities...    (5,489)   (41,841)    (23,337)        --         (70,667)
                         ---------   --------    --------       -----      ---------
Cash flows from
 financing activities:
 Proceeds from issuance
  of long-term debt.....   319,400        --          --          --         319,400
 Exercise of employee
  stock options.........    13,806        --          --          --          13,806
 Proceeds from employee
  stock purchases.......     1,547        --          --          --           1,547
 Principal payments of
  long-term debt........  (220,888)       639      (1,659)        --        (221,908)
 Net repayments of notes
  payable...............   (26,800)      (704)      3,889         --         (23,615)
 Payment of issuance
  costs of long-term
  debt..................    (5,794)       --          --          --          (5,794)
                         ---------   --------    --------       -----      ---------
Net cash provided by
 (used in) financing
 activities.............    81,271        (65)      2,230         --          83,436
                         ---------   --------    --------       -----      ---------
Effect of exchange rate
 changes on cash and
 cash investments.......   (26,443)    24,435      (3,172)        --          (5,180)
                         ---------   --------    --------       -----      ---------
Net increase (decrease)
 in cash and cash
 investments............   142,104      3,008     (33,748)        --         111,364
Cash and cash
 investments, beginning
 of year................       --         231      34,077         --          34,308
                         ---------   --------    --------       -----      ---------
Cash and cash
 investments, end of
 year................... $ 142,104   $  3,239    $    329       $ --       $ 145,672
                         =========   ========    ========       =====      =========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


                           Parent     Subsidiary   Subsidiary
                           Company    Guarantors  Nonguarantors Eliminations Consolidated
                         -----------  ----------  ------------- ------------ ------------
                                                 (in thousands)
Condensed Consolidated Statement of Cash Flows for the Year Ended February
 29, 2000
Net cash (used in)
 provided by operating
 activities............. $  (137,490) $ 245,989     $ 39,556       $ --      $   148,055
Cash flows from
 investing activities:
 Purchases of property,
  plant and equipment...      (5,163)   (42,220)     (10,364)        --          (57,747)
 Purchases of
  businesses, net of
  cash acquired.........         --    (453,117)         207         --         (452,910)
 Intercompany equity
  contributions.........    (269,899)   269,899          --          --              --
 Other..................      13,000     (2,198)       4,175         --           14,977
                         -----------  ---------     --------       -----     -----------
Net cash used in
 investing activities...    (262,062)  (227,636)      (5,982)        --         (495,680)
                         -----------  ---------     --------       -----     -----------
Cash flows from
 financing activities:
 Proceeds from issuance
  of long-term debt.....   1,486,240        --           --          --        1,486,240
 Exercise of employee
  stock options.........       3,358        --           --          --            3,358
 Proceeds from employee
  stock purchases.......       1,428        --           --          --            1,428
 Principal payments of
  long-term debt........  (1,017,850)   (25,550)     (16,552)        --       (1,059,952)
 Net repayments of notes
  payable...............     (56,675)       400       (4,354)        --          (60,629)
 Payment of issuance
  costs of long-term
  debt..................     (14,888)       --           --          --          (14,888)
                         -----------  ---------     --------       -----     -----------
Net cash provided by
 (used in) financing
 activities.............     401,613    (25,150)     (20,906)        --          355,557
                         -----------  ---------     --------       -----     -----------
Effect of exchange rate
 changes on cash and
 cash investments.......      (5,820)     5,850       (1,299)        --           (1,269)
                         -----------  ---------     --------       -----     -----------
Net (decrease) increase
 in cash and cash
 investments............      (3,759)      (947)      11,369         --            6,663
Cash and cash
 investments, beginning
 of year................       3,759      1,178       22,708         --           27,645
                         -----------  ---------     --------       -----     -----------
Cash and cash
 investments, end of
 year................... $       --   $     231     $ 34,077       $ --      $    34,308
                         ===========  =========     ========       =====     ===========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


                           Parent    Subsidiary   Subsidiary
                           Company   Guarantors  Nonguarantors Eliminations Consolidated
                          ---------  ----------  ------------- ------------ ------------
                                                 (in thousands)
Condensed Consolidated Statement of Cash Flows for the Year Ended
 February 28, 1999
Net cash (used in)
 provided by operating
 activities.............  $(254,656) $ 315,343     $  46,558      $ --       $ 107,245
Cash flows from
 investing activities:
 Purchases of property,
  plant and equipment...    (15,615)   (23,798)      (10,444)       --         (49,857)
 Purchases of
  businesses, net of
  cash acquired.........        --    (358,121)       25,905        --        (332,216)
 Intercompany equity
  contributions.........   (158,016)    67,655        90,361        --             --
 Other..................        --        (475)          190        --            (285)
                          ---------  ---------     ---------      -----      ---------
Net cash (used in)
 provided by investing
 activities.............   (173,631)  (314,739)      106,012        --        (382,358)
                          ---------  ---------     ---------      -----      ---------
Cash flows from
 financing activities:
 Proceeds from issuance
  of long-term debt.....    625,630      9,460           --         --         635,090
 Exercise of employee
  stock options.........      4,083        --            --         --           4,083
 Proceeds from employee
  stock purchases.......      1,840        --            --         --           1,840
 Principal payments of
  long-term debt........   (140,118)       --       (123,983)       --        (264,101)
 Net repayments of notes
  payable...............     (8,824)       --         (5,083)       --         (13,907)
 Payment of issuance
  costs of long-term
  debt..................     (7,201)    (9,908)          --         --         (17,109)
 Purchases of treasury
  stock.................    (44,878)       --            --         --         (44,878)
                          ---------  ---------     ---------      -----      ---------
Net cash provided by
 (used in) financing
 activities.............    430,532       (448)     (129,066)       --         301,018
                          ---------  ---------     ---------      -----      ---------
Effect of exchange rate
 changes on cash and
 cash investments.......      1,128        176          (796)       --             508
                          ---------  ---------     ---------      -----      ---------
Net increase in cash and
 cash investments.......      3,373        332        22,708        --          26,413
Cash and cash
 investments, beginning
 of year................        386        846           --         --           1,232
                          ---------  ---------     ---------      -----      ---------
Cash and cash
 investments, end of
 year...................  $   3,759  $   1,178     $  22,708      $ --       $  27,645
                          =========  =========     =========      =====      =========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


15. BUSINESS SEGMENT INFORMATION:

   The Company reports its operating results in five segments: Canandaigua Wine (branded popular premium wine and brandy, and other, primarily grape juice concentrate); Barton (primarily beer and distilled spirits); Matthew Clark (branded wine, cider and bottled water, and wholesale wine, cider, distilled spirits, beer and soft drinks); Franciscan (primarily branded super-premium and ultra-premium wine) and Corporate Operations and Other (primarily corporate related items). Segment selection was based upon internal organizational structure, the way in which these operations are managed and their performance evaluated by management and the Company's Board of Directors, the availability of separate financial results, and materiality considerations. The accounting policies of the segments are the same as those described in Note 1--Summary of Significant Accounting Policies. The Company evaluates performance based on operating profits of the respective business units.

   Segment information is as follows:

                                                   For the Years Ended
                                          --------------------------------------
                                          February 28, February 29, February 28,
                                              2001         2000         1999
                                          ------------ ------------ ------------
                                                      (in thousands)
   Canandaigua Wine:
   Net sales:
     Branded:
       External customers................   $603,948     $623,796     $598,782
       Intersegment......................      6,451        5,524           --
                                            --------     --------     --------
         Total Branded...................    610,399      629,320      598,782
                                            --------     --------     --------
     Other:
       External customers................     61,480       81,442       70,711
       Intersegment......................     16,562        1,146          --
                                            --------     --------     --------
         Total Other.....................     78,042       82,588       70,711
                                            --------     --------     --------
   Net sales.............................   $688,441     $711,908     $669,493
   Operating income......................   $ 50,789     $ 46,778     $ 46,283
   Long-lived assets.....................   $189,393     $192,828     $191,762
   Total assets..........................   $644,697     $639,687     $650,578
   Capital expenditures..................   $ 17,940     $ 20,213     $ 25,275
   Depreciation and amortization.........   $ 22,952     $ 20,828     $ 20,838

   Barton:
   Net sales:
     Beer................................   $659,371     $570,380     $478,611
     Spirits.............................    285,743      267,762      185,938
                                            --------     --------     --------
   Net sales.............................   $945,114     $838,142     $664,549
   Operating income......................   $167,680     $142,931     $102,624
   Long-lived assets.....................   $ 76,777     $ 78,876     $ 50,221
   Total assets..........................   $724,511     $684,228     $478,580
   Capital expenditures..................   $  6,589     $  7,218     $  3,269
   Depreciation and amortization.........   $ 16,069     $ 14,452     $ 10,765

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


                                                  For the Years Ended
                                         --------------------------------------
                                         February 28, February 29, February 28,
                                             2001         2000         1999
                                         ------------ ------------ ------------
                                                     (in thousands)
   Matthew Clark:
   Net sales:
     Branded:
       External customers...............  $  285,717   $  313,027   $   64,879
       Intersegment.....................       1,193           75          --
                                          ----------   ----------   ----------
       Total Branded....................     286,910      313,102       64,879
     Wholesale..........................     404,209      416,644       93,881
                                          ----------   ----------   ----------
   Net sales............................  $  691,119   $  729,746   $  158,760
   Operating income.....................  $   48,961   $   48,473   $    8,998
   Long-lived assets....................  $  145,794   $  158,119   $  169,693
   Total assets.........................  $  583,203   $  636,807   $  631,313
   Capital expenditures.................  $   15,562   $   17,949   $   10,444
   Depreciation and amortization........  $   17,322   $   20,238   $    4,836

   Franciscan:
   Net sales:
     External customers.................  $   92,898   $   62,046   $      --
     Intersegment.......................         217           73          --
                                          ----------   ----------   ----------
   Net sales............................  $   93,115   $   62,119   $      --
   Operating income.....................  $   24,495   $   12,708   $      --
   Long-lived assets....................  $  130,375   $  106,956   $      --
   Total assets.........................  $  394,740   $  357,999   $      --
   Capital expenditures.................  $   27,780   $   10,741   $      --
   Depreciation and amortization........  $   10,296   $    6,028   $      --

   Corporate Operations and Other:
   Net sales............................  $    3,319   $    5,372   $    4,541
   Operating loss.......................  $  (21,057)  $  (15,849)  $  (12,013)
   Long-lived assets....................  $    6,275   $    6,192   $   17,127
   Total assets.........................  $  165,018   $   30,070   $   33,305
   Capital expenditures.................  $      346   $    1,626   $   10,869
   Depreciation and amortization........  $    3,744   $    3,177   $    2,151

   Intersegment eliminations:
   Net sales............................  $  (24,423)  $   (6,818)  $      --

   Consolidated:
   Net sales............................  $2,396,685   $2,340,469   $1,497,343
   Operating income.....................  $  270,868   $  235,041   $  145,892
   Long-lived assets....................  $  548,614   $  542,971   $  428,803
   Total assets.........................  $2,512,169   $2,348,791   $1,793,776
   Capital expenditures.................  $   68,217   $   57,747   $   49,857
   Depreciation and amortization........  $   70,383   $   64,723   $   38,590

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


   The Company's areas of operations are principally in the United States. Operations outside the United States consist of Matthew Clark's operations, which are primarily in the United Kingdom. No other single foreign country or geographic area is significant to the consolidated operations.

16. NONRECURRING CHARGES:

   During Fiscal 2000, the Company incurred nonrecurring charges of $5.5 million related to the closure of a cider production facility within the Matthew Clark operating segment in the United Kingdom ($2.9 million) and to a management reorganization within the Canandaigua Wine operating segment ($2.6 million). During Fiscal 1999, the Company incurred nonrecurring charges of $2.6 million also related to the closure of the aforementioned Matthew Clark cider production facility.

17. ACCOUNTING PRONOUNCEMENTS:

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 requires that every derivative be recorded as either an asset or liability in the balance sheet and measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

   In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137 ("SFAS No. 137"), "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 delays the effective date of SFAS No. 133 for one year. With the issuance of SFAS No. 137, the Company is required to adopt SFAS No. 133 on a prospective basis for interim periods and fiscal years beginning March 1, 2001.

   In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138 ("SFAS No. 138"), "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133." SFAS No. 138 amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. The Company is required to adopt SFAS No. 138 concurrently with SFAS No. 133. The Company believes the effect of the adoption of these statements on its financial statements will not be material based on the Company's current risk management strategies.

   In May 2000, the Emerging Issues Task Force ("EITF") issued EITF Issue No. 00-14 ("EITF No. 00-14"), "Accounting for Certain Sales Incentives," which was subsequently amended in April 2001. EITF No. 00-14 addresses the recognition, measurement and income statement classification of certain sales incentives. EITF No. 00-14 requires that sales incentives, including coupons, rebate offers, and free product offers, given concurrently with a single exchange transaction be recognized when incurred and reported as a reduction of revenue. The Company currently reports these costs in selling, general and administrative expenses. The Company is required to adopt EITF 00-14 in its financial statements beginning March 1, 2002. Upon adoption of EITF 00-14, financial statements for prior periods presented for comparative purposes are to be reclassified to comply with the requirements of EITF 00-14. The Company believes the impact of

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001

EITF 00-14 on its financial statements will result in a material reclassification that will decrease previously reported net sales and decrease previously reported selling, general and administrative expenses, but will have no effect on operating income or net income. The Company has not yet determined the amount of the reclassification.

18. SUBSEQUENT EVENTS:

 Acquisitions--

   On March 5, 2001, in an asset acquisition, the Company acquired several well-known premium wine brands, including Vendange, Nathanson Creek, Heritage, and Talus, working capital (primarily inventories), two wineries in California, and other related assets from Sebastiani Vineyards, Inc. and Tuolomne River Vintners Group (the "Turner Road Vintners Assets"). The purchase price of the Turner Road Vintners Assets, including assumption of indebtedness, was $289.7 million. The acquisition was financed by the proceeds from the sale of the February 2001 Senior Notes and revolving loan borrowings under the senior credit facility.

   On March 26, 2001, in an asset acquisition, the Company acquired certain wine brands, wineries, working capital (primarily inventories), and other related assets from Corus Brands, Inc. (the "Corus Assets"). In this acquisition, the Company acquired several well-known premium wine brands primarily sold in the northwestern United States, including Covey Run, Columbia, Ste. Chapelle and Alice White. The purchase price of the Corus Assets, including assumption of indebtedness, was $52.0 million plus an earn-out over six years based on the performance of the brands. In connection with the transaction, the Company also entered into long-term grape supply agreements with affiliates of Corus Brands, Inc. covering more than 1,000 acres of Washington and Idaho vineyards. The acquisition was financed with revolving loan borrowings under the senior credit facility.

   On April 10, 2001, the Company and Ravenswood Winery, Inc. ("Ravenswood") announced that they entered into a merger agreement under which the Company will acquire Ravenswood, a leading premium wine producer based in Sonoma, California. Under the terms of the merger agreement, the Company will pay $29.50 in cash for each outstanding share of Ravenswood, or approximately $148 million, and assume net debt, which the Company does not expect to be significant at the time of closing. The transaction is subject to satisfaction of customary closing conditions and is expected to close in late June or early July 2001. The Company cannot guarantee, however, that this transaction will be completed upon the agreed upon terms, or at all. The acquisition is expected to be financed with borrowings under the senior credit facility.

 Equity offering--

   During March, 2001, the Company completed a public offering of 4,370,000 shares of its Class A Common Stock resulting in net proceeds to the Company, after deducting underwriting discounts and expenses, of $139.4 million. The net proceeds were used to repay revolving loan borrowings under the senior credit facility of which a portion was incurred to partially finance the acquisition of the Turner Road Vintners Assets.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                               February 28, 2001


19. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

   A summary of selected quarterly financial information is as follows:

                                            QUARTER ENDED
                            ---------------------------------------------
                            May 31,  August 31, November 30, February 28,
         Fiscal 2001          2000      2000        2000         2001     Full Year
         -----------        -------- ---------- ------------ ------------ ----------
                                     (in thousands, except per share data)
   Net sales............... $585,580  $637,490    $629,577     $544,038   $2,396,685
   Gross profit............ $183,873  $200,639    $208,053     $164,890   $  757,455
   Net income.............. $ 17,902  $ 26,110    $ 34,953     $ 18,377   $   97,342
   Earnings per common
    share: (1)
     Basic................. $   0.49  $   0.71    $   0.95     $   0.50   $     2.65
     Diluted............... $   0.48  $   0.70    $   0.93     $   0.48   $     2.60
                                            QUARTER ENDED
                            ---------------------------------------------
                            May 31,  August 31, November 30, February 29,
         Fiscal 2000          1999      1999        1999         2000     Full Year
         -----------        -------- ---------- ------------ ------------ ----------
                                     (in thousands, except per share data)
   Net sales............... $530,169  $621,580    $652,969     $535,751   $2,340,469
   Gross profit............ $156,123  $189,128    $209,687     $167,522   $  722,460
   Net income.............. $ 10,846  $ 21,101    $ 29,900     $ 15,528   $   77,375
   Earnings per common
    share: (1)
     Basic................. $   0.30  $   0.59    $   0.83     $   0.43   $     2.14
     Diluted............... $   0.29  $   0.57    $   0.80     $   0.42   $     2.09

--------
(1) The sum of the quarterly earnings per common share in Fiscal 2001 and Fiscal 2000 may not equal the total computed for the respective years as the earnings per common share are computed independently for each of the quarters presented and for the full year.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (in thousands, except per share data)

                                                          May 31,    February 28,
                                                           2001          2001
                                                        -----------  ------------
                                                        (unaudited)
                        ASSETS
CURRENT ASSETS:
 Cash and cash investments............................  $    3,739    $  145,672
 Accounts receivable, net.............................     374,398       314,262
 Inventories, net.....................................     756,611       670,018
 Prepaid expenses and other current assets............      64,584        61,037
                                                        ----------    ----------
 Total current assets.................................   1,199,332     1,190,989
PROPERTY, PLANT AND EQUIPMENT, net....................     583,070       548,614
OTHER ASSETS..........................................     957,291       772,566
                                                        ----------    ----------
 Total assets.........................................  $2,739,693    $2,512,169
                                                        ==========    ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Notes payable........................................  $   24,903    $    4,184
 Current maturities of long-term debt.................      72,996        54,176
 Accounts payable.....................................     154,394       114,793
 Accrued excise taxes.................................      43,979        55,954
 Other accrued expenses and liabilities...............     208,351       198,053
                                                        ----------    ----------
 Total current liabilities............................     504,623       427,160
                                                        ----------    ----------
LONG-TERM DEBT, less current maturities...............   1,294,116     1,307,437
                                                        ----------    ----------
DEFERRED INCOME TAXES.................................     131,317       131,974
                                                        ----------    ----------
OTHER LIABILITIES.....................................      28,690        29,330
                                                        ----------    ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Preferred Stock, $.01 par value--
 Authorized, 1,000,000 shares; Issued, none at May 31,
  2001, and February 28, 2001.........................         --            --
 Class A Common Stock, $.01 par value--
 Authorized, 120,000,000 shares; Issued, 37,723,329
  shares at May 31, 2001, and 37,438,968 shares at
  February 28, 2001...................................         377           374
 Class B Convertible Common Stock, $.01 par value--
 Authorized, 20,000,000 shares; Issued, 7,384,445
  shares at May 31, 2001, and 7,402,594 shares at
  February 28, 2001...................................          74            74
 Additional paid-in capital...........................     373,530       267,655
 Retained earnings....................................     479,641       455,798
 Accumulated other comprehensive loss.................     (30,375)      (26,004)
                                                        ----------    ----------
                                                           823,247       697,897
                                                        ----------    ----------
 Less--Treasury stock--
 Class A Common Stock, 1,830,600 shares at May 31,
  2001, and 6,200,600 shares at February 28, 2001,
  at cost.............................................     (39,967)      (79,271)
                                                        ----------    ----------
 Class B Convertible Common Stock, 1,251,450 shares at
  May 31, 2001, and February 28, 2001, at cost........      (2,207)       (2,207)
                                                        ----------    ----------
                                                          (42,174)       (81,478)
                                                        ----------    ----------
 Less--Unearned compensation-restricted stock awards..        (126)         (151)
                                                        ----------    ----------
 Total stockholders' equity...........................     780,947       616,268
                                                        ----------    ----------
 Total liabilities and stockholders' equity...........  $2,739,693    $2,512,169
                                                        ==========    ==========

   The accompanying notes to consolidated financial statements are an intergral part of these balance sheets.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands, except per share data)


                                                          For the Three Months
                                                             Ended May 31,
                                                         ----------------------
                                                            2001        2000
                                                         ----------- ----------
                                                         (unaudited) (unaudited)
GROSS SALES.............................................  $ 835,774  $ 774,522
Less--Excise taxes......................................   (193,664)  (188,942)
                                                          ---------  ---------
  Net sales.............................................    642,110    585,580
COST OF PRODUCT SOLD....................................   (440,160)  (401,707)
                                                          ---------  ---------
  Gross profit..........................................    201,950    183,873
SELLING, GENERAL AND ADMINISTRATIVE
EXPENSES................................................   (132,027)  (126,409)
                                                          ---------  ---------
  Operating income......................................     69,923     57,464
INTEREST EXPENSE, net...................................    (30,185)   (27,627)
                                                          ---------  ---------
  Income before income taxes............................     39,738     29,837
PROVISION FOR INCOME TAXES..............................    (15,895)   (11,935)
                                                          ---------  ---------
NET INCOME..............................................  $  23,843  $  17,902
                                                          =========  =========
SHARE DATA:
Earnings per common share:
  Basic.................................................  $    0.58  $    0.49
                                                          =========  =========
  Diluted...............................................  $    0.56  $    0.48
                                                          =========  =========
Weighted average common shares outstanding:
  Basic.................................................     41,254     36,460
  Diluted...............................................     42,526     37,196



   The accompanying notes to consolidated financial statements are an integral part of these statements.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                         For the Three Months
                                                            Ended May 31,
                                                        ----------------------
                                                           2001        2000
                                                        ----------- ----------
                                                        (unaudited) (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................................  $  23,843  $  17,902
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Depreciation of property, plant and equipment.........     14,005     11,797
 Amortization of intangible assets.....................      7,920      6,549
 Loss on sale of assets................................        920        767
 Amortization of discount on long-term debt............        135        116
 Stock-based compensation expense......................         25        --
 Deferred tax provision................................        --       3,571
 Change in operating assets and liabilities, net of
  effects from purchases of businesses:
  Accounts receivable, net.............................    (39,164)   (50,394)
  Inventories, net.....................................     18,800      8,747
  Prepaid expenses and other current assets............     (3,387)     2,129
  Accounts payable.....................................     21,251     10,603
  Accrued excise taxes.................................    (11,706)    11,462
  Other accrued expenses and liabilities...............      4,919      1,200
  Other assets and liabilities, net....................     (2,964)    (4,478)
                                                         ---------  ---------
   Total adjustments...................................     10,754      2,069
                                                         ---------  ---------
   Net cash provided by operating activities...........     34,597     19,971
                                                         ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of businesses, net of cash acquired.........   (328,783)       --
 Purchases of property, plant and equipment............    (10,838)   (10,265)
 Proceeds from sale of assets..........................        368        317
                                                         ---------  ---------
   Net cash used in investing activities...............   (339,253)    (9,948)
                                                         ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from equity offering, net of fees............    139,878        --
 Net proceeds from (repayments of) notes payable.......     21,162    (16,800)
 Exercise of employee stock options....................      4,797      1,973
 Principal payments of long-term debt..................     (1,974)  (133,329)
 Payment of issuance costs of long-term debt...........     (1,014)    (1,301)
 Proceeds from issuance of long-term debt, net of
  discount.............................................        --     119,400
                                                         ---------  ---------
   Net cash provided by (used in) financing
    activities.........................................    162,849    (30,057)
                                                         ---------  ---------
Effect of exchange rate changes on cash and cash
 investments...........................................       (126)      (250)
                                                         ---------  ---------
NET DECREASE IN CASH AND CASH INVESTMENTS..............   (141,933)   (20,284)
CASH AND CASH INVESTMENTS, beginning of period.........    145,672     34,308
                                                         ---------  ---------
CASH AND CASH INVESTMENTS, end of period...............  $   3,739  $  14,024
                                                         =========  =========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Fair value of assets acquired, including cash
  acquired.............................................  $ 368,632  $     --
 Liabilities assumed...................................    (39,347)       --
                                                         ---------  ---------
 Cash paid.............................................    329,285        --
 Less--cash acquired...................................       (502)       --
                                                         ---------  ---------
 Net cash paid for purchases of businesses.............  $ 328,783  $     --
                                                         =========  =========

   The accompanying notes to consolidated financial statements are an integral part of these statements.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  May 31, 2001

1. MANAGEMENT'S REPRESENTATIONS:

   The consolidated financial statements included herein have been prepared by Constellation Brands, Inc. and its subsidiaries (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission applicable to quarterly reporting on Form 10-Q and reflect, in the opinion of the Company, all adjustments necessary to present fairly the financial information for the Company. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements, prepared in accordance with generally accepted accounting principles, have been condensed or omitted as permitted by such rules and regulations. These consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2001. Results of operations for interim periods are not necessarily indicative of annual results.

   Certain May 31, 2000, balances have been reclassified to conform to current year presentation.

2. ACCOUNTING CHANGES:

   Effective March 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities", as amended, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that the Company recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The adoption of SFAS No. 133 did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows. The Company is exposed to market risk associated with changes in foreign currency exchange rates. The Company has limited involvement with derivative financial instruments and does not use them for trading purposes. The Company periodically enters into derivative transactions solely to manage the volatility and to reduce the financial impact relating to this risk.

   The Company uses foreign currency exchange hedging agreements to reduce the risk of foreign currency exchange rate fluctuations resulting primarily from contracts to purchase inventory items that are denominated in various foreign currencies. As these derivative contracts are designated to hedge the exposure to variable cash flows of a forecasted transaction, the contracts are classified as cash flow hedges. As such, the effective portion of the change in the fair value of the derivatives is recorded each period in the balance sheet in accumulated other comprehensive income/loss ("AOCI"), and is reclassified into the statement of income, primarily as a component of cost of goods sold, in the same period during which the hedged transaction affects earnings. The currency forward exchange contracts used generally have maturity terms of twelve months or less. The Company expects the entire balance in AOCI related to cash flow hedges to be reclassified to the statement of income within the next twelve months. The Company formally documents all relationships between hedging instruments and hedged items in accordance with SFAS No. 133 requirements.

   The Company has exposure to foreign currency risk, primarily in the United Kingdom, as a result of having international subsidiaries. The Company uses local currency borrowings to hedge its earnings and cash flow exposure to adverse changes in foreign currency exchange rates. Such borrowings are designated as a hedge of the foreign currency exposure of the net investment in the foreign operation. Accordingly, the effective portion of the foreign currency gain or loss on the hedging debt instrument is reported in AOCI as part of the foreign currency translation adjustments. For the three months ended May 31, 2001, $5.3 million of net gain is included in foreign currency translation adjustments within AOCI.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                                  May 31, 2001


3. ACQUISITIONS:

   On October 27, 2000, the Company purchased all of the issued Ordinary Shares and Preference Shares of Forth Wines Limited ("Forth Wines"). The purchase price was $4.5 million and was accounted for using the purchase method; accordingly, the acquired net assets were recorded at fair market value at the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired (goodwill), $2.2 million, is being amortized on a straight-line basis over 40 years. The results of operations of Forth Wines are reported in the Matthew Clark segment and have been included in the Consolidated Statements of Income since the date of acquisition.

   On March 5, 2001, in an asset acquisition, the Company acquired several well-known premium wine brands, including Vendange, Nathanson Creek, Heritage, and Talus, working capital (primarily inventories), two wineries in California, and other related assets from Sebastiani Vineyards, Inc. and Tuolomne River Vintners Group (the "Turner Road Vintners Assets"). The preliminary purchase price of the Turner Road Vintners Assets, including assumption of indebtedness of $9.4 million, was $289.7 million. The purchase price is subject to final closing adjustments which the Company does not expect to be material. The acquisition was financed by the proceeds from the sale of the February 2001 Senior Notes and revolving loan borrowings under the senior credit facility. The Turner Road Vintners Assets acquisition was accounted for using the purchase method; accordingly, the acquired net assets were recorded at fair market value at the date of acquisition, subject to final appraisal. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill), $180.6 million, is being amortized on a straight-line basis over 40 years. The results of operations of the Turner Road Vintners Assets are reported in the Canandaigua Wine segment and have been included in the Consolidated Statements of Income since the date of acquisition.

   On March 26, 2001, in an asset acquisition, the Company acquired certain wine brands, wineries, working capital (primarily inventories), and other related assets from Corus Brands, Inc. (the "Corus Assets"). In this acquisition, the Company acquired several well-known premium wine brands primarily sold in the northwestern United States, including Covey Run, Columbia, Ste. Chapelle and Alice White. The preliminary purchase price of the Corus Assets, including assumption of indebtedness (net of cash acquired) of $3.1 million, was $52.0 million plus an earn-out over six years based on the performance of the brands. The purchase price is subject to final closing adjustments which the Company does not expect to be material. In connection with the transaction, the Company also entered into long-term grape supply agreements with affiliates of Corus Brands, Inc. covering more than 1,000 acres of Washington and Idaho vineyards. The acquisition was financed with revolving loan borrowings under the senior credit facility. The Corus Assets acquisition was accounted for using the purchase method; accordingly, the acquired net assets were recorded at fair market value at the date of acquisition, subject to final appraisal. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill), $11.9 million, is being amortized on a straight-line basis over 40 years. The results of operations of the Corus Assets are reported in the Canandaigua Wine segment and have been included in the Consolidated Statements of Income since the date of acquisition.

   The following table sets forth the unaudited pro forma results of operations of the Company for the three months ended May 31, 2001 and 2000. The unaudited pro forma results of operations for the three months ended May 31, 2001 and 2000, gives effect to the acquisitions of the Turner Road Vintners Assets and Corus Assets as if they occurred on March 1, 2000. The unaudited pro forma results of operations for the three months ended May 31, 2000, do not give pro forma effect to the acquisition of Forth Wines as if it occurred on March 1, 2000, as it is not significant. The unaudited pro forma results of operations are presented after giving effect to certain adjustments for depreciation, amortization of goodwill, interest expense on the acquisition financing and related income tax effects. The unaudited pro forma results of operations are based upon

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                                  May 31, 2001

currently available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma results of operations do not purport to present what the Company's results of operations would actually have been if the aforementioned transactions had in fact occurred on such date or at the beginning of the period indicated, nor do they project the Company's financial position or results of operations at any future date or for any future period.

                                For the Three Months
                                    Ended May 31,
                               ------------------------
                                  2001         2000
                               ----------  ------------
                                (in thousands, except
                                   per share data)
   Net sales.................  $  644,074    $644,505
   Income before income
    taxes....................  $   38,932    $ 26,593
   Net income................  $   23,359    $ 15,956
   Earnings per common share:
     Basic...................  $     0.57    $   0.44
                               ==========    ========
     Diluted.................  $     0.55    $   0.43
                               ==========    ========
   Weighted average common
    shares outstanding:
     Basic...................      41,254      36,460
     Diluted.................      42,526      37,196

4. INVENTORIES:

   Inventories are stated at the lower of cost (computed in accordance with the first-in, first-out method) or market. Elements of cost include materials, labor and overhead and consist of the following:

                                May 31,    February 28,
                                  2001         2001
                               ----------  ------------
                                   (in thousands)
   Raw materials and
    supplies.................  $   32,260    $ 28,007
   In-process inventories....     465,848     450,650
   Finished case goods.......     258,503     191,361
                               ----------    --------
                                 $756,611    $670,018
                               ==========    ========

5. OTHER ASSETS:

   The major components of other assets are as follows:

                                May 31,    February 28,
                                  2001         2001
                               ----------  ------------
                                   (in thousands)
   Goodwill..................  $  637,890    $447,813
   Trademarks................     245,932     247,139
   Distribution rights and
    agency license
    agreements...............      87,052      87,052
   Other.....................      77,434      73,935
                               ----------    --------
                                1,048,308     855,939
   Less--Accumulated
    amortization.............     (91,017)    (83,373)
                               ----------    --------
                               $  957,291    $772,566
                               ==========    ========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                                  May 31, 2001


6. STOCKHOLDERS' EQUITY:

   During March 2001, the Company completed a public offering of 4,370,000 shares of its Class A Common Stock resulting in net proceeds to the Company, after deducting underwriting discounts and expenses, of $139.9 million. The net proceeds were used to repay revolving loan borrowings under the senior credit facility of which a portion was incurred to partially finance the acquisition of the Turner Road Vintners Assets.

7. EARNINGS PER COMMON SHARE:

   Basic earnings per common share exclude the effect of common stock equivalents and are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period for Class A Common Stock and Class B Convertible Common Stock. Diluted earnings per common share reflect the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per common share assume the exercise of stock options using the treasury stock method and assume the conversion of convertible securities, if any, using the "if converted" method.

   The computation of basic and diluted earnings per common share is as follows:

                                                                    For the
                                                                 Three Months
                                                                 Ended May 31,
                                                                ---------------
                                                                 2001    2000
                                                                ------- -------
                                                                (in thousands,
                                                                  except per
                                                                  share data)
   Income applicable to common shares.......................... $23,843 $17,902
                                                                ======= =======
     Weighted average common shares outstanding--basic.........  41,254  36,460
     Stock options.............................................   1,272     736
                                                                ------- -------
     Weighted average common shares outstanding--diluted.......  42,526  37,196
                                                                ======= =======
   EARNINGS PER COMMON SHARE--BASIC............................ $  0.58 $  0.49
                                                                ======= =======
   EARNINGS PER COMMON SHARE--DILUTED.......................... $  0.56 $  0.48
                                                                ======= =======

   Stock options to purchase 1.4 million and 3.2 million shares of Class A Common Stock at a weighted average price per share of $35.49 and $26.03 were outstanding during the three months ended May 31, 2001 and 2000, respectively, but were not included in the computation of the diluted earnings per common share because the stock options' exercise price was greater than the average market price of the Class A Common Stock for the respective periods.

8. CONDENSED CONSOLIDATING FINANCIAL INFORMATION:

   The following information sets forth the condensed consolidating balance sheets of the Company as of May 31, 2001 and 2000, and the condensed consolidating statements of income and cash flows for the three months ended May 31, 2001 and 2000, for the Company, the parent company, the combined subsidiaries of the Company which guarantee the Company's senior notes and senior subordinated notes ("Subsidiary Guarantors") and the combined subsidiaries of the Company which are not Subsidiary Guarantors, primarily Matthew Clark ("Subsidiary Nonguarantors"). The Subsidiary Guarantors are wholly owned and the guarantees are full, unconditional, joint and several obligations of each of the Subsidiary Guarantors. Separate financial statements for the Subsidiary Guarantors of the Company are not presented because the Company has

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                                  May 31, 2001

determined that such financial statements would not be material to investors. The Subsidiary Guarantors comprise all of the direct and indirect subsidiaries of the Company, other than Matthew Clark, the Company's Canadian subsidiary and certain other subsidiaries which individually, and in the aggregate, are inconsequential. The accounting policies of the parent company, the Subsidiary Guarantors and the Subsidiary Nonguarantors are the same as those described for the Company in the Summary of Significant Accounting Policies in Note 1 to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2001. There are no restrictions on the ability of the Subsidiary Guarantors to transfer funds to the Company in the form of cash dividends, loans or advances.

                           Parent    Subsidiary   Subsidiary
                          Company    Guarantors  Nonguarantors Eliminations  Consolidated
                         ----------  ----------  ------------- ------------  ------------
                                                (in thousands)
Condensed Consolidating Balance Sheet at May 31, 2001
Current assets:
 Cash and cash
  investments........... $      --   $    3,569    $    170    $       --     $    3,739
 Accounts receivable,
  net...................     58,083      80,330     235,985            --        374,398
 Inventories, net.......     31,983     598,781     125,905            (58)      756,611
 Prepaid expenses and
  other current assets..      5,615      37,107      21,862            --         64,584
 Intercompany (payable)
  receivable............    (66,389)    124,835     (58,446)           --            --
                         ----------  ----------    --------    -----------    ----------
  Total current assets..     29,292     844,622     325,476            (58)    1,199,332
Property, plant and
 equipment, net.........     30,038     361,568     191,464            --        583,070
Investments in
 subsidiaries...........  2,182,342     531,771         --      (2,714,113)          --
Other assets............     88,868     624,356     244,067            --        957,291
                         ----------  ----------    --------    -----------    ----------
 Total assets........... $2,330,540  $2,362,317    $761,007    $(2,714,171)   $2,739,693
                         ==========  ==========    ========    ===========    ==========
Current liabilities:
 Notes payable.......... $   20,000  $      --     $  4,903    $       --     $   24,903
 Current maturities of
  long-term debt........     67,044       1,379       4,573            --         72,996
 Accounts payable and
  other liabilities.....    110,508      72,169     180,068            --        362,745
 Accrued excise taxes...      4,858      22,196      16,925            --         43,979
                         ----------  ----------    --------    -----------    ----------
  Total current
   liabilities..........    202,410      95,744     206,469            --        504,623
Long-term debt, less
 current maturities.....  1,281,793      11,855         468            --      1,294,116
Deferred income taxes...     33,232      69,330      28,755            --        131,317
Other liabilities.......        467       4,111      24,112            --         28,690
Stockholders' equity:
 Class A and class B
  common stock..........        451       6,434      64,867        (71,301)          451
 Additional paid-in
  capital...............    373,530   1,071,627     436,466     (1,508,093)      373,530
 Retained earnings......    479,699   1,104,281      30,438     (1,134,777)      479,641
 Accumulated other
  comprehensive income
  (loss)................      1,258      (1,065)    (30,568)           --        (30,375)
 Treasury stock and
  other.................    (42,300)        --          --             --        (42,300)
                         ----------  ----------    --------    -----------    ----------
  Total stockholders'
   equity...............    812,638   2,181,277     501,203     (2,714,171)      780,947
                         ----------  ----------    --------    -----------    ----------
 Total liabilities and
  stockholders' equity.. $2,330,540  $2,362,317    $761,007    $(2,714,171)   $2,739,693
                         ==========  ==========    ========    ===========    ==========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                                  May 31, 2001

                           Parent    Subsidiary   Subsidiary
                          Company    Guarantors  Nonguarantors Eliminations  Consolidated
                         ----------  ----------  ------------- ------------  ------------
                                                (in thousands)
Condensed Consolidating Balance Sheet at February 28, 2001
Current assets:
 Cash and cash
  investments........... $  142,104  $    3,239    $    329    $       --     $  145,672
 Accounts receivable,
  net...................     80,299     116,784     117,179            --        314,262
 Inventories, net.......     31,845     515,274     122,965            (66)      670,018
 Prepaid expenses and
  other current assets..      6,551      33,565      20,921            --         61,037
 Intercompany (payable)
  receivable............    (61,783)     54,169       7,614            --            --
                         ----------  ----------    --------    -----------    ----------
  Total current assets..    199,016     723,031     269,008            (66)    1,190,989
Property, plant and
 equipment, net.........     30,554     320,143     197,917            --        548,614
Investments in
 subsidiaries...........  1,835,088     525,442         --      (2,360,530)          --
Other assets............     87,764     434,782     250,020            --        772,566
                         ----------  ----------    --------    -----------    ----------
 Total assets........... $2,152,422  $2,003,398    $716,945    $(2,360,596)   $2,512,169
                         ==========  ==========    ========    ===========    ==========
Current liabilities:
 Notes payable.......... $      --   $      --     $  4,184    $       --     $    4,184
 Current maturities of
  long-term debt........     49,218          70       4,888            --         54,176
 Accounts payable and
  other liabilities.....    111,388      58,448     143,010            --        312,846
 Accrued excise taxes...      9,411      35,474      11,069            --         55,954
                         ----------  ----------    --------    -----------    ----------
  Total current
   liabilities..........    170,017      93,992     163,151            --        427,160
Long-term debt, less
 current maturities.....  1,305,302         758       1,377            --      1,307,437
Deferred income taxes...     33,232      71,619      27,123            --        131,974
Other liabilities.......        437       2,953      25,940            --         29,330
Stockholders' equity:
 Class A and class B
  common stock..........        448       6,434      64,867        (71,301)          448
 Additional paid-in
  capital...............    267,655     742,343     436,466     (1,178,809)      267,655
 Retained earnings......    455,864   1,086,311      24,109     (1,110,486)      455,798
 Accumulated other
  comprehensive income
  (loss)................      1,096      (1,012)    (26,088)           --        (26,004)
 Treasury stock and
  other.................    (81,629)        --          --             --        (81,629)
                         ----------  ----------    --------    -----------    ----------
  Total stockholders'
   equity...............    643,434   1,834,076     499,354     (2,360,596)      616,268
                         ----------  ----------    --------    -----------    ----------
 Total liabilities and
  stockholders' equity.. $2,152,422  $2,003,398    $716,945    $(2,360,596)   $2,512,169
                         ==========  ==========    ========    ===========    ==========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                                  May 31, 2001

                          Parent    Subsidiary   Subsidiary
                          Company   Guarantors  Nonguarantors Eliminations Consolidated
                         ---------  ----------  ------------- ------------ ------------
                                                (in thousands)
Condensed Consolidating Statement of Income for the Three Months Ended May 31, 2001
Gross sales............. $ 194,126  $ 452,541     $ 256,425     $(67,318)   $ 835,774
 Less--excise taxes.....   (30,388)  (102,215)      (61,061)         --      (193,664)
                         ---------  ---------     ---------     --------    ---------
  Net sales.............   163,738    350,326       195,364      (67,318)     642,110
Cost of product sold....  (112,487)  (248,875)     (146,124)      67,326     (440,160)
                         ---------  ---------     ---------     --------    ---------
  Gross profit..........    51,251    101,451        49,240            8      201,950
Selling, general and
 administrative
 expenses...............   (41,696)   (52,230)      (38,101)         --      (132,027)
                         ---------  ---------     ---------     --------    ---------
  Operating income......     9,555     49,221        11,139            8       69,923
Interest expense, net...    (5,365)   (23,539)       (1,281)         --       (30,185)
Equity earnings in
 subsidiary.............    17,970      6,329           --       (24,299)         --
                         ---------  ---------     ---------     --------    ---------
  Income before income
   taxes................    22,160     32,011         9,858      (24,291)      39,738
Benefit from (provision
 for) income taxes......     1,675    (14,041)       (3,529)         --       (15,895)
                         ---------  ---------     ---------     --------    ---------
Net income.............. $  23,835  $  17,970     $   6,329     $(24,291)   $  23,843
                         =========  =========     =========     ========    =========
Condensed Consolidating Statement of Income for the Three Months Ended May 31, 2000
Gross sales............. $ 168,387  $ 443,183     $ 241,003     $(78,051)   $ 774,522
 Less--excise taxes.....   (30,974)  (102,410)      (55,558)         --      (188,942)
                         ---------  ---------     ---------     --------    ---------
  Net sales.............   137,413    340,773       185,445      (78,051)     585,580
Cost of product sold....  (100,738)  (245,819)     (133,186)      78,036     (401,707)
                         ---------  ---------     ---------     --------    ---------
  Gross profit..........    36,675     94,954        52,259          (15)     183,873
Selling, general and
 administrative
 expenses...............   (38,393)   (50,112)      (37,904)         --      (126,409)
                         ---------  ---------     ---------     --------    ---------
  Operating income......    (1,718)    44,842        14,355          (15)      57,464
Interest expense, net...    (6,194)   (20,272)       (1,161)         --       (27,627)
Equity earnings in
 subsidiary.............    22,664      8,688           --       (31,352)         --
                         ---------  ---------     ---------     --------    ---------
  Income before income
   taxes................    14,752     33,258        13,194      (31,367)      29,837
Benefit from (provision
 for) income taxes......     3,165    (10,594)       (4,506)         --       (11,935)
                         ---------  ---------     ---------     --------    ---------
Net income.............. $  17,917  $  22,664     $   8,688     $(31,367)   $  17,902
                         =========  =========     =========     ========    =========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                                  May 31, 2001

                          Parent    Subsidiary  Subsidiary
                          Company   Guarantors Nonguarantors Eliminations Consolidated
                         ---------  ---------- ------------- ------------ ------------
                                                (in thousands)
Condensed Consolidating Statement of Cash Flows for the Three Months Ended May 31,
 2001
Net cash provided by
 operating activities... $  30,101   $ 1,758      $ 2,738       $ --       $  34,597
Cash flows from
 investing activities:
 Purchases of
  businesses, net of
  cash acquired.........  (329,284)      501          --          --        (328,783)
 Purchases of property,
  plant and equipment...      (985)   (6,881)      (2,972)        --         (10,838)
 Other..................       --        224          144         --             368
                         ---------   -------      -------       -----      ---------
Net cash used in
 investing activities...  (330,269)   (6,156)      (2,828)        --        (339,253)
                         ---------   -------      -------       -----      ---------
Cash flows from
 financing activities:
 Proceeds from equity
  offering, net of
  fees..................   139,878       --           --          --         139,878
 Net proceeds from notes
  payable...............    20,000       --         1,162         --          21,162
 Exercise of employee
  stock options.........     4,797       --           --          --           4,797
 Principal payments of
  long-term debt........      (599)     (315)      (1,060)        --          (1,974)
 Payment of issuance
  costs of long-term
  debt..................    (1,014)      --           --          --          (1,014)
                         ---------   -------      -------       -----      ---------
Net cash provided by
 (used in) financing
 activities.............   163,062      (315)         102         --         162,849
                         ---------   -------      -------       -----      ---------
Effect of exchange rate
 changes on cash and
 cash investments.......    (4,998)    5,043         (171)        --            (126)
                         ---------   -------      -------       -----      ---------
Net (decrease) increase
 in cash and cash
 investments............  (142,104)      330         (159)        --        (141,933)
Cash and cash
 investments, beginning
 of period..............   142,104     3,239          329         --         145,672
                         ---------   -------      -------       -----      ---------
Cash and cash
 investments, end of
 period................. $     --    $ 3,569      $   170       $ --       $   3,739
                         =========   =======      =======       =====      =========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                                  May 31, 2001

                          Parent    Subsidiary  Subsidiary
                          Company   Guarantors Nonguarantors Eliminations Consolidated
                         ---------  ---------- ------------- ------------ ------------
                                                (in thousands)
Condensed Consolidating Statement of Cash Flows for the Three Months Ended May 31,
 2000
Net cash provided by
 (used in) operating
 activities............. $  45,866   $(9,465)    $(16,430)      $ --       $  19,971
Cash flows from
 investing activities:
 Purchases of property,
  plant and equipment...      (753)   (6,335)      (3,177)        --         (10,265)
 Other..................       --         79          238         --             317
                         ---------   -------     --------       -----      ---------
Net cash used in
 investing activities...      (753)   (6,256)      (2,939)        --          (9,948)
                         ---------   -------     --------       -----      ---------
Cash flows from
 financing activities:
 Principal payments of
  long-term debt........  (132,950)      (16)        (363)        --        (133,329)
 Net repayments of notes
  payable...............   (16,800)      --           --          --         (16,800)
 Payment of issuance
  costs of long-term
  debt..................    (1,301)      --           --          --          (1,301)
 Proceeds from issuance
  of long-term debt, net
  of discount...........   119,400       --           --          --         119,400
 Exercise of employee
  stock options.........     1,973       --           --          --           1,973
                         ---------   -------     --------       -----      ---------
Net cash used in
 financing activities...   (29,678)      (16)        (363)        --         (30,057)
                         ---------   -------     --------       -----      ---------
Effect of exchange rate
 changes on cash and
 cash investments.......   (15,416)   16,236       (1,070)        --            (250)
                         ---------   -------     --------       -----      ---------
Net increase (decrease)
 in cash and cash
 investments............        19       499      (20,802)        --         (20,284)
Cash and cash
 investments, beginning
 of period..............       --        231       34,077         --          34,308
                         ---------   -------     --------       -----      ---------
Cash and cash
 investments, end of
 period................. $      19   $   730     $ 13,275       $ --       $  14,024
                         =========   =======     ========       =====      =========

9. BUSINESS SEGMENT INFORMATION:

   The Company reports its operating results in five segments: Canandaigua Wine (branded popular and premium wine and brandy, and other, primarily grape juice concentrate); Barton (primarily beer and distilled spirits); Matthew Clark (branded wine, cider and bottled water, and wholesale wine, cider, distilled spirits, beer and soft drinks); Franciscan (primarily branded super-premium and ultra-premium wine) and Corporate Operations and Other (primarily corporate related items). Segment selection was based upon internal organizational structure, the way in which these operations are managed and their performance evaluated by management and the Company's Board of Directors, the availability of separate financial results, and materiality considerations. The accounting policies of the segments are the same as those described for the Company in the Summary of Significant Accounting Policies in Note 1 to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2001. The Company evaluates performance based on operating income of the respective business units.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                                  May 31, 2001


   Segment information is as follows:

                                                                For the Three
                                                                   Months
                                                                Ended May 31,
                                                              -----------------
                                                                2001     2000
                                                              -------- --------
                                                               (in thousands)
   Canandaigua Wine:
   Net sales:
     Branded:
       External customers.................................... $166,081 $143,330
       Intersegment..........................................    1,745    1,236
                                                              -------- --------
       Total Branded.........................................  167,826  144,566
                                                              -------- --------
     Other:
       External customers....................................   13,549   15,268
       Intersegment..........................................    3,689    3,629
                                                              -------- --------
       Total Other...........................................   17,238   18,897
                                                              -------- --------
   Net sales................................................. $185,064 $163,463
   Operating income.......................................... $ 15,395 $  7,818
   Long-lived assets......................................... $230,260 $192,337
   Total assets.............................................. $966,466 $596,543
   Capital expenditures...................................... $  1,489 $  2,645
   Depreciation and amortization............................. $  8,116 $  5,868
   Barton:
   Net sales:
     Beer.................................................... $182,985 $163,134
     Spirits.................................................   71,317   72,546
                                                              -------- --------
   Net sales................................................. $254,302 $235,680
   Operating income.......................................... $ 44,051 $ 38,835
   Long-lived assets......................................... $ 78,136 $ 77,956
   Total assets.............................................. $734,345 $716,633
   Capital expenditures...................................... $  2,924 $  1,336
   Depreciation and amortization............................. $  4,762 $  3,955
   Matthew Clark:
   Net sales:
     Branded:
       External customers.................................... $ 66,881 $ 69,594
       Intersegment..........................................      102       21
                                                              -------- --------
       Total Branded.........................................   66,983   69,615
     Wholesale...............................................  115,006   99,923
                                                              -------- --------
   Net sales................................................. $181,989 $169,538
   Operating income.......................................... $  8,317 $ 10,374
   Long-lived assets......................................... $140,710 $148,103
   Total assets.............................................. $622,334 $629,030
   Capital expenditures...................................... $  2,030 $  2,409
   Depreciation and amortization............................. $  4,673 $  5,213

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                                  May 31, 2001

                                                        For the Three Months
                                                            Ended May 31,
                                                        ----------------------
                                                           2001        2000
                                                        ----------  ----------
                                                           (in thousands)
   Franciscan:
   Net sales:
     External customers................................ $   26,291  $   21,785
     Intersegment......................................        102         104
                                                        ----------  ----------
   Net sales........................................... $   26,393  $   21,889
   Operating income.................................... $    7,048  $    5,416
   Long-lived assets................................... $  129,499  $  108,694
   Total assets........................................ $  396,209  $  361,036
   Capital expenditures................................ $    3,969  $    3,780
   Depreciation and amortization....................... $    3,223  $    2,392
   Corporate Operations and Other:
   Net sales........................................... $      --   $      --
   Operating loss...................................... $   (4,888) $   (4,979)
   Long-lived assets................................... $    4,465  $    3,901
   Total assets........................................ $   20,339  $   23,858
   Capital expenditures................................ $      426  $       95
   Depreciation and amortization....................... $    1,151  $      918
   Intersegment eliminations:
   Net sales........................................... $   (5,638) $   (4,990)
   Consolidated:
   Net sales........................................... $  642,110  $  585,580
   Operating income.................................... $   69,923  $   57,464
   Long-lived assets................................... $  583,070  $  530,991
   Total assets........................................ $2,739,693  $2,327,100
   Capital expenditures................................ $   10,838  $   10,265
   Depreciation and amortization....................... $   21,925  $   18,346

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                                  May 31, 2001


10. COMPREHENSIVE INCOME:

   Comprehensive income consists of net income, foreign currency translation adjustments and net unrealized losses on derivative instruments for the three months ended May 31, 2001 and 2000. The reconciliation of net income to comprehensive income is as follows:

                                                             For the Three
                                                                 Months
                                                             Ended May 31,
                                                            -----------------
                                                             2001      2000
                                                            -------  --------
                                                             (in thousands)
   Net income.............................................. $23,843  $ 17,902
   Other comprehensive income, net of tax:
     Foreign currency translation adjustments..............  (4,314)  (11,266)
     Cash flow hedges:
       Net derivative gains, net of tax effect of $79......     172       --
       Reclassification adjustments, net of tax effect of
        $103...............................................    (229)      --
                                                            -------  --------
     Net cash flow hedges..................................     (57)      --
                                                            -------  --------
   Total comprehensive income.............................. $19,472  $  6,636
                                                            =======  ========

       Accumulated other comprehensive loss includes the following components:

                                         For the Three Months Ended May 31,
                                                        2001
                                        -------------------------------------
                                          Foreign       Net      Accumulated
                                         Currency   Unrealized      Other
                                        Translation  Losses on  Comprehensive
                                        Adjustments Derivatives     Loss
                                        ----------- ----------- -------------
   Beginning balance, February 28,
    2001...............................  $(26,004)     $ --       $(26,004)
   Current-period change...............    (4,314)       (57)       (4,371)
                                         --------      -----      --------
   Ending balance, May 31, 2001........  $(30,318)     $ (57)     $(30,375)
                                         ========      =====      ========

11. ACCOUNTING PRONOUNCEMENTS:

   In May 2000, the Emerging Issues Task Force ("EITF") issued EITF Issue No. 00-14 ("EITF No. 00-14"), "Accounting for Certain Sales Incentives," which was subsequently amended in April 2001. EITF No. 00-14 addresses the recognition, measurement and income statement classification of certain sales incentives. EITF No. 00-14 requires that sales incentives, including coupons, rebate offers, and free product offers, given concurrently with a single exchange transaction be recognized when incurred and reported as a reduction of revenue. The Company currently reports these costs in selling, general and administrative expenses. The Company is required to adopt EITF No. 00-14 in its financial statements beginning March 1, 2002. Upon adoption of EITF No. 00-14, financial statements for prior periods presented for comparative purposes are to be reclassified to comply with the requirements of EITF No. 00-14. The Company believes the impact of EITF No. 00-14 on its financial statements will result in a material reclassification that will decrease previously reported net sales and decrease previously reported selling, general and administrative expenses, but will have no effect on operating income or net income. The Company has not yet determined the amount of the reclassification.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                                  May 31, 2001


12. SUBSEQUENT EVENT:

   On July 2, 2001, the Company acquired all of the outstanding capital stock of Ravenswood Winery, Inc. ("Ravenswood"). The preliminary purchase price of Ravenswood, including assumption of indebtedness (net of cash acquired) of $3.2 million, was $151.2 million. The purchase price is subject to final closing adjustments which the Company does not expect to be material. The Ravenswood acquisition will be accounted for using the purchase method; accordingly, the acquired net assets will be recorded at fair market value at the date of acquisition based upon an appraisal of the net assets. The acquisition was financed with revolving loan borrowings under the senior credit facility. The Company will manage Ravenswood through its Franciscan segment.

PROSPECTUS


                              [CONSTELLATION LOGO]

                           2,150,000 Shares

                           Constellation Brands, Inc.

                              Class A Common Stock

   This prospectus relates to the offer and resale from time to time by the selling stockholders of up to 2,150,000 shares of our class A common stock. The selling stockholders may sell the shares from time to time at fixed prices, market prices or at negotiated prices, and may engage a broker or dealer to sell the shares. For additional information on the selling stockholders' possible methods of sales, you should refer to the section of this prospectus entitled "Plan of Distribution" beginning on page 12.

   The selling stockholders identified in this prospectus are offering all of these shares, will receive all of the proceeds of this offering and will bear costs relating to the registration of the shares. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising out of the Securities Act of 1933.

   Our class A common stock is listed on the New York Stock Exchange under the symbol "STZ." The last reported sale price of our class A common stock on the New York Stock Exchange on September 21, 2001, was $36.20 per share.

                                 ------------

   See "Risk Factors" beginning on page 1 for a discussion of certain factors that you should consider before purchasing any securities.

                                 ------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

               The date of this prospectus is September 24, 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus...................................................... A-i
Where You Can Find More Information........................................ A-i
Information Regarding Forward-Looking Statements........................... A-ii
Constellation Brands, Inc.................................................. A-1
Risk Factors............................................................... A-1
Use of Proceeds............................................................ A-5
Selling Stockholders....................................................... A-6
Description of Class A Common Stock........................................ A-11
Plan of Distribution....................................................... A-12
Legal Opinions............................................................. A-14
Experts.................................................................... A-14

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a "shelf" registration process. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information," below.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services, at the website maintained by the SEC at "http://www.sec.gov," and at our own website at "http://www.cbrands.com." You should be aware that other information contained on our website is not part of this document.

   As noted above, we have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information set forth in the registration statement. For further information you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on SEC's website.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  .  Annual Report on Form 10-K for the fiscal year ended February 28, 2001;

  .  Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2001;

  . Current Reports on Form 8-K filed on March 7, 2001, March 14, 2001, April 12, 2001 (reporting our results for the three month period and the twelve month period ended February 28, 2001, and announcing our two-for-one stock split), April 12, 2001 (reporting the proposed acquisition by us of Ravenswood Winery, Inc.), June 20, 2001, June 28, 2001, July 3, 2001, August 24, 2001, and September 5, 2001; and

  . The description of our class A common stock, par value $.01 per share, and class B common stock, par value $.01 per share, contained in Item 1 of our registration statement on Form 8-A filed on October 4, 1999.

   You may request a copy of these filings, at no cost, by writing or telephoning us at: Constellation Brands, Inc., Attention: David S. Sorce, Secretary, 300 WillowBrook Office Park, Fairport, New York 14450; telephone number: 716-218-2169.

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

               INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those set forth in, or implied by, our forward-looking statements. All statements other than statements of historical facts included in this prospectus regarding our business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements. When used in this prospectus, the words "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause our actual results to differ materially from our expectations, or "cautionary statements," are disclosed under "Risk Factors" and elsewhere in this prospectus. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                           CONSTELLATION BRANDS, INC.

   We are a leader in the production and marketing of beverage alcohol brands in North America and the United Kingdom. As the second largest supplier of wine, the second largest marketer of imported beer and the fourth largest supplier of distilled spirits, we are the largest single-source supplier of these products in the United States. In the United Kingdom, we are a leading marketer of wine, the second largest producer and marketer of cider and a leading independent drinks wholesaler. With our broad portfolio, we believe we are distinctly positioned to satisfy an array of consumer preferences across all beverage alcohol categories. Leading brands in our portfolio include Franciscan Oakville Estate, Simi, Estancia, Ravenswood, Corona Extra, Modelo Especial, St. Pauli Girl, Almaden, Arbor Mist, Talus, Vendange, Alice White, Black Velvet, Fleischmann's, Schenley, Ten High, Stowells of Chelsea, Blackthorn and K.

   Our products are distributed by more than 1,000 wholesale distributors in North America. In the United Kingdom, we distribute our branded products and those of other companies to more than 16,500 customers. We operate 30 production facilities throughout the world and purchase products for resale from other producers.

   Since our founding in 1945 as a producer and marketer of wine products, we have grown through a combination of internal growth and acquisitions. Our internal growth has been driven by leveraging our existing portfolio of leading brands, developing new products, new packaging and line extensions, and focusing on the faster growing sectors of the beverage alcohol industry. Since 1991, we have successfully integrated a number of major acquisitions that have broadened our portfolio and increased our market share, net sales and cash flow.

   Our principal executive offices are located at 300 WillowBrook Office Park, Fairport, New York 14450, and our telephone number is 716-218-2169.

                                  RISK FACTORS

   Before you buy any shares of our class A common stock offered by this prospectus, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all of the other information in this prospectus, any prospectus supplement and the documents that are incorporated by reference before you decide to acquire any shares of class A common stock.

Our indebtedness could have a material adverse effect on our financial health.

   We have incurred substantial indebtedness to finance our acquisitions and we may incur substantial additional indebtedness in the future to finance further acquisitions. As of May 31, 2001, we had approximately $1.4 billion of indebtedness outstanding, which does not include approximately $268.1 million of revolving loans we had available to draw under our senior credit facility. Our ability to satisfy our debt obligations outstanding from time to time will depend upon our future operating performance, which is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond our control. Therefore, there can be no assurance that our cash flow from operations will be sufficient to meet all of our debt service requirements and to fund our capital expenditure requirements.

   Our current and future debt service obligations and covenants could have important consequences to you if you purchase our class A common stock. These consequences may include the following:

  . our ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

  . a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing funds available for operations;

  . our ability to conduct our business could be limited by restrictive covenants; and

  . we may be more vulnerable to adverse economic conditions than our less leveraged competitors and, thus, may be limited in our ability to withstand competitive pressures.

   The restrictive covenants in our senior credit facility and the indentures under which our debt securities are issued include, among others, those restricting additional liens, additional borrowing, the sale of assets, changes of control, the payment of dividends, transactions with affiliates, the making of investments and certain other fundamental changes. Our senior credit facility also contains restrictions on acquisitions and certain financial ratio tests including a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio. These restrictions could limit our ability to conduct business. A failure to comply with the obligations contained in the senior credit facility or the indentures could result in an event of default under such agreements, which could require us to immediately repay the related debt and also debt under other agreements that may contain cross-acceleration or cross-default provisions.

Our acquisition or joint venture strategies may not be successful.

   We have made a number of acquisitions and anticipate that we may, from time to time, acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business. In addition, we recently entered into a joint venture under the name Pacific Wine Partners LLC ("PWP") with BRL Hardy, the second largest wine company in Australia. PWP may itself acquire businesses and we may enter into additional joint ventures. Acquired businesses will need to be integrated with our existing operations. There can be no assurance that we will effectively assimilate the business or product offerings of acquired companies into our business or product offerings.

   Any acquisitions will also be accompanied by risks such as potential exposure to unknown liabilities of acquired companies, the possible loss of key employees and customers of the acquired business, and the incurrence of amortization expenses if any acquisition is accounted for as a purchase. Acquisitions are subject to risks associated with the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to our business and the diversion of management time and attention.

   We share control of PWP equally with BRL Hardy, and we may not have majority interest or control of any future joint venture. There is the risk that our joint venture partners may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or us. There is also risk that our joint venture partners may be unable to meet its economic or other obligations and that we may be required to fulfill those obligations alone.

   Failure by us or an entity in which we have a joint venture interest to adequately manage the risks associated with any acquisitions or joint ventures could have a material adverse effect on our financial condition or results of operations.

The termination or non-renewal of imported beer distribution agreements could have a material adverse effect on our business.

   All of our imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products which are subject to renewal from time to time. Our exclusive agreement to distribute Corona Extra and our other Mexican beer brands in 25 primarily western U.S. states expires in December 2006 and, subject to compliance with certain performance criteria, continued retention of certain personnel and other terms of the agreement, will be automatically renewed for additional terms of five years. Changes in control of Constellation Brands, Inc. or its subsidiaries involved in importing the Mexican beer brands, or changes in the chief executive officer of such subsidiaries, may be a basis for the supplier, unless it consents to such changes, to terminate the agreement. The supplier's consent to such changes may not be unreasonably withheld. Prior to their expiration, these agreements may be terminated if we fail to meet certain performance criteria. We believe that we are currently in compliance with all of our material imported beer distribution agreements. From time to time we have failed, and may in the future fail, to satisfy certain performance criteria in our distribution agreements. It is possible that our beer distribution agreements may not be renewed or may be terminated prior to expiration.

Our business could be adversely affected by a general decline in the consumption of products we sell.

   In the United States, notwithstanding the fact that there have been modest increases in consumption of beverage alcohol products in the most recent few years, the overall per capita consumption of beverage alcohol products by adults (ages 21 and over) has declined substantially over the past 20 years. A decline in consumption could be caused by a variety of factors, including:

  .  a general decline in economic conditions;

  . increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

  . a trend toward a healthier diet including lighter, lower calorie beverages such as diet soft drinks, juices and water products;

  .  the increased activity of anti-alcohol consumer groups; and

  .  increased federal and state excise taxes.

We have a material amount of goodwill, and if we are required to write down goodwill to comply with new accounting standards, it would reduce our net income, which in turn could materially and adversely affect our results of operations.

   Approximately $594.7 million (net of accumulated amortization), or 21.7%, of our total assets as of May 31, 2001, represented unamortized goodwill. Goodwill is the amount by which the costs of an acquisition accounted for using the purchase method exceeds the fair market value of the net assets acquired. We are required to record goodwill as an intangible asset on our balance sheet and to amortize it over a period of years. We have historically amortized goodwill on a straight-line basis over a period of 40 years. Even though it reduces our net income for accounting purposes, a portion of our amortization of goodwill is deductible for tax purposes. Currently, we are required to evaluate periodically whether we can recover our remaining goodwill from the undiscounted future cash flows that we expect to receive from the operations of acquired businesses. If these undiscounted cash flows are less than the carrying value of the associated goodwill, the goodwill is deemed to be impaired and we must reduce the carrying value of the goodwill to equal the discounted future cash flows and take the amount of the reduction as a charge against our net income.

   On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 became effective on July 1, 2001, for acquisitions occurring on or after that date and will be adopted by us on March 1, 2002, for acquisitions that occurred prior to July 1, 2001. SFAS No. 142 results in goodwill no longer being amortized. Instead, goodwill is subject to a periodic impairment evaluation based on the fair value of the reporting unit. Reductions in our net income caused by the write-down of goodwill could materially and adversely affect our results of operations.

An increase in excise taxes and government restrictions could have a material adverse effect on our business.

   In the United States, the federal government and individual states impose excise taxes on beverage alcohol products in varying amounts which have been subject to change. Increases in excise taxes on beverage alcohol products, if enacted, could materially and adversely affect our financial condition or results of operations. In addition, the beverage alcohol products industry is subject to extensive regulation by state and federal agencies. The U.S. Bureau of Alcohol, Tobacco and Firearms and the various state liquor authorities regulate such matters as licensing requirements, trade and pricing practices, permitted and required labeling, advertising and relations with wholesalers and retailers. In recent years, federal and state regulators have required warning labels and signage. In the United Kingdom, our subsidiary Matthew Clark plc carries on its operations under a

Customs and Excise License. Licenses are required for all premises where wine is produced. Matthew Clark holds a license to act as an excise warehouse operator and registrations have been secured for the production of cider and bottled water. New or revised regulations or increased licensing fees and requirements could have a material adverse effect on our financial condition or results of operations.

We rely on the performance of wholesale distributors for the success of our business.

   In the United States, we sell our products principally to wholesalers for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. The replacement or poor performance of our major wholesalers or our inability to collect accounts receivable from our major wholesalers could materially and adversely affect our results of operations and financial condition. Distribution channels for beverage alcohol products have been characterized in recent years by rapid change, including consolidations of certain wholesalers. In addition, wholesalers and retailers of our products offer products that compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that these wholesalers or retailers may give higher priority to products of our competitors. In the future, our wholesalers and retailers may not continue to purchase our products or provide our products with adequate levels of promotional support.

We generally do not have long-term supply contracts and we are subject to substantial price fluctuations for grapes and grape-related materials, and we have a limited group of suppliers of glass bottles.

   Our business is heavily dependent upon raw materials, such as grapes, grape juice concentrate, grains, alcohol and packaging materials from third-party suppliers. We could experience raw material supply, production or shipment difficulties which could adversely affect our ability to supply goods to our customers. We are also directly affected by increases in the costs of such raw materials. In the past we have experienced dramatic increases in the cost of grapes. Although we believe we have adequate sources of grape supplies, in the event demand for certain wine products exceeds expectations, we could experience shortages. One of our largest components of cost of goods sold is that of glass bottles, which have only a small number of producers. The inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our business.

Competition could have a material adverse effect on our business.

   We are in a highly competitive industry and the dollar amount and unit volume of our sales could be negatively affected by our inability to maintain or increase prices, changes in geographic or product mix, a general decline in beverage alcohol consumption or the decision of our wholesale customers, retailers or consumers to purchase competitors' products instead of our products. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of our products, including their quality and pricing, compared to competitive products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers and retailers which could affect their supply of, or consumer demand for, our products. We could also experience higher than expected selling, general and administrative expenses if we find it necessary to increase the number of our personnel or our advertising or promotional expenditures to maintain our competitive position or for other reasons.

We are controlled by the Sands family.

   Our outstanding capital stock consists of class A common stock and class B common stock. Holders of class A common stock are entitled to one vote per share and are entitled, as a class, to elect one fourth of the members of our board of directors. Holders of class B common stock are entitled to 10 votes per share and are entitled, as a class, to elect the remaining directors. As of July 31, 2001, the Sands family beneficially owned approximately 11% of the outstanding shares of class A common stock (exclusive of shares of class A common stock issuable pursuant to the conversion feature of the class B common stock owned by the Sands family) and approximately 93% of the outstanding shares of class B common stock. On the same basis, on all matters other than the election of directors, the Sands family had the ability to vote approximately 62% of the votes entitled to be cast by holders of our outstanding capital stock, voting as a single class.

   Assuming the sale of all 2,150,000 shares offered by this prospectus, but otherwise based on holdings as of July 31, 2001, the Sands family will beneficially own approximately 6% of the outstanding shares of class A common stock (exclusive of shares of class A common stock issuable pursuant to the conversion feature of the class B common stock owned by the Sands family) and approximately 93% of the outstanding shares of class B common stock, and will have the ability to vote approximately 60% of the votes entitled to be cast by holders of our outstanding capital stock, voting as a single class.

   Consequently, we are essentially controlled by the Sands family and, even assuming the sale of all the shares offered by this prospectus, they would generally have sufficient voting power to determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval.

If our stockholders, including members of the Sands family, sell substantial amounts of our common stock under this prospectus or otherwise, the market price of our class A common stock may fall.

   Sales of a substantial number of shares of our common stock in the public market by our stockholders, under this prospectus or otherwise, or the perception that such sales may occur, could adversely affect the price of our class A common stock. As of July 31, 2001, we had outstanding an aggregate of 36,470,672 shares of class A common stock, of which 32,795,134 shares were freely tradable without restriction or further registration under the Securities Act. A total of 3,675,538 shares of our class A common stock are held by our "affiliates" and other holders of restricted securities within the meaning of Rule 144 under the Securities Act and may be sold in compliance with Rule 144.

   As of July 31, 2001, 6,707,155 shares of class A common stock were issuable upon exercise of stock options at a weighted average exercise price of $25.17 per share and 8,490,399 shares of class A common stock were reserved for future grants under our stock option and other stock incentive plans. We have filed, and may file from time to time, registration statements on Form S-8 with respect to shares of our class A common stock that are subject to issuance under our stock option and other stock incentive plans. Following the filing of these registration statements, all of these shares will become freely tradable upon their issuance, subject to compliance with Rule 144 in the case of shares acquired by our affiliates.

                                USE OF PROCEEDS

   All of the proceeds from the sale of the shares of class A common stock offered by this prospectus will be received by the selling stockholders.

                              SELLING STOCKHOLDERS

   The selling stockholders are:

  . R, R, M & C Partners, L.L.C., a Missouri limited liability company ("RRM&C"), and

  .  M, L, R & R, a New York general partnership ("MLR&R").

   Substantially all of the equity interests of RRM&C are indirectly beneficially owned by Marilyn Sands, Richard Sands, Robert Sands and CWC Partnership-I ("CWCP-I"), a New York general partnership, of which each of Richard Sands and Robert Sands is a managing partner. Each of Richard Sands and Robert Sands has transferred 501,001 shares, and each of Marilyn Sands and CWCP-I has transferred 500,000 shares, of class A common stock to R, R, M & C Group, L.P., a Missouri limited partnership and the managing member of RRM&C, which in turn has transferred all of such shares to RRM&C. The general partner of R, R, M & C Group, L.P. is R, R, M & C Management Corporation, of which Robert Sands is the president and Richard Sands is the secretary.

   Richard Sands, Robert Sands and CWCP-I are general partners of MLR&R.

   Marilyn Sands is the mother of Richard Sands, our President and Chief Executive Officer, and Robert Sands, our Group President. Richard Sands has been employed by the Company in various capacities since 1979. He was elected Executive Vice President and a director in 1982, became President and Chief Operating Officer in May 1986 and was elected Chief Executive Officer in October 1993. In September 1999, Mr. Sands was elected Chairman of the Board. Robert Sands was appointed Group President of the Company in April 2000 and has served as a director since January 1990. Robert Sands also had served as Vice President from June 1990 through October 1993, as Executive Vice President from October 1993 through April 2000, and as General Counsel from June 1986 through May 2000.

   As more fully described in the section of this prospectus entitled "Description of Class A Common Stock" beginning on page 11, holders of class A common stock are entitled to one vote per share and are entitled, as a class, to elect one fourth of the members of our board of directors. Holders of class B common stock are entitled to 10 votes per share and are entitled, as a class, to elect the remaining directors. As of July 31, 2001, the Sands family beneficially owned approximately 11% of the outstanding shares of class A common stock (exclusive of shares of class A common stock issuable pursuant to the conversion feature of the class B common stock owned by the Sands family) and approximately 93% of the outstanding shares of class B common stock. On all matters other than the election of directors, the Sands family has the ability to vote approximately 62% of the votes entitled to be cast by holders of our outstanding capital stock, voting as a single class. Assuming the sale of all 2,150,000 shares offered by this prospectus, but otherwise based on holdings as of July 31, 2001, the Sands family will beneficially own approximately 6% of the outstanding shares of class A common stock (exclusive of shares of class A common stock issuable pursuant to the conversion feature of the class B common stock owned by the Sands family) and approximately 93% of the outstanding shares of class B common stock, and will have the ability to vote approximately 60% of the votes entitled to be cast by holders of our outstanding capital stock, voting as a single class. Consequently, we are essentially controlled by the Sands family and even assuming the sale of all the shares offered by this prospectus they would generally have sufficient voting power to determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval.

   The selling stockholders may donate, pledge or transfer as gifts some or all of its shares, or may pledge or transfer shares for no value to other beneficial owners, including members of the selling stockholders. This prospectus may also be used for resales by these donees, pledgees, transferees or beneficiaries of the selling stockholders and we will identify any of those donees, pledgees, transferees or beneficiaries, if required, in a supplement to this prospectus.

   The first table below sets forth the number and percentage of shares of class A common stock that will be owned by each of the selling stockholders prior to the offering of the shares to which this prospectus relates, the number of such shares that each is offering to sell, the number of shares of class A common stock that each of the selling stockholders will own after the sale, and the percentage of ownership of the outstanding shares of class A common stock represented by the holdings of each selling stockholder after such sale.

   The subsequent tables set forth information regarding the beneficial ownership of our class A common stock and our class B common stock as of July 31, 2001, by Marilyn Sands, Richard Sands, Robert Sands and CWCP-I, before and after giving effect to the transfer of shares by such stockholders to RRM&C and to the offer contemplated by this prospectus.

   Unless otherwise indicated in the footnotes to these tables, the stockholders have sole voting and investment power with respect to the shares that they own, subject to applicable community property laws. For the purpose of these tables, beneficial ownership includes:

  . shares over which the stockholder has sole or shared voting or investment power; and

  . shares of class A common stock that may be acquired through the exercise of options that are exercisable within 60 days of July 31, 2001.

   For the purpose of these tables, a selling stockholder that owns shares of class B common stock is not deemed to beneficially own shares of class A common stock, notwithstanding the rules of the Exchange Act that provide that a holder of class B common stock will be deemed to beneficially own shares of class A common stock because each share of class B common stock is convertible into one share of class A common stock at any time. The footnotes to the tables indicate the number of shares of class A common stock that are beneficially owned by a stockholder as a result of the conversion feature of the class B common stock.

   This information is based on information furnished to us by or on behalf of each person concerned. Unless otherwise noted, the percentages of ownership were calculated on the basis of 36,470,672 shares of class A common stock and 6,075,245 shares of class B common stock outstanding as of the close of business on July 31, 2001.

Selling Stockholders

                                                                   Shares of
                                     Shares of class A           class A common
                                       common stock                  stock
                                       beneficially               beneficially
                                     owned before this            owned after
                                         offering      Shares to this offering
                                     -----------------    be     --------------
Name                                  Number   Percent  offered  Number Percent
----                                 --------- ------- --------- ------ -------
R, R, M & C Partners, L.L.C......... 2,002,002   5.5%  2,002,002   --      --
M, L, R & R.........................   148,190     *     147,998  192       *

Beneficial Ownership of Class A Common Stock(1)

                         Before transfer of shares to
                             RRM&C and before this      After transfer of shares to
                                   offering            RRM&C and after this offering
                         ----------------------------- -----------------------------
                                           Percent of                    Percent of
                                            class A                       class A
                         Number of shares common stock Number of shares common stock
                            of class A    beneficially    of class A    beneficially
Name                       common stock      owned       common stock      owned
----                     ---------------- ------------ ---------------- ------------
Marilyn Sands(2)........    1,755,558         4.8%        1,107,560         3.0%
Richard Sands(3)........    1,694,657         4.6%          545,658         1.5%
Robert Sands(4).........    1,724,654         4.7%          575,655         1.6%
CWC Partnership-I(5)....      766,092         2.1%          118,094           *

Beneficial Ownership of Class B Common Stock(1)

                                               Before and after this offering
                                             -----------------------------------
                                             Number of shares Percent of class B
                                                of class B       common stock
Name                                           common stock   beneficially owned
----                                         ---------------- ------------------
Marilyn Sands(6)............................      212,700             3.5%
Richard Sands(7)............................    4,192,094            69.0%
Robert Sands(8).............................    4,190,684            69.0%
CWC Partnership-I(9)........................    1,524,770            25.1%

--------
 *  Less than 1%
(1) For purposes of calculating the percentage of ownership of class A common stock in these footnotes, additional shares of class A common stock equal to the sum of the number of shares of class B common stock owned by each person and the number of shares of common stock that may be acquired through the exercise of options that are exercisable within 60 days of July 31, 2001 owned by each person are assumed to be outstanding pursuant to the beneficial ownership rules set out in Rule 13d-3(d)(1) under the Exchange Act. Where these footnotes reflect shares of class A common stock as being included, such shares are included only in the class A common stock table, and where these footnotes reflect shares of class B common stock as being included, such shares are included only in the class B common stock table.
(2) This number of shares includes 1,578,106 shares of class A common stock over which Marilyn Sands has sole voting or investment power and 177,452 shares of class A common stock over which she has shared voting or investment power. With respect to 1,575,002 shares of the 1,578,106 shares of class A common stock over which Marilyn Sands has sole voting or investment power, Ms. Sands is the beneficial owner of a life estate that has the right to receive income from and the power to vote and dispose of such shares. The remainder interest in such shares is held by Richard Sands, Robert Sands and CWC Partnership-II, a New York general partnership ("CWCP-II"). The 177,452 shares over which Ms. Sands has shared voting or investment power includes 29,262 shares of class A common stock owned by the Mac and Sally Sands Foundation, Incorporated, a Virginia corporation (the "Sands Foundation"), of which Marilyn Sands is a director, and 148,190 shares of class A common stock owned by M, L, R & R, a New York general partnership ("MLR&R"), of which the Marvin Sands Master Trust (the "Master Trust") is a general partner. Ms. Sands is a trustee of the Master Trust. Ms. Sands disclaims beneficial ownership with respect to all shares owned by the Sands Foundation and with respect to all of the other foregoing shares except to the extent of her beneficial interest in the Master Trust. Assuming the conversion of class B common stock beneficially owned by Ms. Sands into class A common stock before this offering, Ms. Sands would beneficially own 1,968,258 shares of class A common stock, representing 5.4% of the outstanding class A common stock after such conversion and before this offering.
(3) This number of shares includes 899,303 shares of class A common stock over which Richard Sands has sole voting or investment power, and 795,354 shares of class A common stock over which he has shared voting or investment power. The number of shares of class A common stock over which Richard Sands has sole voting or investment power includes 297,613 shares of class A common stock issuable upon the exercise of options which are exercisable within 60 days of July 31, 2001 by Mr. Sands. The number of shares over which Mr. Sands shares power to vote or dispose includes, as applicable, 617,902 shares of class A common stock owned by CWC Partnership-I, a New York general partnership ("CWCP-I"), of which Richard Sands is a managing partner, 148,190 shares of class A common stock owned by MLR&R, of which Mr. Sands is a general partner, and 29,262 shares of class A common stock owned by the Sands Foundation, of which Mr. Sands is a director and officer. Mr. Sands disclaims beneficial ownership of all of the foregoing shares except to the extent of his ownership interest in CWCP-I and MLR&R and his beneficial interest in the Master Trust. The amounts reflected do not include 3,930 shares of class A common stock owned by Mr. Sands' wife, the remainder interest Mr. Sands has in 525,002 of the 1,575,002 shares of class A common stock subject to the life estate held by Marilyn Sands described in footnote (2) above, or the remainder interest of CWCP-II in 530,302 of such shares. Mr. Sands disclaims beneficial ownership with respect to all such shares.
    Assuming the conversion of class B common stock beneficially owned by Mr. Sands into class A common stock before this offering, Mr. Sands would beneficially own 5,886,751 shares of class A common stock, representing 14.4% of the outstanding class A common stock after such conversion and before this offering.
(4) This number of shares includes 929,300 shares of class A common stock over which Robert Sands has sole voting or investment power, and 795,354 shares of class A common stock over which he has shared voting or investment power. The number of shares of class A common stock over which Robert Sands has sole voting or investment power includes 293,346 shares of class A common stock issuable upon the exercise of options which are exercisable within 60 days of July 31, 2001 by Mr. Sands. The number of shares over which Mr. Sands shares voting or investment power includes 617,902 shares of class A common stock owned by CWCP-I, of which Robert Sands is a managing partner, 148,190 shares of class A common stock owned by MLR&R, of which Mr. Sands is a general partner, and 29,262 shares of class A common stock owned by the Sands Foundation, of which Mr. Sands is a director and officer. Mr. Sands disclaims beneficial ownership of all of the foregoing shares except to the extent of his ownership interest in CWCP-I and MLR&R and his beneficial interest in the Master Trust. The amounts reflected do not include 45,880 shares of class A common stock owned by Mr. Sands' wife, individually and as custodian for their minor children, the remainder interest Mr. Sands has in 519,698 of the 1,575,002 shares of class A common stock subject to the life estate held by Marilyn Sands described in footnote (2) above, or the remainder interest of CWCP-II in 530,302 of such shares. Mr. Sands disclaims beneficial ownership with respect to all such shares.
    Assuming the conversion of class B common stock beneficially owned by Mr. Sands into class A common stock before this offering, Mr. Sands would beneficially own 5,915,338 shares of class A common stock, representing 14.4% of the outstanding class A common stock after such conversion and before this offering.
(5) This number of shares includes 148,190 shares of class A common stock owned by MLR&R, of which CWCP-I is a general partner. The shares owned by CWCP-I are included in the number of shares beneficially owned by Richard Sands and Robert Sands, the managing partners of CWCP-I.
(6) This number of shares includes 9,000 shares of class B common stock over which Marilyn Sands has sole voting or investment power and 203,700 shares of class B common stock over which she has shared voting or investment power.
(7) This number of shares includes 1,477,058 shares of class B common stock over which Richard Sands has sole voting or investment power and 2,715,036 shares of class B common stock over which he has shared voting or investment power. The number of shares of class B common stock over which Mr. Sands shares voting or investment power includes 1,357,928 shares of class B common stock owned by CWCP-I, of which Richard Sands is a managing partner, 36,858 shares of class B common stock owned by the Master Trust, of which Mr. Sands is a trustee and beneficiary, 166,842 shares of class B common stock owned by MLR&R, of which Mr. Sands is a general partner, 140,908 shares of class B common stock owned by CWCP-II, of which Mr. Sands is a trustee of the managing partner, and 1,012,500 shares of class B common stock owned by the Marvin Sands Irrevocable Trust (the "Trust") described below. Mr. Sands disclaims beneficial ownership of all of the foregoing shares except to the extent of his ownership interest in CWCP-I and MLR&R and his beneficial interest in the Master Trust.
    The Marvin Sands Irrevocable Trust was created by Marvin Sands under the terms of an Irrevocable Trust Agreement dated November 18, 1987. The Trust is for the benefit of the present and future grandchildren of Marvin and Marilyn Sands. The Co-Trustees of the Trust are Richard Sands and Robert Sands. Unanimity of the Co-Trustees is required with respect to voting and disposing of the class B common stock owned by the Trust.
(8) This number of shares includes 1,475,648 shares of class B common stock over which Robert Sands has sole voting or investment power and 2,715,036 shares of class B common stock over which he has shared voting or investment power. The number of shares of class B common stock over which Robert Sands shares voting or investment power includes 1,357,928 shares of class B common stock owned by CWCP-I, of which Mr. Sands is a managing partner, 36,858 shares of class B common stock owned by the Master Trust of which Mr. Sands is a trustee and beneficiary, 166,842 shares of class B common stock owned by MLR&R, of which Mr. Sands is a general partner, 140,908 shares of class B common stock owned by CWCP-II, of which Mr. Sands is a trustee of the managing partner, and 1,012,500 shares of class B common stock owned by the Trust. Mr. Sands disclaims beneficial ownership of all of the foregoing shares except to the extent of his ownership interest in CWCP-I and MLR&R and his beneficial interest in the Master Trust.
(9) This number of shares includes 166,842 shares of class B common stock owned by MLR&R, of which CWCP-I is a general partner. The shares owned by CWCP-I are included in the number of shares beneficially owned by Richard Sands and Robert Sands, the managing partners of CWCP-I.
    Assuming the conversion of class B common stock beneficially owned by CWCP-I into class A common stock before this offering, CWCP-I would beneficially own 2,290,862 shares of class A common stock, representing 6.0% of the outstanding class A common stock after such conversion and before this offering.

Certain Other Relationships and Related Transactions with Selling Stockholders

   By an Agreement dated December 20, 1990, we entered into a split-dollar insurance agreement with a trust established by Marvin Sands, our founder and the deceased husband of Marilyn Sands and father of Richard Sands and Robert Sands. Robert Sands is a trustee of this trust. Pursuant to the Agreement, the Company pays the annual premium on an insurance policy held in the trust, $209,063 in fiscal year 2001, and the trust reimburses us for the portion of the premium equal to the "economic benefit" to the insured calculated in accordance with the U.S. Treasury Department rules then in effect, $24,006 for fiscal year 2001. The policy is a joint life policy payable upon the death of the second to die of the insureds, Marvin Sands and Marilyn Sands, with a face value of $5,000,000. Pursuant to the terms of the trust, Richard Sands, Robert Sands (in his individual capacity) and the children of Laurie Sands (the deceased sister of Richard Sands and Robert Sands) will each receive one third of the proceeds of the policy (after the repayment of the indebtedness to us out of such proceeds as described below) if they survive both of the insureds. From the inception of the agreement through the end of fiscal year 2001, we have paid aggregate premiums, net of reimbursements, of $2,222,506. The aggregate amount of such unreimbursed premiums constitutes indebtedness from the trust to us and is secured by a collateral assignment of the policy. Upon the termination of the Agreement, whether by the death of the survivor of the insureds or earlier cancellation, we are entitled to be repaid by the trust the amount of such indebtedness.

   Richard Sands, Robert Sands and four trusts formed under the will of Laurie Sands are the beneficial owners of a limited partnership which owns railroad cars. These cars are leased by us from the partnership at fair market rates. During fiscal year 2001, with respect to leasing these cars, we made payments to this limited partnership in the amount of $28,564. We expect to continue our present relationship with the limited partnership during fiscal year 2002.

   Richard Sands, Robert Sands and Marilyn Sands are beneficial owners of L, R, R & M, LLC, a Delaware limited liability company which owns the Inn on the Lake in Canandaigua, New York. The Inn is leased and operated by a third party and is frequently used by us for company functions and for our out-of-town employees visiting us on business. During fiscal year 2001, we paid the operators of the Inn approximately $50,512 (exclusive of employee reimbursed expenses).

                      DESCRIPTION OF CLASS A COMMON STOCK

   Our authorized common stock consists of 140,000,000 shares, of which 120,000,000 shares are class A common stock, par value $.01 per share, and 20,000,000 shares are class B common stock, par value $.01 per share. At July 31, 2001, we had 36,470,672 shares of class A common stock outstanding and held of record by 933 stockholders, and 6,075,245 shares of class B common stock outstanding and held of record by 272 stockholders. In addition, at July 31, 2001, options to purchase an aggregate of 6,707,155 shares of class A common stock were outstanding.

   All shares of class A common stock and class B common stock currently outstanding are validly issued and fully paid and non-assessable, not subject to redemption (except as described below) and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

   The following descriptions of our class A common stock and certain provisions of our Restated Certificate of Incorporation and Amended and Restated By-Laws are summaries and are not complete. You should carefully review the provisions of our certificate of incorporation and by-laws and appropriate provisions of the Delaware General Corporation Law.

General

   The rights of holders of class A common stock and class B common stock are identical except for voting, dividends and conversion rights.

Voting

   Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to 10 votes per share. Holders of class A common stock, voting as a class, are entitled to elect at least one fourth of the members of our board of directors to be elected at a meeting of stockholders, and holders of class B common stock, voting as a class, are entitled to elect the remaining directors. If the number of outstanding shares of class B common stock is less than 12 1/2% of the aggregate number of outstanding shares of class A common stock and class B common stock, the holders of class A common stock will become entitled to elect at least one fourth of the directors voting as a class and to elect the remaining directors voting together as a single class with holders of class B common stock, provided that the holders of class A common stock shall have one vote per share and the holders of class B common stock shall have 10 votes per share.

   On all other matters submitted to a vote of the stockholders, the holders of class A common stock and class B common stock vote together as a single class, except where a separate class vote is required under Delaware law.

Dividends

   If we pay a cash dividend on class B common stock, each share of class A common stock will receive an amount at least 10% greater than the amount of the cash dividend per share paid on class B common stock. In addition, our board of directors may declare and pay a dividend on class A common stock without paying any dividend on class B common stock. The indentures for our outstanding senior notes and our outstanding senior subordinated notes, and our existing senior credit facility, restrict the payment of dividends. In addition, any supplemental indentures for the debt securities may restrict or prohibit the payment of dividends.

Conversion

   Each share of class B common stock is convertible into one fully paid and non-assessable share of class A common stock at the option of the holder at any time. The shares of class A common stock are not convertible into or exchangeable for shares of class B common stock or any of our other securities.

Other Provisions

   Holders of class A common stock and class B common stock are entitled to share pro rata in the distribution of our assets available for such purpose in the event of our liquidation, dissolution or winding up, after payment of, or provision for, creditors and distribution of, or provision for, preferential amounts and unpaid accumulated dividends to holders of preferred stock, if any. Holders of class A common stock and class B common stock have no preemptive rights to subscribe for any additional securities of any class which we may issue, and there are no redemption provisions or sinking fund provisions applicable to any such classes, nor is the class A common stock and class B common stock subject to calls or assessments.

Certain Statutory Provisions

   We are subject to Section 203 of the Delaware General Corporation Law.
Section 203 prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that such person became an interested stockholder, unless

  . prior to the time of the business combination, the transaction is approved by the board of directors of the corporation;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or

  . at or subsequent to such time the business combination is approved by the board of directors and authorized at a meeting of the corporation's stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a "business combination" includes a merger, assets sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                              PLAN OF DISTRIBUTION

   We are registering the shares offered under this prospectus on behalf of the selling stockholders. The selling stockholders and their agents, donees, distributees, pledgees, transferees and other successors in interest may, from time to time, offer for sale and sell or distribute the shares to be offered by them hereby in transactions executed on the New York Stock Exchange, or any other securities exchange on which the shares may be traded, through registered broker-dealers (who may act as principals, pledgees or agents) pursuant to unsolicited orders or offers to buy, in negotiated transactions, or through other means.

   The shares may be sold from time to time in one or more transactions at market prices prevailing at the time of sale or a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholders or by agreement between the selling stockholders and their underwriters, dealers, brokers or agents. If the selling stockholders enter into an agreement with any underwriter or broker-dealer regarding the sale of their shares, then we shall file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act describing such agreement.

   In connection with distribution of the shares, the selling stockholders may enter into hedging or other option transactions with broker-dealers in connection with which, among other things, such broker-dealers may engage in short sales of the shares pursuant to this prospectus in the course of hedging the positions they may assume with one or more of the selling stockholders. The selling stockholders may also sell shares short pursuant to this prospectus and deliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers that may result in the delivery of shares to such broker-dealers who may sell such shares pursuant to this prospectus. The selling stockholders may also pledge the shares to a broker-dealer and upon default the broker-dealer may effect the sales of the pledged shares pursuant to this prospectus.

   Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholders or purchasers of shares, for whom they may act. The aggregate proceeds to the selling stockholders from the sale of the shares offered hereby will be the purchase price of such shares less any such discounts, concessions, commissions or fees. Such discounts, concessions, commissions or fees might be greater or less than those customary for the type of transactions involved. Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by the selling stockholders. Underwriters, brokers, dealers or agents and their affiliates in connection with the sale of the shares will be selected by the selling stockholders and may have other business relationships with us or our subsidiaries or affiliates in the ordinary course of business.

   In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration of qualification requirement is available and is complied with.

   The selling stockholders and any broker-dealer, agent or underwriter that participates with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by such persons and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, a selling stockholder, if deemed an underwriter, will be subject to the prospectus delivery requirements of the Securities Act.

   Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares offered hereby may not simultaneously engage in market-making activities with respect to the shares for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of sales of the shares by the selling stockholder. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M under the Exchange Act may apply to their sales in the market.

   We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising out of the Securities Act. The selling stockholders may agree to indemnify any broker-dealer, agent or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We may agree to indemnify and contribute to broker-dealers, agents or underwriters and their affiliates that participate in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

   The selling stockholders may not sell any or all of the shares offered hereby and may not transfer, devise or gift such securities by means not described herein. However, the selling stockholder may sell all or a portion of the shares in open market transaction in reliance on Rule 144 under the Securities Act. We are permitted to suspend the use of this prospectus in connection with sales of the shares by selling stockholders under certain circumstances relating to pending corporate developments and public filings by us with the SEC and similar events.

                                 LEGAL OPINIONS

   The validity of the securities offered by this prospectus will be passed upon by Nixon Peabody LLP.

                                    EXPERTS

   The audited consolidated financial statements of Constellation Brands, Inc. included and incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included and incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The audited financial statements of Ravenswood Winery, Inc. as of June 30, 2000 and 1999 and for the three years in the period ended June 30, 2000 incorporated by reference in this prospectus and elsewhere in the Pre-Effective Amendment No. 1 to Form S-3 File No. 333-63480 and included in the Form 8-K filed on August 24, 2001 have been audited by Odenberg, Ullakko, Muranishi & Co. LLP, independent public accountants, and are incorporated by reference herein upon the authority of said firm as experts in giving said report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  [LOGO OF CONSTELLATION BRANDS APPEARS HERE]

                                2,150,000 Shares

                           Constellation Brands, Inc.

                              Class A Common Stock

                                 ------------

                                   PROSPECTUS

                                 ------------

                               September 24, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                          [CONSTELLATION BRANDS LOGO]

                                  $750,000,000

                           Constellation Brands, Inc.

           Debt Securities, Preferred Stock and Class A Common Stock

                                 ------------

   We may sell from time to time for proceeds of up to $750,000,000:

     . our debt securities;

     . shares of our preferred stock, which may be represented by depositary shares;

     . shares of our class A common stock; or

     . any combination of the foregoing.

   The debt securities may be guaranteed by our subsidiaries identified in this prospectus.

   We will provide specific terms of the securities which we may offer in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. Securities may be sold for U.S. dollars, foreign currency or currency units.

   Our class A common stock is listed on the New York Stock Exchange under the symbol "STZ."

   See "Risk Factors" beginning on page 1 for a discussion of certain factors that you should consider before purchasing any securities.

                                 ------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

               The date of this prospectus is September 24, 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus...................................................... B-i
Where You Can Find More Information........................................ B-i
Information Regarding Forward-Looking Statements........................... B-ii
Constellation Brands, Inc.................................................. B-1
The Guarantors............................................................. B-1
Risk Factors............................................................... B-1
Use of Proceeds............................................................ B-6
Dividend Policy............................................................ B-6
Ratio of Earnings to Fixed Charges......................................... B-6
Description of Debt Securities............................................. B-6
Description of Preferred Stock............................................. B-12
Description of Depositary Shares........................................... B-13
Description of Class A Common Stock........................................ B-15
Plan of Distribution....................................................... B-17
Legal Opinions............................................................. B-18
Experts.................................................................... B-18

                               ----------------

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information", below.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services, at the website maintained by the SEC at "http://www.sec.gov", and at our own website at "http://www.cbrands.com". You should be aware that other information contained on our website is not part of this document.

   As noted above, we have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information set forth in the registration statement. For further information you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on SEC's website.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  .  Annual Report on Form 10-K for the fiscal year ended February 28, 2001;

  .  Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2001;

  . Current Reports on Form 8-K filed on March 7, 2001, March 14, 2001, April 12, 2001 (reporting our results for the three month period and the twelve month period ended February 28, 2001, and announcing our two-for-one stock split), April 12, 2001 (reporting the proposed acquisition by us of Ravenswood Winery, Inc.), June 20, 2001, June 28, 2001, July 3, 2001, August 24, 2001, and September 5, 2001; and

  . The description of our class A common stock, par value $.01 per share, and class B common stock, par value $.01 per share, contained in Item 1 of our registration statement on Form 8-A filed on October 4, 1999.

   You may request a copy of these filings, at no cost, by writing or telephoning us at: Constellation Brands, Inc., Attention: David S. Sorce, Secretary, 300 WillowBrook Office Park, Fairport, New York 14450; telephone number 716-218-2169.

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those set forth in, or implied by, our forward-looking statements. All statements other than statements of historical facts included in this prospectus regarding our business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements. When used in this prospectus, the words "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause our actual results to differ materially from our expectations, or "cautionary statements," are disclosed under "Risk Factors" and elsewhere in this prospectus. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                           CONSTELLATION BRANDS, INC.

   Constellation Brands, Inc. is a leader in the production and marketing of beverage alcohol brands in North America and the United Kingdom. As the second largest supplier of wine, the second largest marketer of imported beer and the fourth largest supplier of distilled spirits, we are the largest single-source supplier of these products in the United States. In the United Kingdom, we are a leading marketer of wine, the second largest producer and marketer of cider and a leading independent drinks wholesaler. With our broad portfolio, we believe we are distinctly positioned to satisfy an array of consumer preferences across all beverage alcohol categories. Leading brands in our portfolio include: Franciscan Oakville Estate, Simi, Estancia, Ravenswood, Corona Extra, Modelo Especial, St. Pauli Girl, Almaden, Arbor Mist, Talus, Vendange, Alice White, Black Velvet, Fleischmann's, Schenley, Ten High, Stowells of Chelsea, Blackthorn and K.

   Our products are distributed by more than 1,000 wholesale distributors in North America. In the United Kingdom, we distribute our branded products and those of other companies to more than 16,500 customers. We operate 30 production facilities throughout the world and purchase products for resale from other producers.

   Since our founding in 1945 as a producer and marketer of wine products, we have grown through a combination of internal growth and acquisitions. Our internal growth has been driven by leveraging our existing portfolio of leading brands, developing new products, new packaging and line extensions, and focusing on the faster growing sectors of the beverage alcohol industry. Since 1991, we have successfully integrated a number of major acquisitions that have broadened our portfolio and increased our market share, net sales and cash flow.

                                 THE GUARANTORS

   The guarantors of the debt securities are the following companies, each of which is a direct or indirect subsidiary of Constellation Brands, Inc.:
Allberry, Inc., Barton Beers, Ltd., Barton Brands of California, Inc., Barton Brands of Georgia, Inc., Barton Brands, Ltd., Barton Canada, Ltd., Barton Distillers Import Corp., Barton Financial Corporation, Barton Incorporated, Batavia Wine Cellars, Inc., Canandaigua B.V., Canandaigua Europe Limited, Canandaigua Limited, Canandaigua Wine Company, Inc., Cloud Peak Corporation, Franciscan Vineyards, Inc., M.J. Lewis Corp., Monarch Import Company, Mt. Veeder Corporation, Polyphenolics, Inc., Ravenswood Winery, Inc., Roberts Trading Corp., and Stevens Point Beverage Co.

   If so provided in a prospectus supplement, each of the guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the debt securities, subject to certain limitations.

                                  RISK FACTORS

   Before you buy any shares of our class A common stock offered by this prospectus, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all of the other information in this prospectus, any prospectus supplement and the documents that are incorporated by reference before you decide to acquire any shares of class A common stock.

Our indebtedness could have a material adverse effect on our financial health.

   We have incurred substantial indebtedness to finance our acquisitions and we may incur substantial additional indebtedness in the future to finance further acquisitions. As of May 31, 2001, we had approximately $1.4 billion of indebtedness outstanding, which does not include approximately $268.1 million of revolving loans we had available to draw under our senior credit facility. Our ability to satisfy our debt obligations outstanding from time to time will depend upon our future operating performance, which is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond our control. Therefore, there can be no assurance that our cash flow from operations will be sufficient to meet all of our debt service requirements and to fund our capital expenditure requirements.

   Our current and future debt service obligations and covenants could have important consequences to you if you purchase our class A common stock. These consequences may include the following:

  . our ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

  . a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing funds available for operations;

  . our ability to conduct our business could be limited by restrictive covenants; and

  . we may be more vulnerable to adverse economic conditions than our less leveraged competitors and, thus, may be limited in our ability to withstand competitive pressures.

   The restrictive covenants in our senior credit facility and the indentures under which our debt securities are issued include, among others, those restricting additional liens, additional borrowing, the sale of assets, changes of control, the payment of dividends, transactions with affiliates, the making of investments and certain other fundamental changes. Our senior credit facility also contains restrictions on acquisitions and certain financial ratio tests including a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio. These restrictions could limit our ability to conduct business. A failure to comply with the obligations contained in the senior credit facility or the indentures could result in an event of default under such agreements, which could require us to immediately repay the related debt and also debt under other agreements that may contain cross-acceleration or cross-default provisions.

Our acquisition or joint venture strategies may not be successful.

   We have made a number of acquisitions and anticipate that we may, from time to time, acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business. In addition, we recently entered into a joint venture under the name Pacific Wine Partners LLC ("PWP") with BRL Hardy, the second largest wine company in Australia. PWP may itself acquire businesses and we may enter into additional joint ventures. Acquired businesses will need to be integrated with our existing operations. There can be no assurance that we will effectively assimilate the business or product offerings of acquired companies into our business or product offerings.

   Any acquisitions will also be accompanied by risks such as potential exposure to unknown liabilities of acquired companies, the possible loss of key employees and customers of the acquired business, and the incurrence of amortization expenses if any acquisition is accounted for as a purchase. Acquisitions are subject to risks associated with the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to our business and the diversion of management time and attention.

   We share control of PWP equally with BRL Hardy, and we may not have majority interest or control of any future joint venture. There is the risk that our joint venture partners may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or us. There is also risk that our joint venture partners may be unable to meet their economic or other obligations and that we may be required to fulfill those obligations alone.

   Failure by us or an entity in which we have a joint venture interest to adequately manage the risks associated with any acquisitions or joint ventures could have a material adverse effect on our financial condition or results of operations.

The termination or non-renewal of imported beer distribution agreements could have a material adverse effect on our business.

   All of our imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products which are subject to renewal from time to time. Our exclusive agreement to distribute Corona Extra and our other Mexican beer brands in 25 primarily western U.S. states expires in

December 2006 and, subject to compliance with certain performance criteria, continued retention of certain personnel and other terms of the agreement, will be automatically renewed for additional terms of five years. Changes in control of Constellation Brands, Inc. or its subsidiaries involved in importing the Mexican beer brands, or changes in the chief executive officer of such subsidiaries, may be a basis for the supplier, unless it consents to such changes, to terminate the agreement. The supplier's consent to such changes may not be unreasonably withheld. Prior to their expiration, these agreements may be terminated if we fail to meet certain performance criteria. We believe that we are currently in compliance with all of our material imported beer distribution agreements. From time to time we have failed, and may in the future fail, to satisfy certain performance criteria in our distribution agreements. It is possible that our beer distribution agreements may not be renewed or may be terminated prior to expiration.

Our business could be adversely affected by a general decline in the consumption of products we sell.

   In the United States, notwithstanding the fact that there have been modest increases in consumption of beverage alcohol products in the most recent few years, the overall per capita consumption of beverage alcohol products by adults (ages 21 and over) has declined substantially over the past 20 years. A decline in consumption could be caused by a variety of factors, including:

  .  a general decline in economic conditions;

  . increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

  . a trend toward a healthier diet including lighter, lower calorie beverages such as diet soft drinks, juices and water products;

  . the increased activity of anti-alcohol consumer groups; and

  . increased federal and state excise taxes.

We have a material amount of goodwill, and if we are required to write down goodwill to comply with new accounting standards, it would reduce our net income, which in turn could materially and adversely affect our results of operations.

   Approximately $594.7 million (net of accumulated amortization), or 21.7%, of our total assets as of May 31, 2001, represented unamortized goodwill. Goodwill is the amount by which the costs of an acquisition accounted for using the purchase method exceeds the fair market value of the net assets acquired. We are required to record goodwill as an intangible asset on our balance sheet and to amortize it over a period of years. We have historically amortized goodwill on a straight-line basis over a period of 40 years. Even though it reduces our net income for accounting purposes, a portion of our amortization of goodwill is deductible for tax purposes. Currently, we are required to evaluate periodically whether we can recover our remaining goodwill from the undiscounted future cash flows that we expect to receive from the operations of acquired businesses. If these undiscounted cash flows are less than the carrying value of the associated goodwill, the goodwill is deemed to be impaired and we must reduce the carrying value of the goodwill to equal the discounted future cash flows and take the amount of the reduction as a charge against our net income.

   On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 became effective on July 1, 2001, for acquisitions occurring on or after that date and will be adopted by us on March 1, 2002, for acquisitions that occurred prior to July 1, 2001. SFAS No. 142 results in goodwill no longer being amortized. Instead, goodwill is subject to a periodic impairment evaluation based on the fair value of the reporting unit. Reductions in our net income caused by the write-down of goodwill could materially and adversely affect our results of operations.

An increase in excise taxes and government restrictions could have a material adverse effect on our business.

   In the United States, the federal government and individual states impose excise taxes on beverage alcohol products in varying amounts which have been subject to change. Increases in excise taxes on beverage alcohol products, if enacted, could materially and adversely affect our financial condition or results of operations. In addition, the beverage alcohol products industry is subject to extensive regulation by state and federal agencies. The U.S. Bureau of Alcohol, Tobacco and Firearms and the various state liquor authorities regulate such matters as licensing requirements, trade and pricing practices, permitted and required labeling, advertising and relations with wholesalers and retailers. In recent years, federal and state regulators have required warning labels and signage. In the United Kingdom, our subsidiary Matthew Clark plc carries on its operations under a Customs and Excise License. Licenses are required for all premises where wine is produced. Matthew Clark holds a license to act as an excise warehouse operator and registrations have been secured for the production of cider and bottled water. New or revised regulations or increased licensing fees and requirements could have a material adverse effect on our financial condition or results of operations.

We rely on the performance of wholesale distributors for the success of our business.

   In the United States, we sell our products principally to wholesalers for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. The replacement or poor performance of our major wholesalers or our inability to collect accounts receivable from our major wholesalers could materially and adversely affect our results of operations and financial condition. Distribution channels for beverage alcohol products have been characterized in recent years by rapid change, including consolidations of certain wholesalers. In addition, wholesalers and retailers of our products offer products that compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that these wholesalers or retailers may give higher priority to products of our competitors. In the future, our wholesalers and retailers may not continue to purchase our products or provide our products with adequate levels of promotional support.

We generally do not have long-term supply contracts and we are subject to substantial price fluctuations for grapes and grape-related materials, and we have a limited group of suppliers of glass bottles.

   Our business is heavily dependent upon raw materials, such as grapes, grape juice concentrate, grains, alcohol and packaging materials from third-party suppliers. We could experience raw material supply, production or shipment difficulties which could adversely affect our ability to supply goods to our customers. We are also directly affected by increases in the costs of such raw materials. In the past we have experienced dramatic increases in the cost of grapes. Although we believe we have adequate sources of grape supplies, in the event demand for certain wine products exceeds expectations, we could experience shortages. One of our largest components of cost of goods sold is that of glass bottles, which have only a small number of producers. The inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our business.

Competition could have a material adverse effect on our business.

   We are in a highly competitive industry and the dollar amount and unit volume of our sales could be negatively affected by our inability to maintain or increase prices, changes in geographic or product mix, a general decline in beverage alcohol consumption or the decision of our wholesale customers, retailers or consumers to purchase competitors' products instead of our products. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of our products, including their quality and pricing, compared to competitive products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers and retailers which could affect their supply of, or consumer demand for, our products. We could also experience higher than expected selling, general and administrative expenses if we find it necessary to increase the number of our personnel or our advertising or promotional expenditures to maintain our competitive position or for other reasons.

We are controlled by the Sands family.

   Our outstanding capital stock consists of class A common stock and class B common stock. Holders of class A common stock are entitled to one vote per share and are entitled, as a class, to elect one fourth of the members of our board of directors. Holders of class B common stock are entitled to 10 votes per share and are entitled, as a class, to elect the remaining directors. As of July 31, 2001, the Sands family beneficially owned approximately 11% of the outstanding shares of class A common stock (exclusive of shares of class A common stock issuable pursuant to the conversion feature of the class B common stock owned by the Sands family) and approximately 93% of the outstanding shares of class B common stock. On the same basis, on all matters other than the election of directors, the Sands family has the ability to vote approximately 62% of the votes entitled to be cast by holders of our outstanding capital stock, voting as a single class. Consequently, we are essentially controlled by the Sands family and they would generally have sufficient voting power to determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval.

                                USE OF PROCEEDS

   Except as we may otherwise set forth in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for working capital and general corporate purposes. Pending the application of the proceeds, we will invest the proceeds in certificates of deposit, U.S. government securities or other interest bearing securities.

                                DIVIDEND POLICY

   Our policy is to retain all of our earnings to finance the development and expansion of our business. In addition, the indentures for our outstanding senior notes and our outstanding senior subordinated notes, and our existing senior credit facility, restrict the payment of dividends. Any supplemental indentures for the debt securities offered by this prospectus may also restrict or prohibit the payment of dividends.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our historical ratio of earnings to fixed charges. For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense that management believes is representative of the interest component of lease expense. Because we did not have any preferred stock outstanding during the periods indicated below, our ratio of earnings to combined fixed charges and preference dividends for each period is the same as the ratio of earnings to fixed charges.

                         For the Three For the Fiscal For the Fiscal
                         Months Ended    Year Ended     Year Ended   For the Fiscal Years
                            May 31,     February 28,   February 29,   Ended February 28,
                         ------------- -------------- -------------- --------------------
                          2001   2000       2001           2000       1999   1998   1997
                         ------ ------ -------------- -------------- ------ ------ ------
Ratio of earnings to
 fixed charges..........   2.2x   2.0x      2.4x           2.1x        3.2x   3.2x   3.1x

                         DESCRIPTION OF DEBT SECURITIES


   We may offer debt securities under this prospectus, any of which may be issued as convertible or exchangeable debt securities. The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. We will set forth the particular terms of the debt securities we offer in a prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the indenture under which the debt securities will be issued are summaries only and therefore are not complete. You should read the indenture and the prospectus supplement regarding any particular issuance of debt securities.

   The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement. If so provided in a prospectus supplement, the debt securities will have the benefit of the guarantees from the guarantors. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in the guarantees.

   Our ability to service our indebtedness, including the debt securities, is dependent primarily upon the receipt of funds from our subsidiaries. The payment of dividends or the making of loans and advances to us by our subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Further, any right we may have to receive assets of any of our subsidiaries upon liquidation or recapitalization of any such subsidiaries (and the consequent right of the holders of debt securities to participate in those assets) will be subject to the claims of our subsidiaries' creditors. Even in the event that we are recognized as a creditor of a subsidiary, our claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to our claim.

   The debt securities will be issued under an indenture that we have entered into with the guarantors and the trustee. The indenture is subject to, and is governed by, the Trust Indenture Act of 1939.

   Except to the extent set forth in a prospectus supplement, the indenture does not contain any covenants or restrictions that afford holders of the debt securities special protection in the event of a change of control or highly leveraged transaction.

   The following is a summary of certain provisions of the debt securities that may be issued under the indenture dated February 25, 1999, and is not complete. Debt securities may also be issued under the indenture dated February 21, 2001, as amended, on the same terms as certain debt securities currently outstanding. A description of such debt securities shall be contained in a prospectus supplement. You should carefully read the provisions of particular debt securities we may issue and the indenture under which the debt securities are issued, including the definitions in those documents of certain terms and of those terms made a part of those documents by the Trust Indenture Act.

General

   The indenture does not limit the aggregate principal amount of debt securities which may be issued under it and provides that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount that we may authorize from time to time. Our board of directors will establish the terms of each series of debt securities and such terms will be set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in the prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

   Unless otherwise provided in the prospectus supplement, debt securities may be presented for registration of transfer and exchange and for payment or, if applicable, for conversion or exchange at the office of the trustee. At our option, the payment of interest may also be made by check mailed to the address of the person entitled to such payment as it appears in the debt security register.

   The applicable prospectus supplement will describe the following terms of any debt securities in respect of which this prospectus is being delivered (to the extent applicable to the debt securities):

  (1) the title of the debt securities of the series, and whether the debt securities are senior debt securities or subordinated debt securities;

  (2) the total principal amount of the debt securities of the series and any limit on the total principal amount;

  (3) the price (expressed as a percentage of the principal amount of the debt securities) at which we will issue the debt securities of the series;

  (4) the terms, if any, by which holders may convert or exchange the debt securities of the series into or for common stock or other of our securities or property;

   (5) if the debt securities of the series are convertible or exchangeable, any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

   (6) the date or dates, or the method for determining the date or dates, on which we will be obligated to pay the principal of the debt securities of the series and the amount of principal we will be obligated to pay;

   (7) the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, or the method by which the rate or rates will be determined;

   (8) the date or dates, or the method for determining the date or dates, from which any interest will accrue on the debt securities of the series, the dates on which we will be obligated to pay any such interest, the regular record dates if any, for the interest payments, or the method by which the dates shall be determined, the persons to whom we will be obligated to pay interest, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

   (9) the place or places where the principal of, and any premium, interest or other amounts payable (if any) on, the debt securities of the series will be payable, where the holders of the debt securities may surrender debt securities for conversion, transfer or exchange, and where notices or demands to or upon us in respect of the debt securities and the indenture may be served;

  (10) any provisions relating to the issuance of the debt securities at an original issue discount;

  (11) the period or periods during which, the price or prices (including any premium or make-whole amount) at which, the currency or currencies in which, and the other terms and conditions upon which, we may redeem the debt securities of the series, at our option, if we have such an option;

  (12) any obligation of ours to redeem, repay or purchase debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities, and the terms and conditions upon which we will redeem, repay or purchase all or a portion of the debt securities of the series pursuant to that obligation;

  (13) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities shall be issuable;

  (14) if the principal amount payable on any maturity date will not be determinable on any one or more dates prior to the maturity date, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the maturity date, or the manner of determining that amount;

  (15) any events of default in lieu of or in addition to those described in this prospectus and remedies relating to such events of default;

  (16) if other than the trustee, the identity of each security registrar or paying agent for debt securities of the series;

  (17) the currency or currencies in which we will sell the debt securities and in which the debt securities of the series will be denominated and payable;

  (18) whether the amount of payment of principal of, and any premium, make-whole amount, or interest on, the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which the amounts will be determined;

  (19) whether the principal of, and any premium, make-whole amount, interest or additional payments on, the debt securities of the series are to be payable, at our election or at the election of the holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

  (20) any applicable U.S. federal income tax consequences, including whether and under what circumstances we will pay any additional amounts as contemplated in the applicable indenture on the debt securities to any holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if we will pay additional amounts, whether we will have the option, and on what terms to redeem the debt securities instead of paying the additional amounts;

  (21) if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including, without limitation, as a condition to the issuance of the debt securities in definitive form (whether upon original issue or upon exchange of a temporary debt security), the form and terms of such certificates, documents or conditions;

  (22) any other covenant or warranty included for the benefit of the debt securities of the series;

  (23) whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such a global security and the circumstances under which any global security may be exchanged for debt securities registered in the name of, and under which any transfer of such global security may be registered in the name of, any person other than the depositary;

  (24) whether the debt securities are defeasible;

  (25) whether and the extent that the debt securities shall be guaranteed by the guarantors and the form of any such guarantee;

  (26) any proposed listing of the debt securities of the series on any securities exchange; and

  (27) any other specific terms of the debt securities.

   Unless otherwise indicated in the prospectus supplement relating to the debt securities, principal of and any premium or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the trustee at its principal executive offices. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium or interest required to be made on an interest payment date, redemption date or at maturity which is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

   Unless otherwise indicated in the prospectus supplement relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

   Debt securities may be issued under the indenture as Original Issue
Discount Securities (as defined below) to be offered and sold at a substantial discount from their stated principal amount. In addition, under U.S. Treasury Regulations it is possible that the debt securities that are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to such securities. "Original Issue Discount Security" means any debt security that does not provide for the payment of interest prior to maturity or which is issued at a price lower than its principal amount and which provides that upon redemption or acceleration of its stated maturity an amount less than its principal amount shall become due and payable.

Global Securities

   The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

   Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

Guarantees

   In order to enable us to obtain more favorable interest rates and terms of payment of principal of, premiums (if any), and interest on the debt securities, the debt securities may (if so specified in the prospectus supplement) be guaranteed, jointly and severally by all of the guarantors pursuant to guarantees. Guarantees will not be applicable to or guarantee our obligations with respect to the conversion of the debt securities into shares of our other securities. Each guarantee will be an unsecured obligation of each guarantor issuing such guarantee. The ranking of a guarantee and the terms of the subordination, if any, will be set forth in the prospectus supplement.

   The indenture provides that, in the event any guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the guarantor under such guarantee will be reduced to the maximum amount (after giving effect to all other contingent and other liabilities of such guarantor) permissible under the applicable fraudulent conveyance or similar law.

Modification of the Indenture

   We and the trustee may modify the indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

Defeasance; Satisfaction and Discharge

   The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the indenture discharged and under which the indenture obligations will be deemed to be satisfied.

Defaults and Notice

   The debt securities will contain events of default to be specified in the applicable prospectus supplement, including, without limitation:

  . failure to pay the principal of, or premium, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

  . failure to make a payment of any interest on any debt security of such series when due;

  . our, or any guarantor's, failure to perform or observe any other covenants or agreements in the indenture or in the debt securities of such series;

  . certain events of bankruptcy, insolvency or reorganization of us or any guarantor;

  . any guarantee in respect of such series of debt securities shall for any reason cease to be, or be asserted in writing by any guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms; and

  .  certain cross defaults.

   If an event of default with respect to debt securities of any series shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

   The indenture provides that the trustee will, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

   The indenture contains a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series. However, the trustee may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

   The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions including, that the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the trustee to exercise its power under the indenture, indemnify the trustee and afford the trustee reasonable opportunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due, to require conversion or exchange of debt securities if the indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights.

Concerning the Trustee

   The prospectus supplement with respect to particular debt securities will describe any relationship that we may have with the trustee for such debt securities.

Reports to Holders of Debt Securities

   We intend to furnish to holders of debt securities all quarterly and annual reports that we furnish to holders of our common stock.

                         DESCRIPTION OF PREFERRED STOCK

   Our board of directors is authorized to issue in one or more series, without stockholder approval, up to 1,000,000 shares of preferred stock. The shares can be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, voting powers (full or limited), conversion or exchange rights and other special or relative rights as the board of directors shall from time to time fix by resolution. Thus, without stockholder approval, our board of directors could authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of holders of our common stock. The prospectus supplement relating to a series of preferred stock will set forth the dividend, voting, conversion, exchange, repurchase and redemption rights, if applicable, the liquidation preference, and other specific terms of such series of the preferred stock. We currently have no shares of preferred stock outstanding.

   The applicable prospectus supplement will describe the specific terms of any preferred stock being offered. The following terms may be included:

  . the specific designation, number of shares, seniority and purchase price;

  .  any liquidation preference per share;

  .  any date of maturity;

  .  any redemption, repayment or sinking fund provisions;

  . any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

  .  any voting rights;

  . if other than the currency of the United States, the currency or currencies (including composite currencies) in which such preferred stock is denominated and in which payments will or may be payable;

  . the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

  . whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which it is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected;

  . the place or places where dividends and other payments on the preferred stock will be payable; and

  . any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

   As described under "Description of Depositary Shares" below we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest (to be specified in the prospectus supplement relating to the particular series of the preferred stock) in a share of the particular series of the preferred stock issued and deposited with a depositary.

   All shares of preferred stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

                        DESCRIPTION OF DEPOSITARY SHARES

   The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts is not complete. You should carefully review the prospectus supplement and the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock.

General

   We may, at our option, elect to have shares of preferred stock be represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter with a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000. This bank or trust company will be considered the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock underlying such depositary share, to all the rights and preferences of the preferred stock underlying such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

   The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

   Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock underlying the depositary shares.

   If required by law or applicable securities exchange rules, engraved depositary receipts will be prepared. Pending their preparation, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts. Definitive depositary receipts will thereafter be prepared without unreasonable delay.

Dividends and Other Distributions

   The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing such preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date.

   In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled to such property, as nearly as practicable, in proportion to the number of depositary shares owned by the holder. However, if the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to the holders.

   The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock shall be made available to holders of depositary shares.

Conversion and Exchange

   If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to its terms.

Redemption of Depositary Shares

   If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

   After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds we deposit with the depositary for any depositary shares which the holders fail to redeem will be returned to us after a period of two years from the date we deposit such funds.

Voting

   Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder's depositary shares. The depositary will endeavor, as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

   We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

   We, or at our option, the depositary, will forward to the holders of depositary shares all of our reports and communications which we are required to furnish to the holders of preferred stock.

   Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. Both we and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

   The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. We may terminate the deposit agreement or it may be terminated by the depositary if a period of 90 days expires after the depositary has delivered written notice to us of its election to resign and we have not appointed a successor depositary. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary receipts, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary will deliver to us all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the subject matter of the deposit agreement.

                      DESCRIPTION OF CLASS A COMMON STOCK

   If we offer shares of class A common stock, the prospectus supplement will set forth the number of shares offered, the public offering price, information regarding our dividend history and class A common stock prices as reflected on the New York Stock Exchange, including a recent reported last sale price of the class A common stock.

   Our authorized common stock consists of 140,000,000 shares, of which 120,000,000 shares are class A common stock, par value $.01 per share, and 20,000,000 shares are class B common stock, par value $.01 per share. At July 31, 2001, we had 36,470,672 shares of class A common stock outstanding and held of record by 933 stockholders, and 6,075,245 shares of class B common stock outstanding and held of record by 272 stockholders. In addition, at July 31, 2001, options to purchase an aggregate of 6,707,155 shares of class A common stock were outstanding.

   All shares of class A common stock and class B common stock currently outstanding are, and the shares of class A common stock offered hereby will be, validly issued and fully paid and non-assessable, not subject to redemption (except as described below) and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

   The following descriptions of our class A common stock and certain provisions of our Restated Certificate of Incorporation and Amended and Restated By-Laws are summaries and are not complete. You should carefully review the provisions of our certificate of incorporation and by-laws and appropriate provisions of the Delaware General Corporation Law.

General

   The rights of holders of class A common stock and class B common stock are identical except for voting, dividends and conversion rights.

Voting

   Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to 10 votes per share. Holders of class A common stock, voting as a class, are entitled to elect at least one fourth of the members of our board of directors to be elected at a meeting of stockholders, and holders of class B common stock, voting as a class, are entitled to elect the remaining directors. If the number of outstanding shares of class B common stock is less than 12% of the aggregate number of outstanding shares of class A common stock and class B common stock, the holders of class A common stock will become entitled to elect at least one fourth of the directors voting as a class and to elect the remaining directors voting together as a single class with holders of class B common stock, provided that the holders of class A common stock shall have one vote per share and the holders of class B common stock shall have 10 votes per share.

   On all other matters submitted to a vote of the stockholders, the holders of class A common stock and class B common stock vote together as a single class, except where a separate class vote is required under Delaware law.

Dividends

   If we pay a cash dividend on class B common stock, each share of class A common stock will receive an amount at least 10% greater than the amount of the cash dividend per share paid on class B common stock. In addition, our board of directors may declare and pay a dividend on class A common stock without paying any dividend on class B common stock. The indentures for our outstanding senior notes and our outstanding senior subordinated notes, and our existing senior credit facility, restrict the payment of dividends. In addition, any supplemental indentures for the debt securities may restrict or prohibit the payment of dividends.

Conversion

   Each share of class B common stock is convertible into one fully paid and non-assessable share of class A common stock at the option of the holder at any time. The shares of class A common stock are not convertible into or exchangeable for shares of class B common stock or any of our other securities.

Other Provisions

   Holders of class A common stock and class B common stock are entitled to share pro rata in the distribution of our assets available for such purpose in the event of our liquidation, dissolution or winding up, after payment of, or provision for, creditors and distribution of, or provision for, preferential amounts and unpaid accumulated dividends to holders of preferred stock, if any. Holders of class A common stock and class B common stock have no preemptive rights to subscribe for any additional securities of any class which we may issue, and there are no redemption provisions or sinking fund provisions applicable to any such classes, nor is the class A common stock and class B common stock subject to calls or assessments.

Certain Statutory Provisions

   We are subject to Section 203 of the Delaware General Corporation Law.
Section 203 prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that such person became an interested stockholder, unless

  . prior to the time of the business combination, the transaction is approved by the board of directors of the corporation;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or

  . at or subsequent to such time the business combination is approved by the board of directors and authorized at a meeting of the corporation's stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a "business combination" includes a merger, assets sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                              PLAN OF DISTRIBUTION

   We may sell securities on a negotiated or competitive bid basis to or through one or more underwriters or dealers. We may also sell securities directly to institutional investors or other purchasers or through agents. Any underwriter, dealer or agent involved in the offer and sale of securities, and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents, will be set forth in the prospectus supplement.

   We may effect distribution of securities from time to time in one or more transactions at a fixed price or prices (which may be changed) or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

   Unless otherwise indicated in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

   We or our agents may solicit offers to purchase securities from time to time. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

   In connection with the sale of securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the related prospectus supplement.

   Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

   If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with whom such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to our approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

   The underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

   The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market. No assurance can be given as to the liquidity of the trading market for any such securities.

   If underwriters or dealers are used in the sale, until the distribution of the securities is completed, SEC rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offerings (i.e., if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, the representatives of any underwriters may determine not to engage in such transactions or that such transactions, once commenced, may be discontinued without notice.

                                 LEGAL OPINIONS

   The validity of the securities offered by this prospectus will be passed upon by McDermott, Will & Emery.

                                    EXPERTS

   The audited consolidated financial statements of Constellation Brands, Inc. included and incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included and incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The audited financial statements of Ravenswood Winery, Inc. as of June 30, 2000 and 1999 and for the three years in the period ended June 30, 2000 incorporated by reference in this prospectus and elsewhere in the Pre-Effective Amendment No. 1 to Form S-3 File No. 333-63480 and included in the Form 8-K filed on August 24, 2001 have been audited by Odenberg, Ullakko, Muranishi & Co. LLP, independent public accountants, and are incorporated by reference herein upon the authority of said firm as experts in giving said report.

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[LOGO OF CONSTELLATION BRANDS]

                                  $750,000,000

                           Constellation Brands, Inc.

                                   Securities

                                 ------------

                                   PROSPECTUS

                                 ------------

                               September 24, 2001

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

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                                2,150,000 Shares

                           Constellation Brands, Inc.

                              Class A Common Stock

                  [LOGO OF CONSTELLATION BRANDS APPEARS HERE]

                                 ------------

                             PROSPECTUS SUPPLEMENT

                               September 25, 2001

                                 ------------

                              Salomon Smith Barney

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